Exhibit 99.1

[JOURNAL COMMUNICATIONS, INC. LETTERHEAD]

                             , 2006

Dear Fellow Shareholder:

I am pleased to inform you that the board of directors of Journal Communications, Inc. has approved the spin-off of its wholly owned subsidiary, Norlight Telecommunications, Inc. Norlight is a facilities-based communications company with over 30 years experience providing network and Internet Protocol and enhanced services to wholesale and commercial customers in the upper Midwest. The spin-off is a transaction separating Norlight from Journal, resulting in Norlight becoming an independent public company. The spin-off will be completed by a pro rata distribution to the Journal shareholders of all of the outstanding shares of common stock of Norlight. The spin-off will take place on or about                              , 2006.

In the pro rata distribution, each holder of Journal’s class A common stock and class B common stock will receive a dividend in the form of          shares of Norlight common stock for every          shares of Journal’s class A or class B common stock held as of 5:00 p.m., Central Time, on                              , 2006. Since Journal’s class C common stock can be converted into 1.36397 shares of Journal’s class A common stock at any time, each holder of Journal’s class C common stock will receive a dividend in the form of          shares of Norlight common stock for every          shares of Journal’s class C common stock held as of 5:00 p.m., Central Time, on                              , 2006. We expect that Norlight’s common stock will be listed on the NASDAQ Global Market (formerly known as the NASDAQ National Market) under the symbol “NRLT.”

We believe that the spin-off is in the best interests of the Journal shareholders, Journal and Norlight. The spin-off will create two distinct companies with separate ownership and management and will position each company to separately pursue the business and financial strategies that best suit its long-term interests, allowing Journal to focus on diversified media and Norlight to focus on communications services. The spin-off will enable each company to develop capital structures and financing strategies designed to best meet the underlying fundamentals of its business and the industries in which they operate. Moreover, the spin-off may provide both Journal and Norlight with greater flexibility in responding to strategic opportunities, including potential future acquisitions and alliances, as well as provide each company with the ability to optimize their respective capital and other investments.

You do not need to take any action to receive the shares of Norlight in the spin-off, nor do you need to pay any consideration or surrender or exchange your shares of Journal common stock.

We have requested a private letter ruling from the Internal Revenue Service that, for U.S. federal income tax purposes, the spin-off of Norlight’s common stock to our shareholders will qualify as a tax-free distribution. However, any cash that you receive in lieu of fractional shares generally will be taxable to you. It is a condition to completing the spin-off that we receive a favorable opinion of counsel confirming the spin-off’s tax-free status.

The enclosed information statement describes the spin-off in detail and provides important business and financial information about Norlight. Please carefully read the enclosed information statement, including the risk factors beginning on page 14.

Norlight has made a significant contribution to Journal over the past several decades and we are grateful to the employees of Norlight for their many contributions to our success. I believe the spin-off is a positive event for our shareholders as we continue our efforts on your behalf to build long-term shareholder value. I look forward to your continued support as a shareholder of Journal.

Sincerely,

Steven J. Smith
Chairman of the Board and Chief Executive Officer

[NORLIGHT TELECOMMUNICATIONS, INC. LETTERHEAD]

                             , 2006

Dear Shareholder:

We are pleased that you will soon be a shareholder of Norlight Telecommunications, Inc., which will become an independent public company on or about                              , 2006 as a result of the spin-off from Journal Communications, Inc. We are a facilities-based communications company with over 30 years experience providing network and Internet Protocol and enhanced services to wholesale and commercial customers in the upper Midwest. We operate 4,240 route miles of high-speed fiber optic network connecting large and small metropolitan areas in Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio and have an additional 357 route miles for future network expansion, as well as leased facilities that enable us to provide national and international communications services. We have a strong brand as the “Guardians of Data,” a reputation for customer satisfaction, a stable and experienced work force, the ability to cost-effectively serve smaller markets in our region, and we have a strong track record of disciplined, return-based capital investment. We are currently reported as the telecommunications segment in Journal’s financial statements.

As an independent public company, we believe we will be better positioned to create shareholder value by building on our existing strengths and investing in new capabilities. Our longevity and past success provide us the experience and platform upon which to grow.

Our strategy as an independent public company will be to:

•	Accelerate revenue growth and enhance future earnings by increasing our penetration in small- and medium-sized business segments with our new Voice over Internet Protocol services,

•	Increase our bundling of Internet Protocol and enhanced services and metropolitan area network services with our existing network offerings for new and existing customers; and

•	Optimize our wholesale business earnings by leveraging our existing fiber assets into network projects that are driven by specific customer demand where our capital investment often is secured by a long-term contract.

We believe our strengths, such as our customer loyalty service model, our technical capabilities to deliver complex solutions, our regional network reach, and our increasingly diversified product offerings will enable us to achieve our strategic goals.

As an independent public company, we believe we can more effectively focus on our strategic objectives and optimize our capital and other investment needs. In addition, we will have the ability to offer our employees incentive opportunities linked to our performance as a stand-alone company, which we believe will enhance employee performance.

We expect that the Norlight shares will be listed on the NASDAQ Global Market under the symbol “NRLT.”

I encourage you to learn more about Norlight and the strategies we will pursue as an independent public company by reading the enclosed information statement. Our board, management and employees are excited about our future as an independent public company, and we look forward to your support and participation in our success.

Sincerely,

James J. Ditter
President

[To serve as inside front cover]

DULUTH
SUPERIOR
IRON MOUNTAIN
MINNEAPOLIS
BURNSVILLE
ST. PAUL
HUDSON
RIVER FALLS
EAU CLAIRE
WAUSAU
STEVENS POINT
GREEN BAY
APPLETON
OSHKOSH
FOND DU LAC
OWATONNA
ROCHESTER
WINONA
LA CROSSE
AUSTIN
SHEBOYGAN
MOUNT PLEASANT
MIDLAND
SAGINAW
FLINT
PONTIAC
SOUTHFIELD / DETROIT
MUSKEGON
GRAND RAPIDS
BYRON CENTER
LANSING
BROOKFIELD
MADISON
JEFFERSON
MILWAUKEE
RACINE
PLATTEVILLE
AFTON
BATTLE CREEK
ANN ARBOR
KALAMAZOO
JACKSON
SKOKIE
ROCKFORD
DEKALB
CHICAGO
OAK BROOK
GARY
SOUTH BEND
ELKHART
TOLEDO
DAVENPORT
FORT WAYNE
PEORIA
BLOOMINGTON
DANVILLE
CHAMPAIGN
LAFAYETTE
INDIANAPOLIS
ST. LOUIS
POP With ILEC Connections
Metro Connection Available
POP With Multiple Connectivity Options
Metro Connection Available
Existing Network
Available for For Future Network Expansion

Network Management Center

The information in this information statement is not complete and may be changed. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.

Subject to Completion, Dated August 23, 2006

INFORMATION STATEMENT

[logo]

NORLIGHT TELECOMMUNICATIONS, INC.

COMMON STOCK

We are currently a wholly owned subsidiary of Journal Communications, Inc., which we refer to as Journal. Journal has decided to spin off our company by distributing all of our common stock to its shareholders as a dividend. We are a facilities-based communications company with over 30 years experience providing network and Internet Protocol and enhanced, or IP&E, services to wholesale and commercial customers in the upper Midwest. We are currently reported as the telecommunications segment in Journal’s financial statements.

For every              shares of Journal’s class A common stock, par value $0.01 per share, and class B common stock, par value $0.01 per share, that you hold as of 5:00 p.m., Central Time, on                              , 2006, the record date for the spin-off, you will receive              shares of our common stock, par value $1.00 per share, which we refer to as the Norlight common stock or our common stock. Because each share of Journal’s class C common stock, par value $0.01 per share, is convertible at any time into 1.36397 shares of Journal’s class A common stock, Journal’s articles of incorporation require that in a distribution of the type contemplated by this spin-off the shares of class C common stock be treated as if the holder thereof had converted his, her or its shares of class C stock into shares of class A stock immediately prior to the distribution. Consequently, for every              shares of Journal’s class C common stock that you hold as of the record date for the spin-off you will receive              shares of our common stock. We refer to Journal’s class A, class B and class C common stock collectively as the Journal common stock.

For U.S. federal income tax purposes, the distribution of our common stock will not be taxable. You will receive cash instead of fractional shares of our common stock, which cash will generally be taxable to you.

We expect Journal to distribute shares of our common stock to you on or about                              , 2006. As discussed more fully in this information statement, if you sell shares of Journal’s class A common stock in the “regular way” market between the record date and the distribution date, you will be selling your right to receive shares of our common stock in the spin-off. If you sell your shares of Journal’s class B common stock or class C common stock in the manner provided by Journal’s articles of incorporation between the record date and the distribution date, then you will still receive the shares of our common stock attributable to the shares of Journal common stock that you sold. See “The Spin-Off—Trading Between the Record Date and Distribution Date.”

No vote or other action is required by you to receive shares of our common stock in the spin-off. You will not be required to pay anything for the new shares, nor will you be required to surrender any of your shares of Journal common stock. We are not asking you for a proxy and you are requested not to send us a proxy or your share certificates.

Before                              , 2006, there was no trading market for our common stock. On that date, shares of our common stock began trading on a “when issued” basis. We expect to apply to have our common stock listed on the NASDAQ Global Market (formerly known as the NASDAQ National Market) under the symbol “NRLT”.

This information statement provides Journal’s shareholders with detailed information about the spin-off and us. We encourage you to read this entire document carefully. For a discussion of the material risks involved in the spin-off and our business, see “ Risk Factors” beginning on page 14 of this information statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

If you have inquiries related to the spin-off, please contact                      at telephone number (    )             .

The date of this information statement is                              , 2006.

This information statement is being furnished solely to provide information to Journal shareholders who will receive shares of our common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Journal. This information statement describes our business, the relationship between Journal and us, and how the spin-off affects Journal and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the spin-off. You should be aware of certain risks relating to the spin-off and our business, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

i

SUMMARY

This summary highlights selected information contained elsewhere in this information statement and may not include all of the information that is important to you. To better understand the spin-off and Norlight’s communications business, we urge you to read the entire information statement carefully, including “Risk Factors.” References in this information statement to “we,” “us” or “our” are to the communications business of Norlight Telecommunications, Inc. and its subsidiary and references to “Journal” are to Journal Communications, Inc.

Our Company

We are a facilities-based communications company headquartered in Brookfield, Wisconsin with over 30 years experience providing network and IP&E services to wholesale and commercial customers in the upper Midwest. We operate 4,240 route miles of high-speed fiber optic network connecting large and small metropolitan areas in Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio and have an additional 357 route miles for future network expansion, as well as leased facilities that enable us to provide national and international communications services. Our competitive position is enhanced by a state-of-the-art network management and data center, experienced engineering and technical personnel, sales offices strategically positioned throughout the region and a recognizable, distinctive brand. Throughout the history of our business, we have consistently employed a business model focused on customer loyalty. As a result, we produce a consistent customer experience and in each of the last five years our third party market research has confirmed overall customer “satisfaction” ratings above 95% in our combined commercial and wholesale businesses. We believe that our strong customer satisfaction results significantly influenced our ability to achieve commercial revenue growth in each fiscal year through 2005. In addition, our strong customer satisfaction results have translated into stable commercial recurring revenue with a customer churn rate of approximately 1% per month.

Since the middle of 2004, we have seen increased and intense competition from incumbent local exchange carriers, or ILECs, in our region. While our strong customer satisfaction reputation has helped our competitive positioning, our lack of an integrated local, long distance and Internet offering has hindered our customer retention efforts and ability to further penetrate the small- and medium-sized business, or SMB, segment for new customers. Our growth strategy includes initiatives to close this strategic product gap, enhance our competitive positioning and accelerate revenue growth.

We classify our customers as either wholesale or commercial:

Wholesale. Our wholesale customers include long distance providers, wireless carriers, Internet service providers, or ISPs, ILECs, competitive local exchange carriers, or CLECs, and governmental entities/educational institutions that have network capacity needs in the upper Midwest. Our wholesale customers that are service providers will typically purchase our services to develop end-user offerings while our government/education customers will typically procure and distribute services to the agencies they represent. Wholesale customers typically purchase high capacity network, including customized network solutions, and are increasingly using us to satisfy their demand for metropolitan area network and managed services.

Commercial. We refer to our business-to-business customers as commercial customers (we and Journal previously referred to them as enterprise customers). These end-users purchase network and IP&E services for their own use. Our target commercial customers are primarily those in the SMB segment located in the upper Midwest and regionally headquartered enterprise-size customers (greater than 500 employees) that exhibit demand for our IP&E offerings, match well with our capabilities and who value the economies created by our reliable and responsive service levels. We provide our commercial customers with traditional network services and IP&E services. Specifically, our network services include certain packet-based and circuit-based data networking services, non-IP long distance services and calling cards. IP&E services include dedicated Internet services, hosted Internet Protocol, or IP, telephony services, premise-based telephone systems, managed security, managed routers, data center services, business continuity solutions and integrated web/audio/video conferencing offerings.

Our competitive position and differentiation is based on the following strengths:

•	Experience in using a customer loyalty business model to attract and retain customers.

•	Our ability to bundle emerging services with traditional network services. We bundle metropolitan area network services to wholesale customers and IP&E services to commercial customers.

•	Our existing network reach to smaller markets that are underserved by our larger competitors, and our ability to implement expansion projects that are driven by specific customer demand where our capital investment often is secured by long-term contracts.

•	The continual expansion of our IP&E portfolio and, specifically, our new Voice over IP, or VoIP, services that enable deeper penetration of target SMB segments.

Our Growth Initiatives

Our growth strategy includes initiatives to stabilize our network services business and accelerate growth in our commercial IP&E categories. Our IP&E growth strategy, which will be the focus of future growth initiatives, consists of VoIP offerings and consultative services, such as managed security, premise-based phone systems, business continuance (consulting, data center, and workspace recovery), and other enhanced managed services.

These growth initiatives create strategic value by retaining network services revenue, generating revenue and earnings growth, closing strategic product or cost gaps and enhancing our competitive positioning. We also plan, from time to time, to pursue strategic acquisitions and alliances.

Wholesale Initiatives. Our active efforts to create revenue growth streams that help to stabilize our wholesale business continue to be a top priority. We utilize a robust relationship management process to build relationships that yield customer retention, market share gain opportunities and the security of long term service agreements. We increasingly bundle our metropolitan area network service, Metro Connection, with network services to provide our wholesale customers with “one stop” economies and solidify our relationship. We continue to leverage our existing fiber assets for geographic network expansion opportunities driven by specific customer demand. We expect that these initiatives will generate revenue growth that will help to offset continued price and revenue erosion created by competitive pressures and contract renewals.

Commercial Initiatives. Over the last three years, we have continually expanded our portfolio of bundled, managed and hosted IP&E services offerings. Along with our VoIP initiative, we plan to focus resources on enhancing our expert status and accelerating growth in our managed security, business continuance and premise-based IP phone system practices. These offerings have typically been bundled with network services or used to replace prevailing network services technologies and are particularly attractive to SMB prospects that lack internal IT resources. We also expect continued demand from regionally headquartered enterprise-size customers that match well with our capabilities and value the economies created by our reliable and responsive service levels.

We intend to offer our VoIP service offerings in markets where we have had a sales presence for at least five years. We seek to be the single-source provider of local, long distance and Internet services to customers with less than 200 employees, most of which do not have dedicated in-house resources to address their communications requirements fully, and may therefore be more disposed to outsource their communications needs. We believe our VoIP growth initiative will better position us in the SMB marketplace, particularly as the simplification of product offerings, coupled with value-oriented pricing, will reduce the need for substantial negotiation and special pricing processes, enhancing the potential for sales velocity. Upon implementation of our VoIP growth initiative, the ability to market integrated IP communications bundles will significantly improve our position with SMB customers and enable us to more vigorously compete with CLECs, ILECs and regional cable providers.

We believe that the strategic and financial results to be derived from our growth initiatives warrant an increased level of investment in the commercial business. As we pursue our commercial business growth strategy and, in particular, the VoIP growth initiative, we will invest in capital assets and incur significant operating costs associated with the creation of a small business sales and operational team. Our capital investment strategy will leverage our existing network assets in order to minimize incremental capital spending and optimize our return on investment. We plan to hire approximately fifty new employees by year-end 2006 in support of the first phase of our VoIP growth initiative, which will increase our operating expenses. While the increased operating expenses will result in reduced earnings and cash flows for the initial years of our VoIP growth initiative, this initiative offers significant strategic benefits, as it represents our most scalable opportunity for revenue and earnings growth and significant enhancement of our competitive positioning in the SMB segments that we target.

The Effects of Becoming a Public Company

Currently, we are a wholly owned subsidiary of Journal. The purpose of the spin-off is to distribute all shares of our common stock to Journal’s existing shareholders. Upon completion of the spin-off, we will become, and operate as, an independent public company. As such, upon completion of the spin-off, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and the other rules and regulations of the Securities and Exchange Commission, or SEC. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act of 2002. In addition, upon completion of the spin-off, we will become subject to the rules of the NASDAQ Global Market. We have historically been operated as a subsidiary of Journal; therefore, our management does not have significant experience dealing with the SEC, regulatory requirements or the public markets. We are unable to anticipate the impact that this limited experience might have on our ability to raise capital in the future.

In our historic operations as a subsidiary of Journal, Journal performed various corporate functions for our operations, including the administration of insurance, treasury, and benefits plans. They also provided internal audit, external financial reporting, income tax filing, and public and investor relations services. We have been charged a management fee for these activities comprised of an allocation of Journal corporate expenses. Following the spin-off, Journal will provide us temporary assistance on certain items, such as income tax filing, under the terms of a transition services agreement, for which we will compensate them. For other items, we will incur costs associated with either developing and implementing our own support functions, such as insurance program administration, or engaging outsourcing vendors to accomplish them, as in payroll processing. We do not at this time know what the exact cost of placing these support functions in service will be. The amount of the management fee historically charged to us by Journal may be either lesser or greater than the eventual costs, although we believe that the management fee reflects a reasonable approximation of the ongoing costs necessary to carry out these activities as an independent public company.

We expect to enter into a credit facility at or shortly before the distribution date. To the extent we utilize this credit facility, the incremental leverage will result in increased interest expense relative to historical levels and could limit our ability to respond to market conditions, provide for our capital or other investment needs, or take advantage of acquisitions or other business opportunities based on covenant restrictions associated with the credit facility. However, we believe our experience with executing a disciplined investment strategy and our historically strong cash flow profile will enable us to support this incremental leverage.

After the spin-off, additional new financing will be raised on a stand-alone basis without reference to or reliance on Journal’s financial condition. Therefore, we may face challenges in our ability to secure additional debt or equity financing (other than under the new credit facility) on desirable terms or at all given our relatively smaller size and limited experience with raising capital.

In connection with the spin-off, we expect to pay Journal an approximately $35 million cash payment in the form of a cash dividend and repayment of intercompany debt between our company and Journal, which we expect to finance by borrowing such amount under our credit facility.

Risk Factors

You should carefully review the risks relating to the spin-off and our business described in “Risk Factors.”

Norlight, Guardians of Data, Network Guardians, the Norlight logo, Viewstats, Metro Connection and IP Live are trademarks or registered trademarks of our company.

Our corporate headquarters are located at 13935 Bishops Drive, Brookfield, Wisconsin 53005-6605; our telephone number is (262) 792-9700 and our primary web address is www. norlight.com. The information and content contained on our website are not part of this information statement.

The Spin-Off

Record Date	__________ ___, 2006, and ownership will be determined as of 5:00 p.m., Central Time, on that date.

Distribution Date	On or about ___________ __, 2006.

Relationship with Journal After the Spin-Off

Before the distribution date, we and Journal will enter into a separation and distribution agreement that will contain the key provisions relating to the distribution of our common stock in the spin-off, including the conditions that must be satisfied, or waived by Journal, before completion of the spin-off.

Before the distribution date, we and Journal will enter into a transition services agreement under which Journal may provide us with certain services on an interim basis. We and Journal will also enter into an agreement providing for the sharing of taxes incurred before and after the spin-off, certain indemnification rights with respect to tax matters and certain restrictions to preserve the tax-free status of the spin-off to Journal.

See “Risk Factors – Risk Factors Relating to the Spin-Off” and “Agreements with Journal.”

Management of Norlight

After the spin-off, we will have an initial board of directors consisting of four directors, which will be divided into three classes. After the initial terms, one class of directors will be elected at each of our annual meetings of shareholders to terms of three years each. See “Management—Board Structure” and “Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws—Staggered Board of Directors.”

Our executive officers are expected to continue to serve in their respective capacities after the spin-off. See “Management—Executive Officers.”

Timeline of Key Events Related to the Spin-Off

Before the Distribution Date:

•      The IRS will have issued a favorable private letter ruling as to the tax-free nature of the spin-off.

•      We will have entered into numerous agreements with Journal, including:

•      the separation and distribution agreement;

•      the transition services agreement; and

•      the tax sharing agreement.

•      The Journal board of directors will determine the record date for the dividend of our common stock to Journal shareholders, declare that dividend and determine the distribution ratio.

•      Our common stock is expected to begin trading on a “when issued” basis on the second trading day before the record date for the spin-off.

•      Journal, as our sole shareholder, will:

•      elect our board of directors;

•      approve our adoption of certain benefit and compensation plans; and

•      approve various actions related to the spin-off as described in this information statement.

•      Our board of directors will approve:

•      the adoption of certain benefit and compensation plans;

•      our corporate governance documents and policies; and

•      various actions related to the spin-off as described in this information statement.

•      The SEC will declare effective under the Exchange Act the registration statement of which this information statement is a part.

•      Journal will mail this information statement to its shareholders.

•      We will enter into a credit facility, which will be effective as of the distribution date.

On the Distribution Date:

•      Journal will receive the opinion of counsel as to the tax-free nature of the spin-off.

•      We will pay Journal a cash payment of approximately $35 million.

•      Journal will distribute its shares of our common stock pro rata to all of its shareholders of record as of the record date.

Following the Distribution Date:

•      We expect that our common stock will begin trading on the NASDAQ Global Market on a regular way basis under the symbol “NRLT” on the first trading date following the distribution date.

•      We will operate as an independent public company.

Dividend Policy	After the spin-off, we presently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law. See “Dividend Policies.”

Certain Anti-Takeover Effects	Provisions of Wisconsin law and provisions expected to be contained in our articles of incorporation and bylaws may have the effect of making it more difficult for a potential acquirer to obtain control of our company in a transaction not approved by our board of directors. Moreover, certain provisions of the tax sharing agreement that we will enter into with Journal in connection with the spin-off could discourage potential acquisition proposals. See “Risk Factors—Risks Relating to the Spin-Off” and “Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws.”

Risk Factors	You should carefully review the risks relating to the spin-off and our business described in “Risk Factors.”

Summary Financial Data

The following table summarizes our financial and other operating data for the periods indicated. The summary financial and other operating data for the years ended December 31, 2003, December 26, 2004 and December 25, 2005 and as of December 26, 2004 and December 25, 2005 have been derived from our audited financial statements, including the notes thereto, appearing elsewhere in this information statement. The summary financial data for the years ended December 31, 2001 and 2002 and as of December 31, 2001, 2002 and 2003 and the two quarters ended June 25, 2006 and June 26, 2005 are unaudited, and the operating data for all periods presented are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. This table should be read together with our other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, including the notes thereto, appearing elsewhere in this information statement.

						Two Quarters Ended
	2001	2002	2003	2004(1)	2005	June 26, 2005	June 25, 2006 (4)
	(dollars in thousands)
	(unaudited)					(unaudited)
Statement of Earnings Data
Revenue	$151,876	$148,848	$149,594	$144,409	$141,202	$73,717	$64,898
Costs of delivering service, operating costs and expenses	103,949	107,674	110,619	109,631	117,367	59,196	57,835

Operating earnings	47,927	41,174	38,975	34,778	23,835	14,521	7,063
Total other income and (expense)(3)	(1,695)	(268)	94	209	124	177	54

Earnings before income taxes	46,232	40,906	39,069	34,987	23,959	14,698	7,117
Provision for income taxes(3)	18,345	16,340	15,866	13,844	9,208	5,648	2.973

Net earnings(3)	$27,887	$24,566	$23,203	$21,143	$14,751	$9,050	$4,144

Revenue components:
Revenue:
Wholesale services	$102,389	$97,368	$91,870	$82,325	$76,545	$39,851	$34,804
Commercial services
Network services	43,146	43,634	48,960	51,677	49,416	25,879	22,746
IP&E services	6,341	7,846	8,764	10,407	15,241	7,987	7,348

Total commercial services	49,487	51,480	57,724	62,084	64,657	33,866	30,094

Total revenue	$151,876	$148,848	$149,594	$144,409	$141,202	$73,717	$64,898

Other Financial Data
Depreciation (3)	$14,720	$17,193	$17,807	$17,642	$17,948	$9,280	$9,005
Amortization (2) (3)	$15	$—	$—	$24	$357	$180	$179
EBITDA(3)	$62,662	$58,367	$56,782	$52,444	$42,140	$23,981	$16,247
Capital expenditures	$27,509	$10,112	$9,738	$6,672	$14,795	$4,149	$7,380
Dividends paid to parent	$—	$4,400	$35,500	$30,500	$16,300	$13,300	$500
Cash Flow Data
Net cash provided by (used for):
Operating activities	$49,658	$40,867	$44,326	$37,250	$28,435	$16,044	$12,894
Investing activities	$(27,237)	$(9,756)	$(8,570)	$(7,760)	$(14,714)	$(4,093)	$(7,378)
Financing activities	$(21,232)	$(30,550)	$(36,404)	$(30,315)	$(13,697)	$(11,986)	$(5,593)
Balance Sheet Data
Property and equipment, net	$114,819	$107,237	$100,507	$89,561	$86,289	$84,255	$84,509
Total assets	$122,273	$120,810	$112,669	$103,850	$102,158	$98,388	$100,134
Total related party debt (receivable)	$27,837	$1,687	$783	$968	$3,571	$2,282	$(1,522)
Invested capital	$61,797	$81,963	$69,666	$60,309	$58,760	$56,059	$62,404

(1)	Includes Executone of Western Michigan, Inc. (d/b/a Netcom Group) from December 3, 2004, the date of its acquisition.

(2)	Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets.” Under Statement No. 142, goodwill is no longer amortized but is reviewed at least annually for impairment and written down and charged to net earnings when their carrying amounts exceed their estimated fair values.

(3)	We define EBITDA as net earnings excluding other income and expense, income taxes, depreciation and amortization. Our management uses EBITDA, among other things, to evaluate our operating performance. EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies.

(4)	Effective December 26, 2005, we adopted Statement of Financial Accounting Standards Statement No. 123(R), “Share-Based Payment,” using the modified prospective application transition method. During the two quarters of 2006, we recognized $32 in stock-based compensation expense.

The following table presents a reconciliation of our net earnings to EBITDA:

						Two Quarters Ended
	2001	2002	2003	2004(1)	2005	June 26, 2005	June 25, 2006
	(dollars in thousands)
	(unaudited)					(unaudited)
Net earnings	$27,887	$24,566	$23,203	$21,143	$14,751	$9,050	$4,144
Provision for income taxes	18,345	16,340	15,866	13,844	9,208	5,648	2,973
Total other (income) and expense	1,695	268	(94)	(209)	(124)	(177)	(54)
Depreciation	14,720	17,193	17,807	17,642	17,948	9,280	9,005
Amortization	15	—	—	24	357	180	179

EBITDA	$62,662	$58,367	$56,782	$52,444	$42,140	$23,981	$16,247

Other Operating Data (unaudited)

						Two Quarters Ended
	2001	2002	2003	2004	2005	June 26, 2005	June 25, 2006
Wholesale customers (1)	85	77	78	76	70	73	71
Commercial customers (2)	1,143	1,241	1,337	1,339	1,356	1,343	1,333
Commercial customers purchasing IP&E (3)	523	619	692	752	753	750	767
Average monthly customer churn (4)	1.4%	1.3%	1.0%	1.0%	1.0%	0.9%	1.0%
Wholesale MRR (5)	$8,252	$7,547	$6,956	$6,401	$5,833	$6,126	$5,282
Commercial MRR (6)	$3,007	$2,974	$3,311	$3,484	$3,388	$3,431	$3,315
Employees (7)	309	303	293	327	315	314	312
Quota carrying sales employees (8)	45	43	36	44	41	45	37

(1)	Denotes the number of wholesale customers as of the end of the reporting period that are invoiced charges for on-going service.

(2)	Denotes the number of commercial customers as of the end of the reporting period that are invoiced charges for on-going service.

(3)	Denotes the number of commercial customers purchasing IP&E services as of the end of the reporting period that are invoiced charges for on-going service.

(4)	Denotes churn for commercial customers buying products with monthly recurring revenue from network and IP&E services that invoice fixed monthly charges. Calculated for each period as the monthly churn, which is defined for a given month as the number of customers disconnecting, divided by the total number of customers.

(5)	Denotes monthly recurring revenue (in thousands) as of the end of the reporting period from network services that invoice fixed monthly charges.

(6)	Denotes monthly recurring revenue (in thousands) as of the end of the reporting period from network and IP&E services that invoice fixed monthly charges.

(7)	Denotes the number of full-time employees as of the end of the reporting period.

(8)	Denotes the number of sales employees who carry a quota as of the end of the reporting period.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following questions and answers will help you better understand the proposed spin-off. The questions and answers also will help you better understand the impact that the spin-off will have on you. The questions and answers are primarily directed to the shareholders of Journal and have been stated in a conversational format: the questions are stated as if asked directly by a Journal shareholder with a Journal or Norlight representative responding.

A more detailed description of the spin-off can be found in the other parts of this information statement. We urge you to read the entire information statement carefully. You should consult your own tax advisor as to all of the tax consequences of the spin-off to you in light of your own particular circumstances, including the consequences arising under state, local, and foreign tax laws, as well as possible changes in tax laws that may affect the tax consequences described herein.

Q1.	Why am I receiving this document?

A.	Journal is delivering this document to you because you were a holder of Journal common stock on the record date for the spin-off of our shares of common stock. Accordingly, you are entitled to receive shares of our common stock for every shares of Journal’s class A and class B common stock that you held on the record date and shares of our common stock for every shares of Journal’s class C common stock that you held on the record date. No action is required for you to participate in the spin-off.

Q2.	What is the spin-off?

A.	The spin-off is the transaction separating our company from Journal, which involves Journal distributing a pro rata dividend to its shareholders in the form of shares of our common stock. We sometimes also refer to this as the distribution. As a result of the spin-off, we will become an independent public company, although we will continue to have a number of significant commercial arrangements with Journal as described in “Agreements with Journal”.

Q3.	Why do holders of Journal’s class C common stock receive more shares of Norlight common stock than holders of Journal’s class A and class B common stock?

A.	Since Journal’s class C common stock is convertible at any time into 1.36397 shares of Journal’s class A common stock, Journal’s articles of incorporation require that in the spin-off the shares of class C common stock be treated as if the holder thereof had converted his, her or its shares of class C stock into shares of class A stock immediately prior to the spin-off.

Q4.	How does my ownership in Journal change as a result of the spin-off?

A.	The number of shares of Journal common stock that you own will not change as a result of the spin-off. After the spin-off, you will also own shares of our common stock.

Q5.	Who is Norlight and why is Journal distributing its stock?

A.	We are a facilities-based communications company with over 30 years experience providing network and IP&E services to wholesale and commercial customers in the upper Midwest. We are currently reported as the telecommunications segment in Journal’s financial statements. Our growth strategy includes initiatives to create revenue growth and future earnings growth in emerging VoIP and IP&E service categories. The separation of Norlight from Journal results in two separate companies, each of which will be able to focus on maximizing opportunities for its distinct business. We believe this will better position each of the two companies to create enhanced shareholder value.

Journal’s board of directors has decided that separating our business from Journal is in the best interests of Journal’s shareholders, Journal and Norlight. The following potential benefits were considered by Journal’s board of directors in making the determination to effect the spin-off:

•	positioning each company to separately pursue the business and financial strategies that best suit its long-term interests, which will allow each company to develop capital structures and financing strategies designed to best meet the underlying fundamentals of its business and the industries in which they operate;

•	creating enhanced flexibility for each company to respond to strategic opportunities, including potential future acquisitions and alliances;

•	providing each company with the ability to optimize its capital and other investments;

•	creating separate companies that have characteristics that appeal to different investor bases; and

•	allowing each company to create effective management incentives tied to the relevant company’s performance.

For a further explanation of the reasons for the spin-off and more information about our business, see “The Spin-Off—Reasons for the Spin-Off” and “Business.”

Q6.	What is the record date for the spin-off?

A.	The record date is , 2006, and ownership will be determined as of 5:00 p.m., Central Time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q7.	When will the spin-off occur?

A.	Shares of our common stock will be distributed on or about , 2006. We refer to this date as the distribution date.

Q8.	What do I have to do to participate in the spin-off?

A.	Nothing. Shareholders of Journal common stock on the record date are not required to pay any cash or deliver any other consideration, including any shares of Journal common stock, for the shares of our common stock to be distributed to them.

Q9.	How will shares of Norlight common stock be distributed to me?

A.	If you are a holder of shares of Journal common stock on the record date, you will receive shares of our common stock in book entry form. Record shareholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial holders will receive information from their brokerage firm or other nominee. See “The Spin-Off—When and How You Will Receive our Common Stock.”

Q10.	Why will Norlight have only one class of common stock, and how will that capital structure affect employee ownership?

A.	Our capital structure needs to be established in a way that makes us an attractive investment opportunity in our industry. It is atypical in our industry for a company to have multiple classes of common stock. Employees and former employees of Journal, including Norlight employees, who own stock in Journal on the record date will receive shares of our common stock and may continue to hold those shares for as long as they wish to do so. We expect that our employees will have incentive and other opportunities to acquire additional shares in our company.

Q11.	If I sell my shares of Journal stock before the distribution date, will I still be entitled to receive shares of Norlight common stock in the spin-off with respect to the shares of Journal stock that I sold?

A.

Beginning on the record date and continuing until the distribution date, Journal’s class A common stock will trade via a “regular way” market on the New York Stock Exchange. Shares of Journal’s class A common stock that trade on the regular way market will trade with an entitlement to shares of our common stock to be distributed in the spin-off. In addition, Journal’s class A common shares may also trade via an “ex-distribution”

market on the New York Stock Exchange. Shares that trade on the ex-distribution market trade without an entitlement to shares of our common stock to be distributed in the spin-off, so that holders who sell shares ex-distribution will be entitled to receive shares of our common stock even though they have sold their shares of Journal’s class A common stock after the record date. Therefore, if you owned shares of Journal’s class A common stock on the record date and sell those shares on the regular way market before the distribution date, you will also be selling the shares of our common stock that would have been distributed to you in the spin-off. If, however, you sell your shares of Journal’s class A common stock on the “ex-distribution” market or you sell your shares of class B common stock or class C common stock in the manner provided by Journal’s articles of incorporation between the record date and the distribution date, then you will still receive the shares of our common stock attributable to the shares of Journal common stock that you sold.

Q12.	How will fractional shares be treated in the spin-off?

A.	Fractional shares of our common stock will not be issued. If you would be entitled to receive a fractional share of our common stock in the spin-off, you will instead receive a cash payment with respect to the fractional share. For an explanation of how the cash payments for fractional shares will be determined, see “The Spin-Off—Treatment of Fractional Shares.”

Q13.	How will options to purchase shares of Journal common stock and restricted shares of Journal common stock be treated in the spin-off?

A.	All options to purchase shares of Journal common stock held by a Norlight employee will have vested prior to the spin-off. We expect that the exercise price of, and/or number of shares of Journal common stock underlying, options to purchase shares of Journal common stock held by any current or former Journal director or employee (including Norlight employees) will be adjusted, in an amount yet to be determined, to maintain the aggregate intrinsic value of the options, pursuant to the terms of the applicable Journal equity incentive plans, taking into account the change in the value of the Journal common stock as a result of the spin-off. A holder of an option to purchase Journal common stock will not receive the dividend of the Norlight common stock in the spin-off unless such holder exercises the option prior to the record date for the spin-off.

We expect that shares of Journal restricted stock outstanding at the time of the spin-off will be treated the same as other outstanding shares of Journal common stock, with the holder receiving a dividend of our common stock in the spin-off that will be unrestricted.

Q14.	Do I have dissenters’ rights?

A.	No. Holders of Journal common stock have no dissenters’ rights in connection with the spin-off.

Q15.	Will Journal retain any ownership interest in Norlight after the spin-off?

A.	No. Journal will not own any shares of our common stock after the spin-off.

Q16.	Can Journal decide not to go through with the spin-off?

A.	Yes. Journal can cancel the spin-off for any reason at any time before it is completed.

Q17.	What are the U.S. federal income tax consequences to me of the spin-off?

A.	Journal has requested a private letter ruling from the Internal Revenue Service, or IRS, that, for U.S. federal income tax purposes, the spin-off will meet several of the requirements to qualify as a tax-free transaction under Section 355 of the Code. In addition, the spin-off is conditioned upon the receipt by Journal of the opinion of Foley & Lardner LLP that the spin-off will qualify as tax-free under Code Section 355.

Assuming that the spin-off meets the requirements for tax-free treatment under Code Section 355, no gain or loss will be recognized by you, and no amount will be included in your income upon the receipt of shares of our common stock pursuant to the spin-off except with respect to unrestricted shares of our common stock received as a dividend on underlying restricted shares of Journal stock. Any cash payments made instead of fractional shares will generally be taxable to you.

See the tax-related risk factors under “Risk Factors—Risks Relating to the Spin-Off” and “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.” We encourage you to consult with your tax and financial advisers regarding the impacts of the spin-off.

Q18.	How will I determine the tax basis I will have in the Norlight shares I receive in the spin-off and in my existing Journal shares?

A.	Shortly after the spin-off is completed, Journal will provide U.S. taxpayers with information to enable them to compute their tax bases in both Journal and Norlight shares and other information they will need to report their receipt of Norlight common stock on their 2006 U.S. federal income tax returns as a tax-free transaction. Generally, your aggregate tax basis in the stock you hold in Journal and the Norlight shares you receive in the spin-off (including any fractional share of Norlight common stock deemed received in the spin-off) will equal your tax basis in your Journal common stock immediately before the spin-off, apportioned between the Journal common stock and Norlight common stock (including any fractional share of Norlight common stock deemed received in the spin-off) based upon their relative fair market values at the time of the spin-off.

Q19.	How will Norlight common stock trade and will it be freely tradable after the spin-off?

A.	We expect to apply to have our common stock listed on the NASDAQ Global Market under the symbol “NRLT.” Before , 2006, there was no trading market for our common stock. On that date, trading of shares of our common stock began on a “when issued” basis. When issued trading in the context of a spin-off refers to a sale or purchase made conditionally because the security has been authorized but has not yet been issued. We cannot predict the trading prices for our common stock before or after the distribution date. See “The Spin-Off—Trading Between the Record Date and Distribution Date.”

If you are a record holder of our shares after the distribution date, you can direct our transfer agent to transfer some or all of your shares to any brokerage account through the electronic DWAC system. If you hold your shares through a brokerage account, you should contact your broker if you wish to sell your shares.

Q20.	Does Norlight intend to pay cash dividends?

A.	No. We presently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law.

Q21.	Who is the transfer agent for the Norlight common stock?

A.	The transfer agent for our common stock is . The transfer agent’s address is and its telephone number is .

Q22.	Where can I get more information?

A.	Please contact at ( ) with any questions about the spin-off or if you need any additional information.

RISK FACTORS

You should carefully consider and evaluate all of the information set forth in this information statement, including the risk factors listed below. Some of the following risks relate principally to our separation from Journal and ownership of our common stock. Other risks relate principally to our existing business or to our future business plans. The risks and uncertainties described below are not the only ones facing our business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our existing business or our growth initiatives.

If any of the following risks or uncertainties develops into actual events, our business, financial condition or results of operations, and the value of your holdings in our common stock, could be materially adversely affected. Neither we nor Journal makes, nor is any other person authorized to make, any representation as to the future market value of Journal’s or our common stock.

Risks Relating to the Spin-Off

Our historical financial information may not be indicative of our future results as an independent public company.

The historical financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent public company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent public company. This is primarily a result of the following factors:

•	our historical financial information does not reflect the debt and related interest expense that we will incur as an independent public company; and

•	our historical financial information does not reflect the costs associated with our commercial growth initiatives. As we pursue our commercial business growth strategy and, in particular, the VoIP growth initiative, we will invest in capital assets and incur significant operating costs associated with the creation of a small business sales and operational team. The increase in operating expenses will result in reduced earnings and cash flows for the initial years of this growth initiative.

Additionally, for many years, our business has been principally operated as one of Journal’s subsidiaries, and Journal performed many important corporate functions for our operations, including insurance, treasury, accounting, internal audit and corporate income tax administration, benefits, public relations, investor relations, financial reporting and some strategic development functions. Following the spin-off, Journal will not provide assistance to us, other than to provide various corporate support services during a transition period for which we will compensate Journal. We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after our spin-off from Journal. We will incur costs associated with developing and implementing our own support functions in these areas. In addition, there may be an operational impact on our business as a result of the significant time of our management and other employees and internal resources that will need to be dedicated to building these capabilities during the period following the spin-off that otherwise would be available for other business initiatives and opportunities. When we begin to operate these functions independently, if we do not have in place adequate systems and business functions of our own, or obtain them from other providers, we may not be able to operate our company effectively and our profitability may decline.

The spin-off will likely cause the trading price of Journal common stock to initially decline and may cause continued fluctuations in the trading price of our common stock or the Journal common stock.

Following the spin-off, shares of Journal common stock will continue to be listed and traded on the New York Stock Exchange under the symbol “JRN.” As a result of the spin-off, the trading price of Journal common stock immediately following the spin-off may be lower than the trading price of Journal common stock immediately prior to the spin-off. The combined trading prices of Journal common stock and our common stock after the spin-off may be less than the trading price of Journal common stock immediately prior to the spin-off. Until the market has fully analyzed the separate operations of our company and Journal, the prices at which our common stock and the Journal common stock trades may fluctuate significantly.

Our common stock has no prior public market and it is not possible to predict how our stock will perform after the spin-off.

There is not currently a public market for our common stock, although we expect that a “when-issued” trading market will develop on or about the record date, and after our common stock has been admitted for trading, subject to official notice of the spin-off, on the NASDAQ Global Market. We cannot assure you that an active public market will develop for our common stock.

The trading price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in our industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industry, sales of common stock by insiders, as well as other factors unrelated to our operating results. Prices may also be affected by certain provisions of our articles of incorporation and bylaws and Wisconsin law, as each will be in effect following the spin-off, which may have anti-takeover effects. See “Description of Capital Stock – Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws.” Accordingly, we cannot provide any assurance as to the prices at which trading in our common stock will occur on a “when-issued” basis or after the spin-off. See “The Spin-Off—Listing and Trading of Our Common Stock.”

Substantial sales of our stock may occur after the spin-off, causing an adverse impact on the trading price of our stock.

Based on the number of and classes of shares of Journal common stock outstanding on                                  , 2006, Journal will distribute to its shareholders a total of approximately                      shares of our common stock. Under the federal securities laws, almost all of these shares may be resold immediately in the public market, except for shares of our common stock held by our affiliates. Investors holding Journal common stock may hold that common stock because of a decision to invest in a company that operates in the diversified media business. Following the spin-off, shares of our common stock will represent an investment in a smaller company with its business concentrated in the telecommunications industry. We cannot predict whether shareholders will resell large amounts of our common stock in the public market following the spin-off or how quickly they may resell those shares. In addition, a portion of Journal’s common stock is held by funds tied to broad stock market indices. Our stock will not be included in such indices at the time of Journal’s spin-off of our common stock, and therefore these index funds will be required to sell our stock. Also, analysts that currently cover Journal’s common stock are unlikely to continue to cover our common stock because of the different industry focus involved, which may create difficulties in getting information about Norlight to the investment community. Any sales of substantial amounts of our common stock could have a material adverse effect on the trading price of our common stock.

If the spin-off does not qualify as a tax-free transaction, tax could be imposed on both Journal shareholders and Journal, and we may be required to indemnify Journal.

Journal has applied for a private letter ruling from the IRS to the effect that, among other things, the spin-off will meet several of the requirements to qualify for tax-free treatment under Code Section 355. Additionally, Journal intends to obtain an opinion from its tax counsel, Foley & Lardner LLP, that the spin-off will qualify as a tax-free transaction to Journal and its shareholders. The private letter ruling and the opinion will rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the private letter ruling and opinion would not be valid if such representations, assumptions and undertakings were incorrect. If the spin-off fails to qualify for tax-free treatment, Journal would recognize a gain equal to the excess of the fair market value of the shares of Norlight common stock on the date of the spin-off over Journal’s tax basis in such Norlight shares. In addition, each holder of Journal common stock who receives shares of Norlight common stock in the spin-off would be treated as having received a distribution equal to the fair market value of the shares of the Norlight common stock received, and this distribution would be subject to tax under the normal rules applicable to dividends.

Furthermore, subsequent events could cause Journal to recognize gain on the spin-off. For example, under Code Section 355(e), certain acquisitions of either our equity securities or Journal’s equity securities that are deemed to be part of a plan or a series of related transactions that include the spin-off could cause Journal to recognize gain on the spin-off. For this purpose, any acquisitions or issuances of our equity securities or Journal’s equity securities within two years before or after the spin-off generally are presumed to be part of such a plan although it may be possible to rebut that presumption. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution.”

Under the tax sharing agreement between Journal and us, we would generally be required to indemnify Journal against any tax resulting from the spin-off if such tax resulted from (1) an issuance of our equity securities, a redemption of our equity securities or our involvement in other acquisitions of our equity securities, (2) other actions that could adversely affect the tax-free status of the spin-off, or (3) any of our representations or undertakings being incorrect or violated. We estimate that if any of these conditions occurs the indemnification obligation to Journal for taxes would be significant and we are unlikely to have the ability to pay that obligation and continue to achieve our growth plan.

We are agreeing to certain restrictions to preserve the tax-free treatment of the spin-off to Journal, which may reduce our strategic and operating flexibility.

To preserve the tax-free treatment to Journal of the spin-off, following the spin-off we will be prohibited from taking certain actions that could adversely affect the tax-free nature of the spin-off (such as a transfer of a significant amount of our assets, or a failure to engage in the active conduct of a trade or business after the spin-off) for a period of time after the spin-off based on the terms of a tax sharing agreement that we will enter into with Journal. These restrictions under the tax-sharing agreement may prevent us from entering into acquisition transactions or other transactions that would otherwise be advantageous to our shareholders, and will restrict our strategic and operating flexibility. See “Agreements with Journal—Tax Sharing Agreement.”

As an independent operating company, we may incur significant indebtedness, which will subject us to various restrictions that could limit our operating flexibility.

At or shortly before the distribution date, we expect to enter into a credit facility with certain financial institutions. We expect that this financing arrangement will contain customary restrictions, covenants and events of default. The interest rates on this new credit facility are expected to be consistent with that of other industry participants of similar credit quality, although likely at a higher rate than currently enjoyed by Journal. If the spin-off had occurred on December 25, 2005, we would have had total indebtedness of approximately $             million on a pro forma basis. Any additional debt incurred by us under this new credit facility could adversely affect our ability to conduct our businesses and put us at a competitive disadvantage.

The terms of this financing arrangement and any future indebtedness may impose various restrictions and covenants on us that could limit our ability to respond to market conditions, provide for our capital or other investment needs, or take advantage of acquisitions or other business opportunities.

Following the spin-off, we may not be able to secure additional financing on desirable terms or at all.

Historically, all of our financing was done by Journal at the parent level. Journal was able to use its overall balance sheet to finance our operations. After the spin-off, we will have to raise financing on a stand-alone basis without reference to or reliance on Journal’s financial condition. Following the spin-off, we may not be able to secure additional debt or equity financing (other than under the new credit facility) on desirable terms or at all. Following the spin-off, we will have less financial and other resources than Journal. Our ability to obtain additional financing, and the terms thereof, will in large part depend on our financial condition and performance. The cost to us of stand-alone financing may be materially higher than the cost of financing that we incurred as part of Journal.

We may be required to indemnify Journal, or may not be able to collect on indemnification rights from Journal.

Under the terms of the separation and distribution agreement and the tax sharing agreement, we and Journal have agreed to indemnify one another from and after the spin-off with respect to the indebtedness, liabilities and obligations that will be retained by our respective companies. These indemnification obligations could be significant. Our ability to satisfy any such indemnification obligations will depend upon the future financial strength of our company. We cannot determine whether we will have to indemnify Journal for any substantial obligations after the spin-off. We also cannot assure you that, if Journal becomes obligated to indemnify us for any substantial obligations, they will have the ability to satisfy those obligations. Any payment by Journal or us pursuant to these indemnification provisions could have a material adverse effect on their or our respective businesses. See “Agreements with Journal”.

Reporting and other requirements associated with being a public company will require significant company resources and management attention.

After completion of the spin-off, we will become subject to the periodic reporting requirements of the Exchange Act and the other rules and regulations of the SEC. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act of 2002. In addition, upon completion of the spin-off, we will become subject to the rules of the NASDAQ Global Market. Compliance with reporting and other requirements applicable to public companies will require the time and attention of management. We cannot predict or estimate the degree of impact that our management’s attention to these matters will have on our business.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, we may be unable to provide the required financial information in a timely and reliable manner and may be subject to sanctions by regulatory authorities. The perception of these matters could cause our share price to fall.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting as of December 31, 2006. If we or our independent registered public accounting firm determine that we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have been and will continue to evaluate our internal controls systems to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by the December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as SEC or NASDAQ. Any such action could adversely affect our financial results or investors’ confidence in our company, and could cause our stock price to fall. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and NASDAQ. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner. The perception of these matters could cause our share price to fall.

Our articles of incorporation and bylaw provisions, and several other factors, could limit another party’s ability to acquire us without approval by our board of directors, which may deprive you of the opportunity to obtain a takeover premium for your shares.

A number of provisions that are in our articles of incorporation and bylaws may make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. For example, our articles of incorporation provide for a classified board of directors and authorize the issuance of preferred stock without shareholder approval and upon such terms as our board of directors may determine. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of our outstanding stock and could adversely affect the prevailing market price of our common stock. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. See “Description of Capital Stock – Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws and Preemptive Rights.”

Risks Relating to Our Existing Business

Several customers account for a significant portion of our revenue.

We have substantial business relationships with a few large wholesale customers. A significant portion of our revenue is concentrated among these few large customers such that our top 10 customers accounted for 40.1% and 37.1% of our revenue in 2005 and 2004, respectively. Within our top customers, Verizon Business (formerly MCI) accounted for 11.6% and 12.0% of our revenue in 2005 and 2004, respectively. The loss of all or a significant amount of ongoing business from our largest customers would have a significant adverse effect on our results of operations. For example, in 2005, we reached an agreement with Verizon Business on a contract renewal that both extended the term of its service agreement at a reduced price and provided for higher capacity circuits to replace existing circuits being disconnected. These new service specifications were completed during the first quarter of 2006 and the effects were fully reflected in operating results during the second quarter of 2006. We also expect this contract change to result in a significant decrease in our operating earnings. Negotiations with several of our other top ten customers are currently ongoing or are expected to begin in the next twelve months and may result in reductions in revenue and operating earnings.

Intense competition may necessitate price decreases or lead to service disconnections, which would have an adverse effect on our results of operations.

While many of our competitors have been acquired or ceased operations within the recent past, we continue to compete with multiple large national carriers, regional carriers and local exchange carriers. Some of our current and potential competitors have significantly greater resources and name recognition and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. Our competitors may also offer bundled service arrangements offering a more complete product despite the technical merits or advantages of our products. Competition could decrease our prices, reduce our sales, lower our gross profits or decrease our market share.

Many of these competitors built large fiber optic networks that were underutilized, resulting in excess capacity that places downward pressure on the prices we and others were able to charge for our services. Additionally, the recent business combinations of Sprint and Nextel, SBC and AT&T, now known as AT&T, and Verizon and MCI, now known as Verizon Business, and future combinations (including Bell South and AT&T), may contribute to further changes in the competitive landscape. We could lose existing business as the new entities consolidate traffic on owned facilities or face stiffer competition for other new business. Continued excess capacity and price competition could further decrease the prices we are able to charge our customers, which could have an adverse effect on our results of operations. In addition, due to the turmoil in our industry, we have experienced a significant increase in customers disconnecting or terminating service, which may continue in the future and could be significant. We continue to experience customer disconnects in the normal course of our business. While we are not always able to determine the specific reason a customer may disconnect service, we believe this is primarily the result of financially weaker customers going out of business, along with current customers eliminating excess network capacity and thus minimizing their costs. We believe the trend of customers focusing on reducing their network costs will continue, primarily due to consolidating traffic on least cost routes and economic and other changes occurring within our customers’ “end-user” customer base, which could have an adverse effect on our results of operations.

Failure to obtain additional network capacity from other providers would adversely affect our ability to serve our customers or increase our costs of doing so.

We lease network services and obtain rights to use dark fiber from both long distance and local carriers in order to extend the scope of our network. Any failure by these companies to provide service to us would adversely affect our ability to serve our customers or increase our costs of doing so. Costs of obtaining local services from other carriers comprise a significant proportion of the operating expenses of long distance carriers, including our business.

We depend on key personnel, and we may not be able to operate and grow our business effectively if we lose the services of any of our senior executive officers or other key personnel or are unable to attract qualified personnel in the future.

We are dependent upon the efforts of our senior executive officers and other key personnel. The success of our business is heavily dependent on our ability to retain our current key personnel and to attract and retain qualified personnel in the future. Competition for senior management and other key personnel is intense, and we may not be able to retain our personnel. While we have entered into retention agreements with certain of our officers, we do not have employment agreements with them (so they are at-will employees). These individuals may not continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our executive officers or key personnel. The loss of any senior executive officer or other key personnel could require the remaining executive officers and key personnel to divert immediate and substantial attention to seeking a replacement. We believe that there are a limited number of persons with experience comparable to the experience of the members of our management team. Our inability to find a replacement for any departing executive officer or other key personnel on a timely basis could adversely affect our ability to operate and grow our business.

As we continue to grow, we will need to retain and hire additional qualified sales, marketing, administrative, operating and technical personnel, and to train and manage new personnel. The competition for qualified technical and sales personnel is intense in the telecommunications industry and in our markets. Our ability to implement our business plan is dependent on our ability to retain our current employees and hire a large number of qualified new employees each year. If we are unable to retain and hire sufficient qualified personnel, our customers could experience inadequate customer service and delays in the installation and maintenance of access lines, which could have a material adverse effect on our business, results of operations and financial condition.

Federal, state and local regulation of the telecommunications industry is changing rapidly and we could become subject to unfavorable new rules and requirements which could impose substantial financial and administrative burdens on us.

Regulation of the telecommunications industry is changing rapidly. Since our relationships with the telecommunications companies with whom we deal are affected by our respective positions in the federal, state and local regulatory scheme, existing and future federal, state, and local governmental regulations will influence our viability. Consequently, undesirable regulatory changes could adversely affect our business, financial condition and results of operations. In particular, we rely on services provider by our competitors, the ILECs, for circuits connecting our network to the premises of our customers. Changes in the regulations governing these connections can have a material effect on our cost of doing and ability to grow our business. For example, the Federal Communications Commission, or FCC, in 2005 adopted new procedures and rules providing the ILECs greater flexibility with respect to the availability and pricing of unbundled network elements including the T-1 connections we use. Several of these changes may adversely affect our results of operations.

The FCC may also increase regulation over our Internet access services and IP-based services, and subject our business to increased assessments to support universal service or other similar programs and funds. During 2005, the FCC adopted new rules requiring providers of VoIP to enable customers to contact their local emergency dispatch service and provide access to their networks for law enforcement purposes. In 2006, the FCC ruled that VoIP providers, like us, must, beginning in the fourth quarter of 2006, contribute to the federal Universal Service Fund, or USF. Compliance with these and future regulatory requirements may increase our costs and erode price advantages we have over competitors.

Heightened legislative activity, state public utility commission involvement and judicial appeals are anticipated, requiring continued vigilance and the commitment of resources. Depending on factors unique to the local marketplace, the rules can and will vary substantially from state to state. Moreover, if we expand our fiber optic network into a broader geographic area, we may be subject to additional state regulations. The costs of maintaining compliance with and abiding by state regulatory obligations could have a material adverse effect on our results of operations.

Additionally, local governments affect the timing and costs associated with our use of public rights-of-way because they typically retain the ability to license public rights-of-way, subject to the federal requirement that local governments may not prohibit the provision of telecommunications services. Changes in local government regulation could impose additional costs on our business and limit our operations.

We may not have sufficient capital to develop our telecommunications network or our services on a timely basis and on acceptable terms.

Although we have expended significant resources in building our telecommunications network and developing our customer base, we may require significant additional cash to develop local access capacity and the range of services we can offer throughout our service area in order to remain competitive in our market. We may have to expand or adapt our network components to respond to the following:

•	a need for a more competitive local access platform, specifically direct connections to customers and unbundled network elements;

•	an increasing number of customers;

•	demand for greater transmission capacity;

•	changes in our customers’ service requirements; and

•	technological advances.

These expenditures for expansion and for more services, together with associated operating expenses, may reduce our cash flow and profitability. We cannot guarantee that additional financing will be available to us or, if available, that we can obtain it on a timely basis and on acceptable terms.

We rely on maintaining our rights-of-way and indefeasible rights of use for the construction and operation of significant portions of our fiber optic network.

The construction and operation of significant portions of our fiber optic network depend upon rights-of-way from railroads, utilities, governmental authorities and third-party landlords, and we also have obtained indefeasible rights of use, or IRUs, from various telecommunications providers that are critical to our ability to operate our fiber optic network. Our rights-of-way and IRUs are generally subject to expiration at some future date. We cannot guarantee that we will be able to maintain all of our existing rights-of-way and IRUs, and the loss of a substantial number of existing rights-of-way or IRUs or our inability to renew existing agreements would have a material adverse impact on our business, financial condition and results of operations.

While IRUs are commonly used in the telecommunications industry, they remain a relatively new concept in property law. Although they give the holder a number of rights to control the relevant rights-of-way or fiber optic facilities, legal title during the term of the grant typically remains with the grantor of the rights. Therefore, the legal status of IRUs remains uncertain and could result in, for example, our IRUs becoming voidable in the event of bankruptcy of the grantor. If we were to lose an IRU in a key portion of our network, our ability to serve our customers could become seriously impaired, and we could be required to incur significant expense to resume the operation of our fiber optic network in the affected areas.

Communications technology changes very rapidly, which could result in price declines or render our technology obsolete.

We expect that new communications products and technologies will emerge and that existing products and technologies, including high-speed data transmission, voice transmission over the Internet and wireless technologies, will further develop. These new products and technologies may reduce the prices for our services and/or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. As a result, our most significant competitors in the future may be new entrants to our markets that would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively. The future success of our business depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.

Advances in transmission equipment used with fiber optic technology have resulted in significant price declines. Recent changes in technology have continued to lower the cost of providing services. If there is a bigger drop in prices than we project, it could adversely affect our operating margins and, accordingly, our results of operations. We cannot be certain, even if our projections with respect to pricing are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving markets in which we operate.

Service interruptions on the network could cause immediate loss of revenue, payment of outage credits to our customers and the loss of our customers’ confidence and our business reputation.

Our success in marketing our network services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network and the infrastructure upon which it depends requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment and are subject to physical damage, power loss, capacity limitations, software defects, breaches of security, computer viruses, intentional acts of terrorism or vandalism and similar events that may be or may not be beyond our control which may cause interruptions in service or reduced capacity for customers. Our systems and operations could also be interrupted by Internet service providers or government owned telecommunications companies that implement network changes or blocks, which may also be out of our control. A prolonged network failure could jeopardize our ability to continue operations and hurt our reputation. Our agreements with our customers typically provide for the payment of outage related credits (a predetermined reduction or offset against our contract rate when a customer’s leased facility is non-operational or otherwise does not meet certain operating parameters). In the case of a large-scale disruption of our network or the support infrastructure, these credits could be substantial and could significantly decrease our net revenue. In addition, should a significant service interruption occur, our ongoing customers may choose a different provider and our reputation may be damaged, reducing our attractiveness to new customers.

To the extent that any disruption or security breach results in a loss or damage to our customers’ data or applications, or inappropriate disclosure of confidential information, we may incur liability and suffer from adverse publicity. We may also incur additional costs to remedy the damage caused by these disruptions or security breaches.

Additional Risks Relating to Our Growth Initiatives

In addition to the risks facing our existing business, we will encounter additional risks as we proceed with growth initiatives, including but not limited to the following risks.

Failure to achieve our growth initiatives will have a material adverse impact on our business, results of operations and financial condition.

We have identified certain critical success factors for the achievement of our wholesale and commercial growth initiatives. Failure to achieve our wholesale and commercial growth initiatives will have a material adverse impact on our business, results of operations and financial condition. The critical success factors include:

•	the availability of capital resources to fuel growth initiatives;

•	the completion of the regulatory approval processes - specifically amending the interconnection agreements with the ILECs - that enable the purchase of unbundled network elements;

•	the implementation of a staffing plan that meets identified timeframes;

•	the retention of key personnel and the enhancement of “expert status” in key growth practices;

•	the achievement of goals for equipment purchase, product cost and implementation speed;

•	with respect to the VoIP initiative, the achievement of goals related to central office build out costs and timing, resulting local access costs and integrated access device costs; and

•	the achievement of financial and sales metrics related to staffing, average revenue per user, average monthly customer churn, productivity per sales representative, new customer acquisition and product mix.

The investment required to execute our growth initiatives will reduce our earnings and cash flow and may cause our capital expenditures to exceed our operating cash flow.

In the future, it is possible that our capital expenditures may exceed our operating cash flow. As we pursue our VoIP initiative as the key element of our commercial business growth initiative as well as our other growth initiatives, we will be investing in capital assets and incur significant operating costs associated with the creation of a small business sales and operational team. The investment level required to execute our growth initiatives will be higher on an annual basis than what has been typical in prior years. The investment necessary during the initial years of these initiatives will result in reduced earnings and cash flow for these years compared to what would have been achieved had we not pursued our growth initiatives.

The VoIP services market is subject to rapid change and if we are unable to continue to invest in, design, develop and market new and enhanced VoIP services, then we would not be able to successfully compete and our business would not grow and our operating results may decline.

VoIP telephony is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this market, we must continue to design, develop, invest in and sell new and enhanced VoIP telephony services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements. Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner, if such new or enhanced products do not achieve sufficient market acceptance, or if such new product introductions decrease demand for existing products, our operating results may decline and our business would not grow absent the introduction of alternative growth initiatives.

We rely on local telephone companies over which we have little control, including the ILECs, to provide services to our customers.

Our ability to provide services to our customers requires us to negotiate interconnection agreements with the ILECs, which can take considerable time, effort and expense and which may be subject to federal, state and local regulation. Interconnection agreements are agreements between local services providers that set forth the terms and conditions governing how these providers will “collocate” their equipment, interconnect their networks and/or purchase or lease network facilities and services. If we cannot negotiate an interconnection agreement on satisfactory terms, we have the option of seeking binding arbitration by a state regulatory agency, but this arbitration process can be expensive and time-consuming. Any limitation on our ability to collocate equipment in ILEC central offices or on the terms and conditions for interconnecting our network to the ILECs’ networks or on the availability of unbundled network elements, especially unbundled local loops or interoffice transport facilities, resulting from our failure to negotiate favorable terms in our interconnection agreements or resulting from federal or state regulatory activity, could increase our costs, prevent us from serving customers, and otherwise have a material adverse impact on our business, results of operations and financial condition.

Additionally, the FCC has granted the ILECs significant flexibility in pricing interstate special access services. This pricing flexibility may result in ILECs raising their prices. To the extent we are forced to purchase special access circuits because equivalent facilities are no longer available at cost-based rates as unbundled network elements under our interconnection agreements, our costs may significantly increase. Even if we are able to substitute commercial agreements with the ILECs for such services, we have very little control over the rates that might be available to us under such agreements. Moreover, like many competitive communications services providers, from time to time, we have experienced difficulties in working with the ILECs with respect to obtaining information about network facilities, ordering network elements and services, interconnecting with ILEC networks and settling financial disputes. If the ILECs fail to comply with laws and regulations that support local competition, our ability to offer services on a timely and cost-effective basis will be materially and adversely affected.

We have no control over whether the access lines of the local telephone companies will be properly installed and adequately maintained by them or whether the ILECs will upgrade or improve their equipment and prevent it from becoming obsolete. If the ILECs fail to properly install, maintain, upgrade or improve this equipment, or their infrastructure becomes unavailable, our service quality may be harmed and/or our services may be more costly to provide, which may result in lost customers, and our business, financial condition and results of operations may be materially and adversely affected.

Regulation of VoIP services is developing and therefore uncertain, and future legislative, regulatory or judicial actions could restrict our business or increase our cost of doing business.

At present, there are few laws, regulations or rulings that specifically address access to commerce and communications services on the Internet, including VoIP services. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition, and results of operations. The increasing growth of the broadband IP telephony market and popularity of broadband IP telephony products and services heighten the risk that governments or other legislative bodies will seek to regulate broadband IP telephony and the Internet. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to Internet communications and imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services, any of which could restrict our business or increase our cost of doing business.

Various fees and taxes may increase our costs and our customers’ cost of using our information services.

There are numerous fees and taxes assessed on traditional telephone services that have not applied to VoIP or other information service providers. However, beginning in the fourth quarter of 2006, we will be required by the FCC to collect USF contributions. These contributions are based upon our interstate and international telecommunications revenue. The FCC recognized that VoIP providers have three options to determine reported revenues that will be subject to USF contributions. They can (i) use actual revenues; (ii) conduct traffic studies to determine the jurisdictional nature of the traffic or (iii) report based on a newly created VoIP “safe harbor.” The safe harbor allows VoIP providers to elect to report 64.9% of their revenue as interstate in nature and contribute USF on that revenue. We are considering the use of traffic studies for purposes of our contributions; however, any traffic study must first be approved by the FCC. To the extent we increase the cost of services to our customers to recoup some of the costs of compliance, this will have the effect of decreasing any price advantage we may have and also could impact the profit that we make on these services.

The requirement to provide enhanced 911 services may increase our cost of doing business.

We will be required to comply with new and changing enhanced 911, or E911, regulations that we expect will increase our costs of doing business. Specifically, as we are required to offer VoIP services that enable customers to make contact with local emergency dispatch services to comply with new FCC requirements, we will be required to partner with third parties to develop the necessary technology, enhance our operations, and enter into agreements with 911 service providers. Additionally, the E911 service may not be available in all markets, which may prevent us from expanding into those markets and which could have a material adverse effect on our business and results of operations.

A breach of network security could delay or interrupt service to our customers, which could reduce demand for our services.

As our number of customers increases and, in turn, the number of entry points that we have to our network increases, our network may become more vulnerable to unauthorized access, computer viruses, worms and Trojan horses and other disruptions. Internet service providers, telecommunications carriers and corporate networks have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our computer systems, our end-users’ and our reseller’s end-users’ computer systems. This might result in liability to us and also might deter potential customers from purchasing our services. We have not implemented all of the security measures commercially available, and we may not implement such measures in a timely manner or at all. Moreover, these measures, if and when implemented, may be circumvented, and eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our reseller’s customers, which could harm our business.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We make certain statements in this information statement that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act, and we are including this statement for purposes of those safe harbor provisions. These forward-looking statements may be found in the sections of this information statement entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and generally include all statements other than statements of historical fact, including statements regarding our future financial position, business strategy, growth initiatives, budgets, projected revenues and expenses, expected regulatory actions and plans and objectives of management for future operations. We use words such as “may,” “will,” “intend,” “anticipate,” “believe,” “expect” or “should” and similar expressions in this information statement to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements. Among such risks, uncertainties and other factors that may impact us are those described in the “Risk Factors” section of this information statement and effects of the following:

•	our ability to successfully implement our growth initiatives;

•	fluctuations in our stock price after the spin-off;

•	the unavailability or higher cost of capital after the spin-off;

•	our substantial revenue reliance on a few large customers;

•	our dependence on management and key personnel;

•	the rapidly changing nature of our industry, including general business issues, competitive issues and the introduction of new technologies;

•	intense competition and continuing consolidation in our industry, as well as increasing competition with cable television providers and Internet companies;

•	changes in federal, state or local laws and regulations or their interpretations;

•	certain network access and capacity needs fulfilled by other providers including ILECs;

•	the sustainability of rights-of-way and IRUs;

•	changes in VoIP services market and/or regulation; and

•	increases in regulatory fees and/or taxes.

We caution you not to place undue reliance on these forward-looking statements, which we have made as of the date of this information statement.

THE SPIN-OFF

Background

On April 25, 2006, the Journal board of directors announced its intention to pursue the spin-off of our company.

On                              , 2006, the Journal board of directors declared a dividend on Journal common stock consisting of shares of our common stock. The dividend will be paid on                              , 2006, the distribution date, in the amount of              shares of our common stock for every                  shares of Journal’s class A or class B common stock outstanding on the record date, as described below, and, since Journal’s class C common stock can be converted into 1.36397 shares of Journal’s class A common stock at any time, in the amount of              shares of our common stock for every              shares of Journal class C common stock outstanding on the record date.

You will not be required to pay any cash or other consideration or to surrender or exchange your shares of Journal common stock to receive the dividend of our common stock.

Following the spin-off, we will be an independent, publicly traded company. No vote of Journal shareholders is required or being sought in connection with the spin-off and Journal shareholders have no dissenters’ rights in connection with the spin-off.

Reasons for the Spin-Off

Journal’s board of directors has decided that separating our business from Journal is in the best interests of its shareholders, Journal and Norlight. The board of directors of Journal considered the following potential benefits to its shareholders, Journal and Norlight in making its determination to effect the spin-off, each of which the board believes is a benefit to its shareholders, Journal and Norlight:

•	Positioning each company to separately pursue the business and financial strategies that best suit its long-term interests, which will allow each company to develop capital structures and financing strategies designed to best meet the underlying fundamentals of its business and the industries in which they operate. Norlight’s communications business and Journal’s other business segments operate in different industries and have different operational, growth and financial characteristics. The spin-off will allow Journal to focus on diversified media and Norlight to focus on communications services.

•	Creating enhanced flexibility for each company to respond to strategic opportunities, including potential future acquisitions and alliances. Subject to the limitations imposed on Norlight in the tax sharing agreement that it will enter into with Journal, Norlight may, in the future and in addition to the capital investments necessary to fund its growth initiatives, seek to acquire companies or pursue other opportunities that offer a strategic fit with its existing business. The spin-off may provide both Journal and Norlight with greater flexibility in responding to strategic opportunities, including potential future acquisitions and alliances. This may include the acquisition of companies that could help either company further penetrate or broaden its target markets, increase the breadth of its products and service offerings or strengthen its marketing efforts. For Norlight, this may also include the ability to focus on its growth initiatives, which may be constrained if Norlight remained a part of Journal as Journal currently intends to continue its media-focused strategy. For Journal, this may mean its stock would be a more attractive acquisition currency for use in stock-based acquisitions if such acquisitions were something that Journal were interested in pursuing.

•	Providing each company with the ability to optimize its capital and other investments. The challenges arising in connection with the growth initiatives of Norlight generates needs for capital and related investments that are different from those of Journal’s other businesses. The spin-off will allow each company to independently prioritize its investments in a manner consistent with its business needs.

•

Creating separate companies that have characteristics that appeal to different investor bases. Establishing separate companies will allow investors to make separate investment decisions with respect to Norlight’s and Journal’s respective businesses. Investment in one or the other company may appeal to investors with different goals, interests and concerns. Additionally, Norlight and Journal expect to have different dividend policies. The resulting shareholder bases will be better able to evaluate the financial and operating performance of the separate companies in the future.

•	Allowing each company to create effective management incentives tied to the relevant company’s performance. Stock-based compensation and other incentive awards granted to employees of Norlight following the spin-off will be tied directly to the performance of the company for which they work, thereby providing employees with incentives to achieve Norlight’s specific performance goals. Additionally, the management skills and key success factors of a communication-based business like Norlight are different from those of a media-oriented business like Journal. Separating the two companies will improve both companies’ ability to attract managers with the appropriate skills for each business.

Neither we nor Journal can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all.

The board of directors of Journal also considered with the advice of legal and financial advisors the potential risks to its shareholders, Journal and Norlight of the spin-off of Norlight and concluded that, on balance, the potential benefits to its shareholders, Journal and Norlight of the spin-off outweighed any potential risks. The potential risks considered included Norlight’s ability to manage its business independently without the support of Journal, restrictions on Norlight’s flexibility as a result of provisions of intercompany agreements between Norlight and Journal as well as the increased leverage that Norlight is expected to have post spin-off. The board of directors also questioned and received guidance from Journal’s legal and financial advisors about shareholder value implications, economic conditions, the valuation of the Journal and Norlight stock and alternatives to a spin-off.

The board of directors of Journal also carefully considered the reduced cash flow to Journal post spin-off and took the same into consideration in its determination of the size of the cash payment that Norlight will make to Journal. The board of directors believes that this cash payment is consistent with Journal’s historical utilization of Norlight’s cash flow to enhance the growth of its diversified media business and is appropriate for Norlight in view of Norlight’s proposed credit facility and expected cash flows and investment needs.

The Number of Shares You Will Receive

For every                  shares of Journal’s class A and class B common stock that you own at 5:00 p.m., Central Time, on                              , 2006, the record date, you will receive              shares of our common stock on the distribution date. Since Journal’s class C common stock is convertible at any time into 1.36397 shares of Journal’s class A common stock, Journal’s articles of incorporation require that in the spin-off the shares of class C common stock be treated as if the holder thereof had converted his, her or its shares of class C stock into shares of class A stock immediately prior to the spin-off. Consequently, for every              shares of Journal’s class C common stock that you own as of the record date you will receive              shares of our common stock on the distribution date.

It is important to note that if you sell your shares of Journal’s class A common stock between the record date and the distribution date in the “regular way” market, you may be selling your right to receive shares of our common stock in the spin-off. If, however, you sell your shares of Journal’s class A stock in the “ex-distribution” market or you sell your shares of class B common stock or class C common stock in the manner provided by Journal’s articles of incorporation between the record date and the distribution date, then you will still receive the shares of our common stock attributable to the shares of Journal common stock that you sold. Please see the following section “—Trading Between the Record Date and Distribution Date.”

Trading Between the Record Date and the Distribution Date

Journal Common Stock

Beginning on the record date and continuing until the distribution date, there may be two markets in Journal’s class A common stock on the New York Stock Exchange: a “regular way” market and an “ex-distribution” market. Shares of Journal’s class A common stock that trade on the regular way market trade with an entitlement to shares of our common stock distributed in the spin-off. Shares that trade on the ex-distribution market trade without an entitlement to shares of our common stock distributed in the spin-off, so that holders of Journal’s class A common stock who sell shares ex-distribution will be entitled to receive shares of our common stock even though they have sold their shares of Journal’s class A common stock after the record date. Therefore, if you owned shares of Journal’s class A common stock on the record date and sell those shares on the regular way market before the distribution date, you will also be selling the shares of our common stock that would have been distributed to you. If, however, you sell your shares of Journal’s class A stock in the “ex-distribution” market or you sell your shares of class B common stock or class C common stock in the manner provided by Journal’s articles of incorporation between the record date and the distribution date, then you will still receive the shares of our common stock attributable to the shares of Journal common stock that you sold.

Our Common Stock

Furthermore, beginning approximately two days before the record date, trading of shares of our common stock will begin on a “when issued” basis. When issued trading refers to a sale or purchase made conditionally because the security has been authorized but has not yet been issued. The when issued trading market is a market for shares of our common stock that will be distributed to Journal shareholders on the distribution date. If you owned shares of Journal’s class A common stock on the record date and did not sell those shares in the regular way market, then you may trade your entitlement to shares of our common stock, without the shares of Journal’s class A common stock you own, on the when issued trading market. On the first trading day following the distribution date, when issued trading with respect to our common stock will end and regular way trading will begin. We expect that any when issued trades of our common stock will settle within three trading days after the distribution date. When issued trading is under the trading symbol “            ,” which is different from our regular way trading symbol. Following the distribution date, shares of our common stock are expected to be listed under the trading symbol “NRLT.” If the spin-off does not occur, all when issued trading will be null and void.

How and When You Will Receive Our Common Stock

We anticipate that on                      , 2006, Journal will release to                     , our transfer agent, shares of our common stock to be distributed. As part of the spin-off, we expect to adopt a book-entry share transfer and registration system for our common stock. This means that instead of receiving physical share certificates, registered holders of Journal common stock entitled to the dividend of the shares of our stock will have their shares of our common stock distributed on the distribution date credited to book-entry accounts established for them by the transfer agent. No physical share certificates will be issued, even if requested. We expect that the transfer agent will mail an account statement to each registered holder stating the number of shares of our common stock credited to the holder’s account. After the spin-off, you may request a transfer of your shares of our common stock to a brokerage or other account.

For those holders of Journal common stock who hold their shares through a broker, bank or other nominee, the transfer agent will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers’ accounts with our common stock. We anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with our common stock on the same day that their accounts are credited, which is expected to be the distribution date.

Treatment of Fractional Shares

The transfer agent will not deliver any fractional shares of our common stock in connection with the spin-off. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon as practicable after the distribution date. Those holders will then receive a cash payment in the form of a check in an amount equal to their pro rata share of the total net proceeds of those sales. If you physically hold Journal stock certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will be mailed to you separately.

It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

None of Journal, our company or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither we nor Journal will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholders. See “—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Treatment of Stock Options and Other Stock-Based Awards

All options to purchase shares of Journal common stock held by a Norlight employee will have vested prior to the spin-off. We expect that the exercise price of, and/or number of shares of Journal common stock underlying, options to purchase shares of Journal common stock held by any current or former Journal director or employee (including Norlight employees) will be adjusted, in an amount yet to be determined, to maintain the aggregate intrinsic value of the options, pursuant to the terms of the applicable Journal equity incentive plans, taking into account the change in the value of the Journal common stock as a result of the spin-off. A holder of an option to purchase Journal common stock will not receive the dividend of the Norlight common stock in the spin-off unless such holder exercises the option prior to the record date for the spin-off.

We expect that shares of Journal restricted stock outstanding at the time of the spin-off will be treated the same as other outstanding shares of Journal common stock, with the holder receiving a dividend of our common stock in the spin-off that will be unrestricted.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following discussion summarizes the material U.S. federal income tax consequences of the spin-off to a beneficial owner of Journal common stock that holds that common stock as a capital asset for tax purposes. This discussion is based on the Code, Treasury regulations, published rulings of the IRS, and judicial decisions as of the date of this information statement, all of which are subject to change, possibly on a retroactive basis.

This discussion does not address the U.S. federal income tax treatment of special classes of shareholders, including banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, and persons holding shares of Journal stock as part of a straddle, hedging, constructive sale, or conversion transaction. This discussion does not address all U.S. federal income tax issues that may be applicable to holders who acquired shares of Journal stock pursuant to the exercise of stock options or otherwise as compensation. Furthermore, this discussion does not address any state, local, or foreign tax considerations. You should consult your own tax advisor as to all of the tax consequences of the spin-off to you in light of your own particular circumstances, including the consequences arising under state, local, and foreign tax laws, as well as possible changes in tax laws that may affect the tax consequences described herein.

The U.S. federal income tax treatment of the spin-off depends upon whether the spin-off complies with the requirements for tax-free treatment that are imposed under Code Section 355. Under the IRS’s ruling policy, private letter rulings cannot be obtained with respect to certain of the requirements under Code Section 355. Journal has requested that the IRS rule, in a private letter ruling, that the spin-off meets the requirements under Code Section 355 other than those requirements described in the immediately preceding sentence. In addition to requesting an IRS private letter ruling, Journal intends to obtain an opinion from Foley & Lardner LLP, its tax counsel, that the spin-off meets the requirements under Code Section 355 for qualification as a tax-free transaction. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. The opinion of Foley & Lardner LLP will be based in part on certain representations made by the management of Journal and by the management of Norlight. This opinion will rely on the IRS private letter ruling as to the matters covered by that ruling.

Assuming that the spin-off meets the requirements for tax-free treatment that are imposed under Code Section 355 at the time of the transaction and in subsequent periods, the spin-off will have all the following U.S. federal income tax consequences:

•	No gain or loss will be recognized by, and no amount will be includible in the income of, Journal as a result of the spin-off, other than with respect to any intercompany items required to be taken into account under Treasury regulations relating to consolidated returns.

•	No gain or loss will be recognized by, or includible in the income of, a Journal shareholder solely as a result of the receipt of our common stock in the spin-off, except with respect to unrestricted shares of our common stock received as a dividend on underlying restricted shares of Journal stock.

•	The holding period for our common stock received in the spin-off will include the period during which the Journal common stock with respect to which our common stock was received was held.

•	The tax basis of the Journal common stock immediately before the spin-off will be apportioned between that Journal common stock and the shares of our common stock received, including any fractional share of our common stock deemed received in the spin-off, based upon their relative fair market values at the time of the spin-off.

•	A holder of Journal common stock who receives cash in the spin-off in lieu of fractional shares of our common stock will generally recognize capital gain or loss equal to the difference between the cash received and the holder’s tax basis in the fractional share. Any such capital gain or loss will be treated as a long-term or short-term gain or loss depending upon the holder’s holding period in his or her Journal common stock.

If the IRS issues a private letter ruling in response to a request made by Journal, the private letter ruling will be based on the facts presented and representations made by Journal in the ruling request. An IRS private letter ruling generally will not be revoked or modified retroactively unless there has been an omission or misstatement of a material fact or a breach of a material representation. Journal intends to present all relevant material facts and representations and ensure that those facts and representations are correct and complete in all material respects. If, however, the facts or representations made by Journal are found to be incorrect or incomplete in a material respect or if the facts at the time of the spin-off are materially different from the facts upon which the IRS private letter ruling was based, Journal and its shareholders would not be entitled to rely on the IRS private letter ruling, and the spin-off might not qualify for tax-free treatment under Code Section 355.

If the spin-off were treated as not qualifying for tax-free treatment under Code Section 355, then:

•	Journal would recognize a gain equal to the excess of the fair market value of the shares of Norlight common stock on the date of the spin-off over Journal’s tax basis in such Norlight shares.

•	Each holder of Journal common stock who receives shares of Norlight common stock in the spin-off would be treated as having received a distribution equal to the fair market value of the shares of the Norlight common stock received. This distribution would be treated as (i) first, a taxable dividend to the extent of the shareholder’s pro rata share of Journal’s current and accumulated earnings and profits (including earnings and profits arising from the gain to Journal described in the preceding bullet point), (ii) second, as a non-taxable return of capital to the extent of the shareholder’s tax basis in his or her Journal common stock, and (iii) lastly, as capital gain from the sale or exchange of Journal common stock.

In addition, future events that might or might not be within the control of Journal or Norlight, including extraordinary purchases by third parties of Journal common stock or Norlight common stock, could result in the spin-off being treated retroactively as a taxable transaction to Journal, although not necessarily to the shareholders of Journal. For example, if one or more persons were to acquire a 50% or greater interest in Journal common stock or Norlight common stock as part of a plan or a series of related transactions of which the spin-off is a part, the spin-off may be taxable to Journal. For this purpose, any acquisitions or issuances of our equity securities or Journal’s equity securities within two years before or after the spin-off generally are presumed to be part of such a plan although it may be possible to rebut that presumption. Under the tax sharing agreement between Journal and us, we would generally be required to indemnify Journal against any tax to Journal that resulted from (1) an issuance (including, in some cases, as compensation to our employees) of our equity securities, a redemption of our equity securities, or our involvement in other acquisitions of our equity securities, (2) other actions or failures to act by us, or (3) any of our representations or undertakings referred to in the tax sharing agreement being incorrect or violated. See “Risk Factors—Risks Relating to the Spin-Off”, and “Agreements with Journal—Tax Sharing Agreement.”

Each Journal shareholder who receives Norlight common stock pursuant to the spin-off is required to attach to his or her U.S. federal income tax return for the year in which the spin-off occurs a statement setting forth such data as may be appropriate in order to show the applicability of Code Section 355. Journal will provide the information necessary to comply with this requirement.

Payments of cash to holders of Journal common stock in lieu of fractional shares may be subject to information reporting and “backup withholding” at a rate of 28%, unless a shareholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Amounts withheld under the backup withholding rules from a holder of Journal common stock are generally allowable as a credit against the U.S. federal income tax liability (if any) of such holder, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Results of the Spin-Off

Immediately following the spin-off, we expect to have outstanding approximately                  shares of our common stock, based on the number of shares of Journal common stock outstanding on                 , 2006. The actual number of shares of our common stock to be distributed will depend on the actual number of shares of Journal common stock outstanding on the record date.

Immediately following the spin-off, we expect to have approximately                  holders of record of shares of our common stock, based on the number of record holders of Journal common stock on                 , 2006.

Listing and Trading of Our Common Stock

Before                 , 2006, there was no public market for our common stock. On that date, trading of shares of our common stock began on a when issued basis. We expect to apply to have our common stock listed on the NASDAQ Global Market under the symbol “NRLT.” Following the spin-off, Journal’s class A common stock will continue to trade on the New York Stock Exchange under the symbol “JRN.”

Neither we nor Journal can assure you as to the trading price of our common stock after the spin-off or as to whether the combined trading prices of our common stock and Journal’s class A common stock after the spin-off will, in the aggregate, be less than, equal to or greater than the trading prices of the Journal’s class A common stock before the spin-off. See “Risk Factors—Risks Relating to the Spin-Off.”

The shares of our common stock distributed to Journal’s shareholders will be freely transferable, except for shares received by individuals who are our affiliates and except for certain shares issued under employee plans. Individuals who may be considered our affiliates after the spin-off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. This may include some or all of our executive officers and directors. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

DIVIDEND POLICIES

Norlight

We do not currently intend to pay dividends after the spin-off. We presently intend to retain future earnings, if any, to finance the expansion of our business. All decisions regarding the declaration and payment of dividends by our company is at the discretion of our board of directors in light of all relevant factors, including earnings, general business conditions, working capital requirements, capital spending needs and contractual restrictions.

Our new credit facility may impose restrictions on our ability to make distributions or dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Journal

Pursuant to Journal’s amended and restated articles of incorporation, each class of Journal’s common stock has equal rights with respect to cash dividends, except that dividends on class C shares are cumulative and will not be less than approximately $0.57 per year. Journal’s board of directors currently is declaring annual dividends of $0.26 per class B and class A share and approximately $0.57 per class C share. The declaration of future dividends by Journal is subject to the discretion of Journal’s board of directors in light of all relevant factors, including earnings, general business conditions, working capital requirements, capital spending needs and contractual restrictions.

The terms of Journal’s credit facility provide that it cannot make distributions or dividends (other than distributions or dividends payable solely in stock) if an event of default under its credit facility then exists or would result therefrom.

CAPITALIZATION

The following table sets forth (i) our historical capitalization as of June 25, 2006 and (ii) our adjusted capitalization assuming the spin-off was effective on June 25, 2006. This table should be read together with our other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, including the notes thereto, appearing elsewhere in this information statement.

	June 25, 2006
	Actual	As adjusted
	(Amounts in thousands other than per share amount)
Cash and cash equivalents	$473	$

Debt (1)		$
Current debt	—
Long-term debt	—

Total debt	—
Equity:
Common Stock ($1.00 par value)	—
Additional paid-in capital	—
Retained earnings	—
Invested capital	$62,404		—

Total equity	$62,404

Total capitalization	$62,404	$

(1)	In connection with the spin-off, we expect to pay Journal an approximately $35 million cash payment at the time of the spin-off in the form of a cash dividend and repayment of intercompany debt between our company and Journal, which we expect to finance by borrowing such amount under our proposed credit facility.

SELECTED FINANCIAL DATA

The following table presents our selected financial data. The selected financial data for the years ended December 31, 2003, December 26, 2004 and December 25, 2005 and as of December 26, 2004 and December 25, 2005 have been derived from our audited financial statements, including the notes thereto, appearing elsewhere in this information statement. The selected financial data for the years ended December 31, 2001 and 2002 and as of December 31, 2001, 2002 and 2003 and for the two quarters ended June 25, 2006 and June 26, 2005 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. This table should be read together with our other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, including the notes thereto, appearing elsewhere in this information statement.

						Two Quarters Ended
	2001	2002	2003	2004(1)	2005	June 26, 2005	June 25, 2006 (4)
	(dollars in thousands)
	(unaudited)					(unaudited)
Statement of Earnings Data
Revenue	$151,876	$148,848	$149,594	$144,409	$141,202	$73,717	$64,898
Costs of delivering service, operating costs and expenses	103,949	107,674	110,619	109,631	117,367	59,196	57,835

Operating earnings	47,927	41,174	38,975	34,778	23,835	14,521	7,063
Total other income and (expense)(3)	(1,695)	(268)	94	209	124	177	54

Earnings before income taxes	46,232	40,906	39,069	34,987	23,959	14,698	7,117
Provision for income taxes(3)	18,345	16,340	15,866	13,844	9,208	5,648	2,973

Net earnings(3)	$27,887	$24,566	$23,203	$21,143	$14,751	$9,050	$4,144

Revenue components:
Revenue:
Wholesale services	$102,389	$97,368	$91,870	$82,325	$76,545	$39,851	$34,804
Commercial services
Network services	43,146	43,634	48,960	51,677	49,416	25,879	22,746
IP&E services	6,341	7,846	8,764	10,407	15,241	7,987	7,348

Total commercial services	49,487	51,480	57,724	62,084	64,657	33,866	30,094

Total revenue	$151,876	$148,848	$149,594	$144,409	$141,202	$73,717	$64,898

Other Financial Data
Depreciation (3)	$14,720	$17,193	$17,807	$17,642	$17,948	$9,280	$9,005
Amortization (2) (3)	$15	$—	$—	$24	$357	$180	$179
EBITDA(3)	$62,662	$58,367	$56,782	$52,444	$42,140	$23,981	$16,247
Capital expenditures	$27,509	$10,112	$9,738	$6,672	$14,795	$4,149	$7,380
Dividends paid to parent	$—	$4,400	$35,500	$30,500	$16,300	$13,300	$500
Cash Flow Data
Net cash provided by (used for):
Operating activities	$49,658	$40,867	$44,326	$37,250	$28,435	$16,044	$12,894
Investing activities	$(27,237)	$(9,756)	$(8,570)	$(7,760)	$(14,714)	$(4,093)	$(7,378)
Financing activities	$(21,232)	$(30,550)	$(36,404)	$(30,315)	$(13,697)	$(11,986)	$(5,593)
Balance Sheet Data
Property and equipment, net	$114,819	$107,237	$100,507	$89,561	$86,289	$84,255	$84,509
Total assets	$122,273	$120,810	$112,669	$103,850	$102,158	$98,388	$100,134
Total related party debt (receivable)	$27,837	$1,687	$783	$968	$3,571	$2,282	$(1,522)
Invested capital	$61,797	$81,963	$69,666	$60,309	$58,760	$56,059	$62,404

(1)	Includes Executone of Western Michigan, Inc. (d/b/a Netcom Group) from December 3, 2004, the date of its acquisition.

(2)	Effective January 1, 2002, we adopted Statement No. 142, “Goodwill and Other Intangible Assets.” Under Statement No. 142, goodwill is no longer amortized but is reviewed at least annually for impairment and written down and charged to net earnings when their carrying amounts exceed their estimated fair values.

(3)	We define EBITDA as net earnings excluding other income and expense, income taxes, depreciation and amortization. Our management uses EBITDA, among other things, to evaluate our operating performance. EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies.

(4)	Effective December 26, 2005, we adopted Statement of Financial Accounting Standards Statement No. 123(R), “Share-Based Payment,” using the modified prospective application transition method. During the two quarters of 2006, we recognized $32 in stock-based compensation expense.

The following table presents a reconciliation of our net earnings to EBITDA:

						Two Quarters Ended
	2001	2002	2003	2004(1)	2005	June 26, 2005	June 25, 2006
	(dollars in thousands)
	(unaudited)					(unaudited)
Net earnings	$27,887	$24,566	$23,203	$21,143	$14,751	$9,050	$4,144
Provision for income taxes	18,345	16,340	15,866	13,844	9,208	5,648	2,973
Total other (income) and expense	1,695	268	(94)	(209)	(124)	(177)	(54)
Depreciation	14,720	17,193	17,807	17,642	17,948	9,280	9,005
Amortization	15	—	—	24	357	180	179

EBITDA	$62,662	$58,367	$56,782	$52,444	$42,140	$23,981	$16,247

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our audited financial statements for each of the three years in the period ended December 25, 2005, including the notes thereto, appearing elsewhere in this information statement. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Special Note About Forward-Looking Statements.”

The Effects of Becoming a Public Company

Currently, we are a wholly owned subsidiary of Journal. The purpose of the spin-off is to distribute all shares of our common stock to Journal’s existing shareholders. Upon completion of the spin-off, we will become, and operate as, an independent public company. As such, upon completion of the spin-off, we will become subject to the periodic reporting requirements of the Exchange Act and the other rules and regulations of the SEC. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act of 2002. In addition, upon completion of the spin-off, we will become subject to the rules of the NASDAQ Global Market. We have historically been operated as a subsidiary of Journal; therefore, our management does not have significant experience dealing with the SEC, regulatory requirements or the public markets. We are unable to anticipate the impact that this limited experience might have on our ability to raise capital in the future.

We are working with Journal’s and our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. In addition, we will continue to make changes in other areas, including our internal control over financial reporting, to manage our growth and our obligations as a public company. The reporting reflected in this information statement reflects our efforts to date.

As a subsidiary of Journal, Journal has performed various corporate functions for our operations, including the administration of insurance, treasury, and benefits plans. They also provided internal audit, external financial reporting, income tax filing, and public and investor relations services. We have been charged a management fee for these activities comprised of an allocation of Journal corporate expenses, which was approximately $3.0 million for fiscal 2005. Our historical financial statements included in this information statement include the fee allocated to us for those services. Following the spin-off, Journal will provide us temporary assistance on certain items, such as income tax filing, under the terms of a transition services agreement, for which we will compensate them. For other items, we will incur costs associated with either developing and implementing our own support functions, such as insurance program administration, or engaging outsourcing vendors to accomplish them, as in payroll processing. We expect that we will have all functions in place at the time of the spin-off. We do not at this time know what the exact cost of placing these support functions in service will be. The amount of the management fee historically charged to us by Journal may be either lesser or greater than the eventual costs, although we believe that the management fee reflects a reasonable approximation of the ongoing costs necessary to carry out these activities as an independent public company. The costs of these implementing these functions will negatively impact our operating results should the eventual costs exceed the level of the management fee.

In addition, compliance with reporting and other requirements applicable to public companies may create additional costs for us and will require the time and attention of management. At this time, however, we cannot predict or estimate the degree of impact that our management’s attention to these matters will have on our business.

Being a public company could also make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting as of December 31, 2006. Because Journal, our parent company, is subject to Section 404 requirements as a public company, we have been undergoing the applicable evaluation of our internal controls effective with financial reporting as of December 26, 2004 and December 25, 2005. Our parent company did not identify any material weaknesses in our internal control over financial reporting in either 2004 or 2005. However, if in the future as a stand-alone public company, should we or our independent registered public accounting firm determine that we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have been and will continue to evaluate our internal controls systems to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by the December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations.

We expect to enter into a credit facility at or shortly before the distribution date. To the extent we utilize this credit facility, the incremental leverage will result in increased interest expense relative to historical levels and could limit our ability to respond to market conditions, provide for our capital or other investment needs, or take advantage of acquisitions or other business opportunities based on covenant restrictions associated with the credit facility. However, we believe our experience with executing a disciplined investment strategy and our historically strong cash flow profile will enable us to support this incremental leverage.

After the spin-off, additional new financing will be raised on a stand-alone basis without reference to or reliance on Journal’s financial condition. Therefore, we may face challenges in our ability to secure additional debt or equity financing (other than under the new credit facility) on desirable terms or at all given our relatively smaller size and limited experience with raising capital.

We expect to pay Journal an approximately $35 million cash payment at the time of the spin-off in the form of a cash dividend and repayment of intercompany debt between our company and Journal, which we expect to finance by borrowing such amount under our credit facility.

Overview

Our business reporting is based on the organizational structure used by management for making operating and investment decisions and for assessing performance. Our reportable business segment, communications, consists of two components—wholesale services and commercial services. Our primary growth initiative involves the expansion of our IP&E services. Consequently, as we move forward, our reportable business segment will consist of the same two components—wholesale services and commercial services—but the commercial services component will consist of two elements—network services and IP&E services. The vast majority of our historical business consists of wholesale and commercial services. We operate 4,240 route miles of high-speed fiber optic network connecting large and small metropolitan areas in Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio and have an additional 357 route miles for future network expansion, as well as leased facilities that enable us to provide national and international communications services. Our IP&E services element, which comprises a small portion of our historical business and will be the focus of our future growth initiatives, consists of VoIP offerings and consultative services such as managed security, premise-based phone systems, business continuance (consulting, data center, and workspace recovery), and other enhanced managed services.

We measure our operational performance using a variety of indicators, including revenue and operating earnings growth, growth in monthly recurring revenue, or MRR, percentage of MRR currently under contract, operating and selling and administrative expenses as a percentage of revenue, sales quota achievement rates, and customer and revenue churn. We monitor key operating and customer service metrics to improve customer service, maintain the quality of our network, and reduce costs.

We also measure EBITDA. We define EBITDA as net earnings excluding other income and expense, income taxes, depreciation and amortization. Our management uses EBITDA, among other things, to evaluate our operating performance. EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies.

Since 2002, our wholesale revenue has been in decline due to economic, market and competitive pressures. The decline of our wholesale revenue has dampened our ability to grow overall company revenues and earnings. Therefore, we continue to prioritize our efforts to create revenue growth streams that help to stabilize our wholesale business. More recently, market and competitive pressures have constricted our overall revenue growth in the commercial business. While we have achieved strong growth rates in our newer managed service offerings, traditional telecommunications revenue results have been dampened by intense competitive pressures. As part of our strategy to grow overall company revenue, we expect to devote an increasing percentage of our investment capital to higher growth opportunities in the commercial business, and in particular the VoIP growth initiative. We will invest in capital assets and incur significant operating costs associated with the creation of a small business sales and operational team. Our capital investment strategy will leverage our existing network assets in order to minimize incremental capital spending and optimize our return on investment. We plan to hire approximately fifty new employees by year-end 2006 in support of the first phase of our VoIP growth initiative, which will increase our operating expenses. While the increased operating expenses will result in reduced earnings and cash flows for the initial years of our VoIP growth initiative, this initiative offers significant strategic benefits, as it represents our most scalable opportunity for revenue and earnings growth and significant enhancement of our competitive positioning in the SMB segments that we target.

In the future, as we pursue our VoIP and other growth initiatives, we will measure performance using indicators similar to those employed today and as discussed above. Additionally, we expect to adopt additional operational metrics pertinent to measuring the progress and success of those specific service offerings. For example, for our VoIP growth initiative we will measure the number of subscribers for the Hosted IP Telephony offering and the number of voice lines deployed for the Integrated IP Communications bundles.

Revenue

Revenue in our business is generated via contracts for customer services.

Wholesale agreements tend to carry durations of between 12 and 60 months. The longer contracts typically involve some level of capital investment on our part. There has been a trend toward shorter agreements over the last few years for those service arrangements that do not require capital investment. These agreements typically involve monthly recurring billing following a one-time installation charge. Wholesale customers typically purchase high capacity network, including customized network solutions and are increasingly using us to satisfy their demand for metropolitan area network and managed services.

Commercial agreements are typically 12 to 36 months in length and carry a billing pattern similar to wholesale. We provide our commercial customers with traditional network and IP&E services. Specifically, our network services include certain packet- and circuit-based data networking services, non-IP long distance services and calling cards. IP&E services include dedicated Internet services, hosted IP services, premise-based telephone systems, managed security, managed routers, data center services, business continuity solutions and integrated web/audio/video conferencing offerings. We are currently expanding our IP&E offerings to include integrated IP communications and hosted IP telephony offerings, which will facilitate the delivery of an integrated local, long-distance and Internet service using IP.

Expenses

Cost of Delivering Service

Our most significant expenditure involves payments to other communication service providers for delivering our customer’s traffic to points not served by our physical network. This cost of delivering service represents payments to the local telephone companies and other communications carriers, such as long distance providers, for access, interconnection and transport fees for voice, data and Internet traffic, customer circuit installation expenses, fees paid to third party providers of certain applications such as web hosting services, collocation rents and other facility costs, and telecommunications-related taxes and fees. The primary component of cost of delivering service is the access fees that we pay to local telephone companies. Generally, we collocate equipment in facilities that we lease from local telephone companies and purchase special access circuits from those collocations to our customers’ premises. These services are leased on a monthly basis, under agreements with terms that typically range from 12 to 60 months or require minimum purchase commitments. The access circuits link our customers to our network. The access fees for these circuits vary by region and are the primary reason for differences in cost of delivering service across our markets. We are presently seeking state public utility commission approvals of amendments to our interconnection agreements with AT&T to purchase certain access circuits on a wholesale basis as unbundled network element loops.

Operating Costs

Our operating costs consist of salaries and related costs for employees and other expenses related to engineering and network support and maintenance functions, including provisioning, customer activation, customer care, and technical support staff. We treat our operating costs as variable, even though some items (such as facilities rent and equipment maintenance agreements) are variable only over a longer time horizon. As we expand into new product sets, certain fixed costs are likely to increase; however, these increases are not expected to be proportional with the growth of customers.

Selling and Administrative Expenses

Our selling and administrative expenses consist of salaries and related costs for employees and other expenses related to sales and marketing, information technology, billing, regulatory, human resources, administrative, collections and legal and accounting functions. They include sales commissions and related costs, office rents, marketing and promotional costs, legal and accounting fees, and recruiting costs.

Depreciation and Amortization Expense

Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Network-related equipment and fiber represent the majority of our assets. We depreciate network-related equipment over a 3 to 7 year period. Fiber assets typically carry a useful life of either 20 years or the length of the IRU under which they are acquired, if that is shorter. Facilities are depreciated using 10 to 30 year lives. We depreciate computer equipment over 3 years and furniture over 5 to 7 years. The costs of leasehold improvements are depreciated over the shorter of the respective lease term or duration of economic benefit of the assets. Acquired customer lists are being amortized over 5 years.

Income Taxes

Income tax expense represents the amount of current and deferred income taxes payable to various federal and state taxing jurisdictions in which we operate.

Acquisition

On December 3, 2004, we acquired the customer base and certain assets of Executone of Western Michigan, Inc. (d/b/a Netcom Group), a provider of networking, premise-based telephone systems and carrier services solutions, in Grand Rapids, Michigan. The cash purchase price was $1.1 million. With this purchase, we moved into the telephone equipment sales and service category and have a platform for delivering premise-based IP phone systems as a component of our IP&E product bundle.

Results of Operations

Two Quarters ended June 25, 2006 compared to the Two Quarters ended June 26, 2005

As expected, during the two quarters of 2006 we experienced a reduction in our wholesale services revenue as our customers clarified their needs in the services we provide, reduced their spending and negotiated new market rate contracts with us. Our challenge was heightened as the commercial services component of our business faced a very competitive environment as a result of actions by the ILECs (AT&T and Qwest).

Our revenue in the two quarters of 2006 was $64.9 million, a decrease of $8.8 million, or 11.9%, compared to $73.7 million in the two quarters of 2005. Operating earnings in the two quarters of 2006 were $7.1 million, a decrease of $7.4 million, or 51.0%, compared to $14.5 million in the two quarters of 2005.

The following table presents our total revenue by component, total direct cost of delivering service, operating costs, selling and administrative and depreciation and amortization expenses and total operating earnings for the two quarters ended June 25, 2006 and June 26, 2005.

	2006	Percent of Total Revenue	2005	Percent of Total Revenue
	(Dollars in millions)
Revenue:
Wholesale services	$34.8	53.6%	$39.8	54.0%
Commercial services
Network services	22.8	35.1	25.9	35.1
IP&E services	7.3	11.3	8.0	10.9
Total commercial services	30.1	46.4	33.9	46.0

Total revenue	64.9	100.0	73.7	100.0

Direct cost of delivering service:
Wholesale services	8.6	13.2	9.0	12.2
Commercial services	14.2	21.9	15.4	20.9

Total direct cost of delivering service	22.8	35.1	24.4	33.1
Operating costs	12.3	19.0	12.1	16.5
Selling and administrative expenses	13.5	20.8	13.2	17.9
Depreciation and amortization expense	9.2	14.2	9.5	12.8

Total costs of delivering service, operating costs, selling and administrative and depreciation and amortization expenses	57.8	89.1	59.2	80.3

Total operating earnings	$7.1	10.9%	$14.5	19.7%

Revenue from wholesale services in the two quarters of 2006 was $34.8 million, a decrease of $5.0 million, or 12.6%, compared to $39.8 million in the two quarters of 2005. The decrease was primarily attributed to service disconnections and lower pricing on customer contract renewals. Monthly recurring revenue from wholesale services at the end of the two quarters of 2006 was $5.3 million compared to $5.8 million at the end of the fourth quarter of 2005 and $6.1 million at the end of the two quarters of 2005. During the two quarters of 2006, new circuit connections of $0.9 million in monthly recurring revenue were more than offset by service disconnections and repricing.

Revenue from commercial services in the two quarters of 2006 was $30.1 million, a decrease of $3.8 million, or 11.2%, compared to $33.9 million in the two quarters of 2005. The decrease was primarily attributed to a reduction in long distance revenue, a reduction in revenue in our telephone systems business, and aggressive competition from the Regional Bell Operating Companies. Monthly recurring revenue at the end of the second quarter of 2006 from commercial data and IP&E services that invoice fixed monthly charges was $3.3 million compared to $3.4 million at the end of the second quarter 2005. In 2003, regulators approved SBC’s (now AT&T) application to offer long distance service in Wisconsin, Indiana, Illinois and Michigan. We believe this increased competition for commercial network services is adversely impacting us through the loss of existing customers and by reducing our success rate with new customer acquisitions. We have been proactively working to renew service agreements with our customers by leveraging our customer service abilities and adding new bundled services as we extend contracts at reduced prices.

Our top 10 customers accounted for 38.3% and 37.0% of our revenue in the two quarters of 2006 and 2005, respectively. Within our top customers, Verizon Business (formerly MCI) accounted for 10.2% and 10.1% of our revenue in the two quarters of 2006 and 2005, respectively. In February 2005, we signed a new five-year contract extension with Verizon Business whereby they remain a significant customer. These new service specifications were completed during the first quarter of 2006 and the effects were fully reflected in operating results during the second quarter of 2006.

The total direct cost of delivering service in the two quarters of 2006 was $22.8 million, a decrease of $1.6 million, or 6.6%, compared to $24.4 million in the two quarters of 2005. The decrease was primarily attributed to the decline in the telephone systems business, and the disconnection of local access and offnet facilities supporting wholesale and commercial network services.

Operating costs in the two quarters of 2006 were $12.3 million and $12.1 million in the two quarters of 2005.

Selling and administrative expense in the two quarters of 2006 was $13.5 million, an increase of $0.3 million, or 2.3%, compared to $13.2 million in the two quarters of 2005. During the two quarters of 2006, we incurred $1.2 million of legal and professional fees associated with our VoIP initiative and activities related to the spin-off from our parent company, compared to none in the two quarters of 2005. Offsetting the higher legal and professional fees were lower sales and marketing expenses which declined by $0.9 million when comparing the two quarters of 2006 to the two quarters of 2005.

Depreciation and amortization expense in the two quarters of 2006 was $9.2 million, a decrease of $0.3 million, or 3.2% compared to $9.5 million in the two quarters of 2005. The decrease was primarily attributed to assets reaching the end of their depreciable lives.

The decrease in operating earnings was primarily due to the decrease in wholesale revenue coupled with lower margins in both the wholesale and commercial businesses.

We do not believe we have a material bad debt exposure because a significant portion of our revenue is based on fixed monthly charges for both wholesale and commercial customers that are invoiced in advance of providing services. Most customers are required to pay their bill before services are provided.

Our EBITDA in the two quarters of 2006 was $16.2 million, a decrease of $7.8 million, or 32.5%, compared to $24.0 million in the two quarters of 2005. The decrease in EBITDA is primarily due to the decrease in our operating earnings.

The following table presents a reconciliation of our net earnings to EBITDA for the two quarters of 2006 and 2005:

	2006	2005
	(Dollars in millions)
Net earnings	$4.1	$9.1
Provision for income taxes	3.0	5.6
Other income	(0.1)	(0.2)
Depreciation	9.0	9.3
Amortization	0.2	0.2

EBITDA	$16.2	$24.0

We recognized $0.1 million of interest income in the two quarters of 2006 and $0.2 of interest income in the two quarters of 2005.

The effective tax rate from operations was 41.8% in 2006 and 38.4% in 2005. The increase in the effective tax rate in 2006 is due to permanent tax differences.

Our net earnings in the two quarters of 2006 were $4.1 million, a decrease of $5.0 million, or 54.9%, compared to $9.1 million in the two quarters of 2005. The decrease in net earnings is consistent with the decrease in our operating earnings, the decrease in interest income and the increase in the effective tax rate.

2005 Compared to 2004

Revenue in 2005 was $141.2 million, a decrease of $3.2 million, or 2.2%, compared to $144.4 million in 2004. Operating earnings in 2005 were $23.8 million, a decrease of $11.0 million, or 31.6%, compared to $34.8 million in 2004.

The following table presents our total revenue by component, total direct cost of delivering service, operating costs, selling and administrative and depreciation and amortization expenses and total operating earnings for the years ended December 25, 2005 and December 26, 2004:

	2005	Percent of Total Revenue	2004	Percent of Total Revenue
	(Dollars in millions)
Revenue:
Wholesale services	$76.5	54.2%	$82.3	57.0%
Commercial services
Network services	49.4	35.0	51.7	35.8
IP&E services	15.3	10.8	10.4	7.2

Total commercial services	64.7	45.8	62.1	43.0

Total revenue	141.2	100.0	144.4	100.0
Direct cost of delivering service:
Wholesale services	17.5	12.4	18.4	12.7
Commercial services	30.5	21.6	29.9	20.7

Total direct cost of delivering service	48.0	34.0	48.3	33.4
Operating costs	24.7	17.4	20.7	14.3
Selling and administrative expenses	26.4	18.7	22.9	15.9
Depreciation and amortization expense	18.3	13.0	17.7	12.3

Total costs of delivering service, operating costs, selling and administrative and depreciation and amortization expenses	117.4	83.1	109.6	75.9

Total operating earnings	$23.8	16.9%	$34.8	24.1%

Revenue from wholesale services in 2005 was $76.5 million, a decrease of $5.8 million, or 7.0%, compared to $82.3 million in 2004. The decrease was primarily due to service disconnections and lower pricing on customer contract renewals. Monthly recurring revenue from wholesale services at the end of 2005 was $5.8 million compared to $6.4 million at the beginning of 2005 and $7.0 million at the beginning of 2004. During 2005, new network services of $1.1 million in monthly recurring revenue were more than offset by service disconnections and repricing.

Revenue from commercial services in 2005 was $64.7 million, an increase of $2.6 million, or 4.2%, compared to $62.1 million in 2004. The increase was primarily attributed to our newly acquired premise-based telephone systems business and was partially offset by a decrease in long distance revenue. Monthly recurring revenue at the end of 2005 from network and IP&E services that invoice fixed monthly charges was $3.4 million compared to $3.5 million at the beginning of 2005 and $3.3 million at the beginning of 2004. In 2003, regulators approved SBC’s (now AT&T) application to offer long distance service in Wisconsin, Indiana, Illinois and Michigan. We believe this increased competition for commercial network services is adversely impacting us through the loss of existing customers and by reducing our success rate with new customer acquisitions. We have been proactively working to renew service agreements with our customers by leveraging our customer service abilities and adding new bundled services as we extend contracts at reduced prices.

Our top 10 customers accounted for 40.1% and 37.1% of our revenue in 2005 and 2004, respectively. Within our top customers, Verizon Business accounted for 11.6% and 12.0% of our revenue in 2005 and 2004, respectively. In February 2005, we signed a new five-year contract extension with Verizon Business whereby they remain a significant customer. These new service specifications were completed during the first quarter of 2006 and the effects were fully reflected in operating results during the second quarter of 2006. Though we expect them to remain a significant customer, and we actively manage our long-standing relationship, we cannot predict the implications of Verizon’s acquisition of MCI or other consolidation occurring in our industry.

The total direct cost of delivering service in 2005 was $48.0 million, a decrease of $0.3 million, or 0.6%, compared to $48.3 million in 2004. The decrease was primarily attributed to the decline in wholesale services revenue, partially offset by the shift in revenue mix toward commercial services which carry higher costs.

Operating costs in 2005 were $24.7 million, an increase of $4.0 million, or 19.3%, compared to $20.7 million in 2004. The increase was primarily attributed to the cost of operating our newly acquired premise-based telephone systems business.

Selling and administrative expense in 2005 was $26.4 million, an increase of $3.5 million, or 15.3%, compared to $22.9 million in 2004. The increase was primarily attributed to higher payroll and commission expense associated with an increase in sales staff in commercial services (including the newly acquired premise-based telephone systems business) and higher payroll expense in information technology due to the capitalization of a portion of that cost for a significant systems development project in 2004.

Depreciation and amortization expense in 2005 was $18.3 million, an increase of $0.6 million, or 3.4%, compared to $17.7 million in 2004. The increase was primarily attributed to the amortization of a customer list, partially offset by a reduction in depreciation resulting from assets reaching the end of their depreciable lives.

The decrease in operating earnings was primarily due to the decrease in wholesale revenue, the increasing mix of lower margin commercial and premise-based telephone system business and reduced margins due to competitive pricing in the commercial business.

We do not believe we have a material bad debt exposure because a significant portion of our revenue is based on fixed monthly charges for both wholesale and commercial customers that are invoiced in advance of providing services. Most customers are required to pay before services are provided.

Our EBITDA in 2005 was $42.1 million, a decrease of $10.3 million, or 19.7%, compared to $52.4 million in 2004. The decrease in EBITDA is consistent with the decrease in our operating earnings.

The following table presents a reconciliation of our net earnings to EBITDA for 2005 and 2004:

	2005	2004
	(Dollars in millions)
Net earnings	$14.8	$21.1
Provision for income taxes	9.2	13.8
Total other income, net	(0.1)	(0.2)
Depreciation	17.9	17.6
Amortization	0.3	0.1

EBITDA	$42.1	$52.4

Interest income in 2005 was $0.2 million, an increase of $0.1 million, or 39.3%, compared to $0.1 million in 2004. Interest expense in 2005 related to interest charged by our parent company for funds borrowed under a related party note. In 2004, our parent company paid $0.1 million in interest income to us.

The effective tax rate from operations was 38.4% in 2005 and 39.6% in 2004.

Our net earnings in 2005 were $14.8 million, a decrease of $6.3 million, or 29.9% compared to $21.1 million in 2004. The decrease was primarily attributable to the decline in operating earnings for the reasons described above, offset by a reduction in the effective tax rate.

2004 Compared to 2003

Revenue in 2004 was $144.4 million, a decrease of $5.2 million, or 3.5%, compared to $149.6 million in 2003. Operating earnings in 2004 were $34.8 million, a decrease of $4.2 million, or 10.8%, compared to $39.0 million in 2003.

The following table presents our total revenue by component, total direct cost of delivering service, operating costs, selling and administrative and depreciation and amortization expenses and total operating earnings for the years ended December 26, 2004 and December 31, 2003:

	2004	Percent of Total Revenue	2003	Percent of Total Revenue
	(Dollars in millions)
Revenue:
Wholesale services	$82.3	57.0%	$91.9	61.4%
Commercial services
Network services	51.7	35.8	48.9	32.7
IP&E services	10.4	7.2	8.8	5.9

Total commercial services	62.1	43.0	57.7	38.6

Total revenue	144.4	100.0	149.6	100.0

Direct cost of delivering service:
Wholesale services	18.4	12.7	19.6	13.1
Commercial services	29.9	20.7	29.2	19.5

Total direct cost of delivering service	48.3	33.4	48.8	32.6
Operating costs	20.7	14.3	21.4	14.3
Selling and administrative expenses	22.9	15.9	22.6	15.1
Depreciation and amortization expense	17.7	12.3	17.8	11.9

Total costs of delivering service, operating costs, selling and administrative and depreciation and amortization expenses	109.6	75.9	110.6	73.9

Total operating earnings	$34.8	24.1%	$39.0	26.1%

Revenue from wholesale services in 2004 was $82.3 million, a decrease of $9.6 million, or 10.4%, compared to $91.9 million in 2003. The decrease was primarily due to service disconnections and lower pricing on customer contract renewals. Monthly recurring revenue from wholesale services at the end of 2004 was $6.4 million compared to $7.0 million at the beginning of 2004 and $7.5 million at the beginning of 2003. During 2004, new network services of $0.6 million in monthly recurring revenue were more than offset by service disconnections and repricing.

Revenue from commercial services in 2004 was $62.1 million, an increase of $4.4 million, or 7.6%, compared to $57.7 million in 2003. The increase was primarily attributed to an increase in the services utilized by our existing customers. Monthly recurring revenue from network and IP&E services that invoice fixed monthly charges were $3.5 million at the end of 2004 compared to $3.3 million at the beginning of 2004 and $3.0 million at the beginning of 2003.

Our top 10 customers accounted for 37.1% and 38.1% of our revenue in 2004 and 2003, respectively. Within our top customers, Verizon Business accounted for 12.0% and 12.9% of our revenue in 2004 and 2003, respectively.

The total direct cost of delivering service in 2004 was $48.3 million, a decrease of $0.5 million, or 1.0%, compared to $48.8 million in 2003. The decrease was primarily attributed to a decline in wholesale services revenue, partially offset by a shift in mix toward commercial services which carry higher costs.

Operating costs in 2004 were $20.7 million, a decrease of $0.7 million, or 3.3%, compared to $21.4 million in 2003. The decrease was primarily attributed to reduced payroll expense from a reduction in headcount.

Selling and administrative expense in 2004 was $22.9 million, an increase of $0.3 million, or 1.3%, compared to $22.6 million in 2003. The increase was primarily attributed to increased rent expense due to our headquarters relocation to a new facility and increased regulatory surcharge expense, partially offset by a decrease in sales payroll expenses, market research and marketing expense, and bad debt expense.

Depreciation and amortization expense in 2004 was $17.7 million, a decrease of $0.1 million, or 0.6%, compared to $17.8 million in 2003. The decrease was primarily attributed to reduced capital spending and assets reaching the end of their depreciable lives.

The decrease in operating earnings was primarily due to the decrease in wholesale revenue, decreased margins associated with the higher mix of commercial revenue, and gains recognized in 2003 on the sales of most of our microwave towers. Partially offsetting these earnings decreases were decreases in selling and promotional expenses, bad debt expense, and a lease abandonment charge in 2003.

Our EBITDA in 2004 was $52.4 million, a decrease of $4.4 million, or 7.7%, compared to $56.8 million in 2003. The decrease in EBITDA is consistent with the decreases in our operating earnings.

The following table presents a reconciliation of our net earnings to EBITDA for 2004 and 2003:

	2004	2003
	(Dollars in millions)
Net earnings	$21.1	$23.2
Provision for income taxes	13.8	15.9
Total other income, net	(0.2)	(0.1)
Depreciation	17.6	17.8
Amortization	0.1	—

EBITDA	$52.4	$56.8

Interest income on past due receivables in 2004 was $0.1 million, an increase of $0.1 million compared to 2003. Interest income from our parent company was $0.1 million in 2004 and 2003.

The effective tax rate from operations was 39.6% in 2004 and 40.6% in 2003.

Our net earnings in 2004 were $21.1 million, a decrease of $2.1 million, or 9.1% compared to $23.2 million in 2003. The decrease was primarily attributable to the decline in operating earnings for the reasons described above, offset by a reduction in the effective tax rate.

Liquidity and Capital Resources

We have a promissory note that allows us to borrow, repay and re-borrow funds from our parent company. The defined rate of interest is adjusted periodically. The interest rate on borrowings is equal to the interest rate at which our parent company borrows from its lenders but not below the minimum applicable Federal short-term rate for such month (as defined at Section 1274(d), or any successor section, of the Internal Revenue Code of 1986, as amended). As of June 25, 2006, we had a receivable from our parent of $1.5 million at a weighted average interest rate of 5.59%. We expect that we and our parent will settle all inter-company indebtedness on or before the spin-off.

We have not previously had our own credit facility. We anticipate entering into a credit facility at or around the time of the spin-off. Based on initial discussions with a number of banks to determine indicative terms for our future borrowing needs, we expect to obtain a $60-65 million senior secured credit facility. We expect that such facility will include the following terms: (i) a revolving credit facility as well as an amortizing term loan component, (ii) a maturity date of five years from the date established, (iii) an interest rate for advances at either LIBOR plus a margin based upon leverage or the base rate (expected to equal the higher of the prime rate set by the agent or the Federal Funds Rate plus a margin), (iv) fees payable on the unused amount of the revolver computed based upon leverage, (v) certain upfront fees to be paid to the lenders in order to establish the facility, (vi) an arrangement fee to the agent, and (vii) certain financial covenants, including a maximum total indebtedness to EBITDA and a minimum fixed charge coverage ratio.

We expect to pay Journal an approximately $35 million cash payment at the time of the spin-off in the form of a cash dividend and repayment of intercompany debt between our company and Journal, which we expect to finance by borrowing such amount under our credit facility. The board of directors of Journal, with the advice of legal and financial advisors, carefully considered the reduced cash flow to Journal post spin-off and took the same into consideration in its determination of the size of the cash payment that we will make to Journal. The board of directors believes that the making of such cash payment is consistent with Journal’s historical utilization of our cash flow to enhance the growth of its diversified media business and is appropriate for us in view of our proposed credit facility and expected cash flows and investment needs.

Cash balances were $0.5 million at June 25, 2006. Historically, our principal liquidity and/or capital requirements have been to pay dividends to Journal. We have relied on cash flow from operations to satisfy these requirements. After the spin-off, we will no longer pay dividends to Journal. In the future, we will have increased capital expenditure requirements in connection with our VoIP growth initiatives. Taking all of this into consideration, we believe that current cash balances, our expected cash flows from operations and borrowings available under our new credit facility post spin-off will be adequate for the next twelve months to provide for our working capital, debt service and capital expenditure needs. For the long-term, our cash flow adequacy will depend on our capital needs, strategic considerations and opportunities and the implementation of any new growth initiatives.

We believe that the strategic and financial results to be derived from our growth initiatives warrant an increased level of investment in the commercial business. As we pursue our commercial business growth strategy and in particular the VoIP growth initiative, we will invest in capital assets and incur significant operating costs associated with the creation of a small business sales team. Our capital investment strategy will leverage our existing network assets in order to minimize incremental capital spending and optimize our return on investment. In 2006, we will establish facilities in thirteen ILEC central offices to purchase unbundled network elements that will present customer connections to our network. The cost to establish facilities at each of the identified central offices will range from $110,000 to $250,000 per site, depending on network capacity and the amount of existing facilities. Additionally, we will spend up to $2,000,000 on softswitch-related components to support our growth initiative. We plan to hire fifty new employees by year-end 2006 in support of the first phase of our VoIP growth initiative, which will increase our operating expenses. While the increased operating expenses will result in reduced earnings and cash flows for the initial years of our VoIP growth initiative, this initiative offers significant strategic benefits, as it represents our most scalable opportunity for revenue and earnings growth and significant enhancement of our competitive positioning in the SMB segments that we target.

Cash Flows for the Two Quarters ended June 25, 2006

Cash provided by operating activities was $12.9 million in the two quarters of 2006 compared to $16.0 million in the two quarters of 2005. The decrease was primarily due to the decrease in earnings from wholesale service disconnections, lower pricing on customer contract renewals, an increasing mix of lower margin commercial business and reduced margins due to competitive pricing in the commercial business.

Cash used for investing activities was $7.4 million in the two quarters of 2006, and $4.1 million in the two quarters of 2005. Activity in both years primarily related to capital expenditures. Our investing activities are targeted primarily toward increased network capacity and investments for growth and customer specific service offerings.

Cash used for financing activities was $5.6 million in the two quarters of 2006, and $12.0 million in the two quarters of 2005. As of June 25, 2006, we had a net receivable from our parent company of $1.5 million compared to net borrowings under our related party note of $3.6 million at December 25, 2005. Dividends paid to our parent company were $0.5 million in the two quarters of 2006, and $13.3 million in the two quarters of 2005. On or before the spin-off, the related party notes payable to or receivable from our parent company are expected to be paid in full and the payment of these dividends to our parent company will cease.

Cash Flows for the Year ended December 25, 2005

Cash provided by operating activities was $28.4 million, $37.3 million and $44.3 million in 2005, 2004 and 2003, respectively. The year over year decreases were primarily due to the decreases in earnings from wholesale service disconnections, lower pricing on customer contract renewals, an increasing mix of lower margin commercial and premise-based telephone systems business and reduced margins due to competitive pricing in the commercial business.

Cash used for investing activities was $14.7 million, $7.8 million and $8.6 million in 2005, 2004 and 2003, respectively. Capital expenditures for property and equipment, which account for the majority of our investing activities, were $14.8 million in 2005 compared to $6.7 million in 2004 and $9.7 million in 2003. Our investing activities are targeted primarily toward increased network capacity and investments for growth and customer specific service offerings. No cash was used for acquisitions of businesses in 2005 and in 2003 compared to $1.1 million in 2004.

Cash used for financing activities was $13.7 million, $30.3 million and $36.4 million in 2005, 2004 and 2003, respectively. Net borrowings under our related party notes payable to our parent company were $2.6 million and

$0.2 million in 2005 and 2004 compared to payments under our related party note in 2003 of $0.9 million. Dividends paid to our parent company were $16.3 million, $30.5 million and $35.5 million in 2005, 2004 and 2003, respectively. Following the spin-off, the related party notes payable to our parent company are expected to be paid in full and the payment of these dividends to our parent company will cease.

Contractual Obligations

As of December 25, 2005, our contractual obligations are summarized below.

	Payments Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	$16.5	$3.1	$4.9	$3.8	$4.7
Other long-term liabilities	0.4	—	—	0.1	0.3

Total	$16.9	$3.1	$4.9	$3.9	$5.0

We lease office space, buildings and equipment under both short-term and long-term leases accounted for as operating leases. Some of the lease agreements contain renewal options and rental escalation clauses, as well as provisions for the payment of utilities, maintenance and taxes by us. Included in the operating leases obligation is $1.6 million of incentive obligations, net of amortization, provided by our landlord.

We have entered into agreements (collocation agreements) that allow us to locate equipment in facilities owned by communication providers. The use of this space enables us to extend the effective capability of the physical infrastructure comprising our network. Typically these agreements involve locating multiplexing/muxing equipment (a rack) in local exchange carrier (LEC) central offices. These agreements have specified beginning and ending dates. However, absent the required notification from either party of the intent to end the agreement, the term automatically converts to a month-to-month arrangement with no specified ending date. Absent a regulatory change eliminating the LEC’s responsibility to open their facilities to competing carriers, these agreements have been assumed to exist in near perpetuity and are considered to have put in place permanent components of our network. The agreements require rental payments for the use of the space. Should we elect to exit such an agreement, which we have not had reason to do so, the terms of the agreements provide that we are responsible for both the removal of our equipment and fiber as well as the cost of returning the space to its original condition, if any physical alterations had taken place.

According to SFAS No. 143, “Accounting for Asset Retirement Obligations,” and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations,” the fair value of an asset retirement obligation (ARO) liability should be recognized in the period in which (1) a legal obligation to retire a long-lived asset exists and (2) the fair value of the obligation based on retirement cost and settlement date is reasonably estimable. Upon initial recognition of the ARO liability, the related asset retirement cost is capitalized, therefore increasing the carrying amount of the related long-lived asset.

We believe that we have legal obligations under the collocation agreements to remove our equipment and restore the facilities to their original condition upon terminating the agreements. However, we do not have a reasonable basis by which to assign probabilities to the timing of the potential settlement dates and accordingly, we cannot reasonably estimate the fair value of the asset retirement obligation.

We have acquired the use of specific fiber in various segments of our network via IRU (owned indefeasible rights of use) agreements. Engaging in IRUs as a means of acquiring the operating rights to specific fiber owned by telecommunications companies is a common industry practice. IRUs are long-term (typically 20 years in length with additional renewal options) leases of capacity that allow the lessee to utilize the specific fiber covered by the agreement as if owned. We record IRUs that we have entered into to secure capacity from others as either capital or operating leases. Those that are classified as capital leases are recorded as a fixed asset and depreciated over the term of the agreement.

In our role as a subsidiary of Journal, we are a guarantor, along with all of their other subsidiaries, of Journal’s obligations under its unsecured revolving credit facility. As of June 25, 2006, Journal had outstanding borrowings under its revolving credit facility of $274.7 million. In connection with the spin-off, this guarantee will be cancelled because we will no longer be a subsidiary of Journal.

We do not engage in off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships with unconsolidated entities or other persons that may have a material current or future effect on our financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses. We do not rely on off-balance sheet arrangements for liquidity, capital resources, market risk support, credit risk support or other benefits.

Critical Accounting Policies

Our management’s discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States as if we were a stand-alone company. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related footnote disclosures, as well as judgments as to the effects of us being independent of Journal. On an on-going basis, we evaluate our estimates, including those related to doubtful accounts, property and equipment, income taxes, and employee benefits. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Allowance for Doubtful Accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. We specifically review historical write-off activity by market, large customer concentrations, customer creditworthiness and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us (such as bankruptcy filings, credit history, etc.), we record a specific reserve for bad debts against amounts due us to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past loss history, the length of time the receivables are past due and the current business environment. If our evaluations of the collectibility of our accounts receivable differ from actual results, increases or decreases in bad debt expense and allowances may be required. We periodically review our method of evaluating the collectibility of our accounts receivable and, correspondingly, the allowance for doubtful accounts. We have found our determination of the allowance to be accurate and, therefore, have not recorded significant adjustments to the allowance other than those indicated by the above mentioned evaluation criteria. To illustrate the impact of a change to the allowance for doubtful accounts, if the amount of accounts receivable that are over 90 days past due increased by 10%, our allowance for doubtful accounts would have increased by $0.1 million at December 25, 2005.

Property and Equipment and Definite-lived Intangibles

We assign useful lives to our property and equipment and definite-lived intangibles based on our estimate of the amount of time that we will use those assets. We have selected the straight-line method to depreciate our property and equipment and amortize our definite-lived intangibles. We periodically review our policy for assigning depreciable useful lives to such assets with particular consideration to technological obsolescence. The depreciable asset lives assigned have generally been accurate. Consequently, we have not recorded significant changes to estimated useful lives or adjustments to depreciation expense. A change in the estimated useful lives or the depreciation or amortization method used could have a material impact upon our results of operations. To illustrate the impact of a change to the estimated useful life, if the estimated useful life of fiber optic cable was five years less than its current twenty years, our depreciation expense would have increased by $1.0 million for the year ended December 25, 2005.

We evaluate our property and equipment and definite-lived intangibles for impairment whenever indicators of impairment exist. Accounting standards require that, if the sum of the future cash flows expected to result from an asset or group of assets, undiscounted and without interest charges, is less than the carrying amount of the asset or group of assets, an asset impairment must be recognized in the financial statements. The estimated future cash flows related to an asset or group of assets is highly susceptible to change because we must make assumptions about future revenue and the related cost of services. Changes in our assumptions could require us to recognize a loss for asset impairment.

We have acquired the use of specific fiber in various segments of our network via IRU agreements. Engaging in IRUs as a means of acquiring the operating rights to specific fiber owned by telecommunications companies is a common industry practice. IRUs are long-term (typically 20 years in length with additional renewal options) leases of capacity that allow the lessee to utilize the specific fiber covered by the agreement as if owned. We record IRUs that we have entered into to secure capacity from others as either capital or operating leases. Those that are classified as capital leases are recorded as a fixed asset with the value of the agreement expensed as depreciation over the term of the agreement.

Accrued Income Taxes

IRS and various state Departments of Revenue routinely examine our federal and state tax returns. From time to time, the IRS and the various state Departments of Revenue may challenge certain of our tax positions. We believe our tax positions comply with applicable tax law, and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS or the various state Departments of Revenue could require us to make additional tax payments or cause our effective tax rate to fluctuate on a quarterly basis. Nonetheless, we believe that we have adequately reserved for any reasonably foreseeable payments related to such matters based upon currently available information and consequently do not anticipate any material earnings impact from the ultimate resolution of such matters. As of December 25, 2005 and December 26, 2004, we recorded liabilities to cover additional tax exposure items of $167,000 and $146,000, respectively.

Employee Benefits

As a subsidiary of Journal, we have participated in a self-insured plan for a majority of our employee related health and disability benefits and workers compensation claims. Third party administrators are used to process all claims. Liabilities for unpaid claims are based on our historical claims experience. Liabilities for workers compensation claims are developed from actuarial valuations. Actual amounts could vary significantly from such estimates which would require us to record additional charges or credits to operations in the future.

We intend to continue offering employee benefits in the future under or through either a self-insured or fully insured plan.

The process used by Journal for determining pension costs and funding has relied upon actuarial valuations. We, as part of the group of Journal subsidiaries, provide the actuarial firms with certain assumptions that have a significant effect on our obligations, such as:

•	the discount rate – used to arrive at the net present value of the obligations and expense;

•	the return on assets – used to estimate the growth in invested asset value available to satisfy certain obligations;

•	the salary increases – used to calculate the impact future pay increases will have on pension obligations; and

•	the employee turnover statistics – used to estimate the number of employees to be paid pension benefits.

The assumptions used in accounting for pension benefits and other postretirement benefits for 2005 and 2004 are:

	Pension Benefits		Other Post- Retirement Benefits
	2005	2004	2005	2004
Discount rate for expense	5.75%	6.25%	6.00%	6.25%
Discount rate for obligations	5.95	5.75	5.50	6.00
Rate of compensation increases for expense	4.50	4.50	—	—
Rate of compensation increases for obligations	4.00	4.50	—	—
Expected return on plan assets	8.50	8.50	—	—

For our pension plans, based on an allocation of our participation, a one percent increase or decrease in the discount rate would have lowered by $0.2 million or raised by $0.3 million, respectively, the plans’ 2005 expense and would have lowered the plans’ projected benefit obligations by $0.7 million or raised by $0.9 million, respectively, as of December 25, 2005.

To determine the discount rate assumptions for the pension and the postretirement benefit plans, our parent company, studied our plans’ specific discount rate by matching our projected benefit payments to a yield curve developed from high grade corporate bonds. The results of those studies were used as the benchmark to determine the discount rate assumptions. In addition, we used the Moody’s Aa Corporate bonds, as of the measurement dates, as another reference point to support our decision.

To determine the long-term rate of return assumption for pension plan assets, Journal studied historical markets and preserved the long-term historical relationships between equities and fixed-income securities consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Journal evaluates current market factors such as inflation and interest rates before they determine long-term capital market assumptions. Journal also reviews peer data and historical returns to check for reasonability and appropriateness.

Journal makes other assumptions that affect the accounting for pension benefits, such as the rate of compensation increase. Changes in these assumptions affect the benefit obligations and the service and interest cost components of the pension plan and the other postretirement plan and the required funding of the pension plan. These assumptions are reviewed on an annual basis.

Journal also relies upon actuarial valuations to determine postretirement benefit costs other than pension. They provide an actuarial firm with the assumption of the discount rate and medical cost inflation. These assumptions could have a significant effect on the obligation. The discount rate is used to arrive at the net present value of the obligation. The health care cost trend rate is used to calculate the impact future medical costs would have on postretirement obligations.

Asset Retirement Obligation

We have entered into agreements (collocation agreements) that allow us to locate equipment in facilities owned by communication providers. The use of this space enables us to extend the effective capability of the physical infrastructure comprising our network. Typically these agreements involve locating multiplexing/muxing equipment (a rack) in local exchange carrier (LEC) central offices. These agreements have specified beginning and ending dates. However, absent the required notification from either party of the intent to end the agreement, the term automatically converts to a month-to-month arrangement with no specified ending date. Absent a regulatory change eliminating the LEC’s responsibility to open their facilities to competing carriers, these agreements have been assumed to exist in near perpetuity and are considered to have put in place permanent components of our network. The agreements require rental payments for the use of the space. Should we elect to exit such an agreement, the terms of the agreements provide that we are responsible for both the removal of our equipment and fiber as well as the cost of returning the space to its original condition, if any physical alterations had taken place.

According to SFAS No. 143, “Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations,” the fair value of an asset retirement obligation (ARO) liability should be recognized in the period in which (1) a legal obligation to retire a long-lived asset exists and (2) the fair value of the obligation based on retirement cost and settlement date is reasonably estimable. Upon initial recognition of the ARO liability, the related asset retirement cost is capitalized, therefore increasing the carrying amount of the related long-lived asset.

We believe that we have legal obligations under the collocation agreements to remove our equipment and restore the facilities to their original condition upon terminating the agreements. However, we do not have a reasonable basis by which to assign probabilities to the timing of the potential settlement dates and accordingly, we cannot reasonably estimate the fair value of the asset retirement obligation. To illustrate the range of potential obligation outcomes, we have entered into approximately thirty (30) collocation agreements since the inception of their deployment in 1999 whose projected restoration cost ranges from an estimate of $50,000 to $200,000 per site. The range in time over which these agreements could be settled is between ten (10) years to longer than thirty (30) years. The corresponding range of fair value of the ARO liability when determined at our estimated credit adjusted risk free interest rate is approximately $250,000 to $1,150,000.

New Accounting Standards

In May 2005, the Financial Accounting Standards Board, or FASB, issued Statement No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3,” which requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle, unless it is impracticable to do so. Statement No. 154 also provides that (i) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was affected by a change in accounting principle, and (ii) correction of errors in previously issued financial statements should be termed a “restatement.” We adopted Statement No. 154 in the first quarter of 2006 and the adoption did not have a material impact on our financial statements.

In December 2004, the FASB issued Statement No. 123R, “Share-Based Payment,” which requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. In April 2005, the SEC adopted a rule amending the compliance dates for Statement No. 123R. In accordance with the SEC rule, we adopted Statement No. 123R in the first quarter of 2006. The effect of the adoption of Statement No. 123R did not have a material impact on our financial statements.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We will adopt FIN 48 in the first quarter of 2007. We do not believe the effect of adopting FIN 48 will have a material impact on our financial statements.

Effect of Inflation

Our results of operations and financial condition have not been significantly affected by general inflation. We have reduced the effects of rising costs through improvements in productivity, cost containment programs and, where the competitive environment permits, increased selling prices.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk stemming from changes in interest rates on our promissory note that allows us to borrow, repay and re-borrow funds from our parent company. The interest rate on borrowings is equal to the interest rate at which our parent company borrows from its lenders but not below the minimum applicable Federal short-term rate for such month. The interest rate on our parent company’s current unsecured revolving credit facility is either at LIBOR plus a margin that ranges from 37.5 basis points to 87.5 basis points, depending on its leverage, or the Base Rate, which equals the higher of the prime rate set by U.S. Bank, N.A. or the Federal Funds Rate plus 100 basis points. Average interest rates on borrowings under our parent company’s credit facility were 5.04% in 2005. In 2005, we had approximately $32,000 in interest expense; consequently, if interest rates had been 100 basis points higher, our annual interest expense would have increased only minimally, assuming comparable borrowing levels. We have not entered into derivative instruments to manage our exposure to interest rate risk.

BUSINESS

Overview

We are a facilities-based communications company with over 30 years experience providing network and IP&E services to wholesale and commercial customers in the upper Midwest. We are headquartered in Brookfield, Wisconsin and we operate 4,240 route miles of high-speed fiber optic network connecting large and small metropolitan areas in Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio and have an additional 357 route miles for future network expansion, as well as leased facilities that enable us to provide national and international communications services. Our competitive position is enhanced by a state-of-the-art network management and data center, experienced engineering and technical personnel, sales offices strategically positioned throughout the region and a recognizable, distinctive brand. Throughout the history of our business, we have consistently employed a business model focused on customer loyalty. As a result, we produce a consistent customer experience and in each of the last five years our third party market research has confirmed overall customer “satisfaction” ratings above 95% in our commercial and wholesale businesses. We believe that our strong customer satisfaction results significantly influenced our ability to achieve commercial revenue growth in each fiscal year through 2005. In addition, our strong customer satisfaction results have translated into stable commercial recurring revenue with a customer churn rate of approximately 1% per month.

Since the beginning of 2005, we have seen increased and intense competition from ILECs in our region. While our strong customer satisfaction reputation has helped our competitive positioning, our lack of an integrated local, long distance and Internet offering has hindered our customer retention efforts and ability to further penetrate the SMB segment for new customers. Our growth strategy includes initiatives to close this strategic product gap, enhance our competitive positioning and accelerate revenue and future earnings growth.

Until the spin-off, we will remain a wholly owned subsidiary of Journal. We were incorporated in Wisconsin in 1991, although our predecessor companies began operating in the telecommunications business in 1972. We became affiliated with Journal in 1966.

We classify our customers as either wholesale or commercial. Our wholesale customers include long distance providers, wireless carriers, Internet service providers, ILECs, CLECs, and governmental entities/educational institutions that have network capacity needs in the upper Midwest. Our wholesale customers that are service providers will typically purchase our services to develop end-user offerings while our government/education customers will typically procure and distribute services to the agencies they represent. Wholesale customers typically purchase high capacity network including customized network solutions and are increasingly using us to satisfy their demand for metropolitan area network and managed services. Our network delivers traffic to cities in “non-MSA” markets with population sizes less than 50,000, third-tier markets (with population sizes greater than 50,000 and less than 500,000) and second-tier markets (with population sizes greater than 500,000 and less than 2,000,000) in our region, in addition to first-tier markets (with population sizes greater than 2,000,000). Our ability to provide our customers with network capacity to smaller markets differentiates us from many of our competitors. Pricing for services to smaller markets is typically higher than, and has declined more slowly than, pricing for first tier market services.

We refer to our business-to-business customers as commercial customers. These end-users purchase network and IP&E services for their own use. Our target commercial customers are primarily those in the SMB (less than 500 employee) segment located in the upper Midwest. We also provide a variety of services to regionally headquartered enterprise-size customers whose needs match our capabilities well, exhibit strong demand for IP&E services and value the economies created by our reliable and responsive service. We provide our commercial customers with traditional network services and IP&E services. Specifically, our network services include certain packet-based and circuit-based data networking services, non-IP long distance services and calling cards. IP&E services include dedicated Internet services, hosted IP telephony services, premise-based telephone systems, managed security, managed routers, data center services, business continuity solutions and integrated web/audio/video conferencing offerings.

In our commercial business, we are currently implementing a VoIP initiative to provide small and medium businesses with integrated IP communications bundles that will include local, long distance and Internet services and a hosted IP telephony solution that we call “IP Live”. Our new integrated IP communication services will improve our competitive positioning and enable further penetration of target SMB segments. The term “Voice over IP” describes the transport of voice over IP based networks – including the Internet. Voice can be transported reliably and securely using IP and higher-level protocols. This technology is increasingly being deployed to provide next generation integrated communications services. Our network is an “all-IP” network that utilizes private IP networking as opposed to the Internet. Upon implementation of our VoIP growth initiative, the ability to market integrated IP communications bundles will significantly improve our position with SMB customers and enable us to more vigorously compete with CLECs, ILECs and regional cable providers. Our VoIP growth initiative offers significant strategic benefits, as it represents our most scalable opportunity for revenue and earnings growth and significant enhancement of our competitive positioning in the SMB segments that we target.

Our existing business continuance practice includes our data center and workspace recovery facilities located in Brookfield, Wisconsin. We are expanding our business continuance offerings with the opening of a new data center and workspace recovery facility in the Minneapolis/St. Paul marketplace in 2007. We expect that the VoIP and business continuance initiatives, along with the other growth initiatives described in this section and in “Growth Initiatives” below, should drive revenue growth, future earnings and scale in our commercial business.

In support of wholesale and commercial services, we operate 4,240 route miles of fiber optic network connecting Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio and have available 357 additional route miles for future network expansion. We also purchase capacity and services as needed from other providers to extend our reach beyond our own network. The transport layer of our network uses SONET (Synchronous Optical Network) technology to transport digital signals. The network is configured in a ring physical topology, with multiple fibers providing redundancy. Given this configuration, in the event that an individual fiber strand suffers a catastrophic failure, traffic is automatically re-routed to avoid service interruption.

Our Competitive Strengths

We will continue to vigorously compete for business in our target markets and product categories. Our competitive position and differentiation is based on the following strengths:

•	Experience in using a customer loyalty business model to attract and retain customers.

•	Our ability to bundle emerging services with traditional network services. We bundle metropolitan area network services to wholesale customers and IP&E services to commercial customers.

•	Our existing network reach to smaller markets that are underserved by our larger competitors, and our ability to implement expansion projects that are driven by specific customer demand where our capital investment often is secured by a long-term contract.

•	The continual expansion of our IP&E portfolio and, specifically, our new VoIP services that enable deeper penetration of target SMB segments.

As we implement our growth initiatives, we intend to provide our IP&E services, and may provide certain of our other information services, via a wholly owned subsidiary called Norlight Information Services, LLC. This organizational structure enhances our competitive cost basis for information services, as the services provided by Norlight Information Services, LLC may not be subject to telecommunications fees and taxes that are relevant to telecommunications services providers.

Industry and Competition

Industry Overview

We compete in the telecommunications industry as a network services and IP&E services provider. Within the industry we compete primarily in the landline services, network equipment, Internet access, specialized services and support services categories.

According to research data from Telecommunications Industry Association’s, or TIA’s, 2006 MultiMedia Telecommunications Market Review and Forecast, the telecommunications market, which includes equipment, transport services, specialized services and support services, grew 8.9% to $857 billion in 2005. This market growth was fueled primarily by double digit growth in wireless equipment and services, broadband Internet access, services in support of network equipment and specialized services. Total transport services grew 4.2% to $310.8 billion in 2005, driven by 14.8% wireless growth. Within transport services, landline network services (local exchange and toll services) declined 1.4% to $192.2 billion due to increased competition, changes in technology and conversions of landline services to wireless services. In 2005, TIA reports that broadband Internet access increased by 20.8% to $20.1 billion. Within the specialized services category which grew 13.8% to $6.2 billion, unified communications grew 20.6%, videoconferencing services 11.1%, audioconferencing services 6.7% and web conferencing services 25%. Spending on services in support of wireline, cable and broadband networks grew 13.3% to $50.1 billion while spending on services in support of enterprise networks and customer premise equipment rose by 15.2% to $284 billion in 2005.

Integrated communications services delivered via VoIP technology is an emerging market segment that is growing rapidly. The delivery of business class services using VoIP technology is relatively new and VoIP market penetration rates are relatively low. In its August 2005 report titled “Assessing the SMB VoIP Market,” the Yankee Group estimated that “despite the benefits of IP telephony, only 5% of SMBs use VoIP as their primary means of voice communications.” However, in its 2004 SMB Bundled Communications Survey, the Yankee Group identified that “more than one-third of SMBs are interested in getting VoIP as a hosted or managed service.” In its January 2006 report titled “Business VoIP Services Poised for Dramatic Growth,” the Yankee Group forecasts 2005 US business VoIP market revenue at $840 million. Imbedded in the 2005 VoIP forecast is hosted IP services revenue of $233 million. Hosted IP telephony solutions are estimated to grow at faster rates than overall IP penetration, as this solution allows commercial customers to migrate from legacy phone (non-IP) systems to a managed IP solution without incurring capital expenditures.

We will deploy our network capital and sales professionals in the market areas that have high concentrations of small and medium-sized businesses. According to our third party prospect databases, there are approximately 20,000-22,000 businesses with four to 200 employees in each of the regional markets where we plan to implement our VoIP strategy in 2006. Our prospect databases indicate that our other regional markets exhibit similar or greater addressable market potential.

Competitive Overview

Given the breadth of our network and enhanced IP&E solutions, we compete across telecommunications and managed service provider lines. Our competition for traditional network and telecommunications services consist of multiple long distance carriers, regional carriers, CLECs and ILECs. Emerging competition is expected to come from regional cable providers and ISPs as well. In the wholesale business, we also compete with the capabilities of our wholesale customers to design and build their own networks. As a managed services provider, we also compete with a number of value added resellers, or VARS, for managed services business. Some VARs also provide telecommunications services by reselling our competitors’ offerings. Authority granted by Section 271(d) of the Communications Act of 1934, which since 2003 has allowed Regional Bell Operating Companies, or RBOCs, to provide long-distance service, has resulted in stiff price competition in our region. We are vigorously competing with these providers and are proactive in our efforts to maintain and grow our customer base.

Upon the implementation of our VoIP growth initiative, which is discussed in “Growth Initiatives – Commercial Growth Initiatives,” we will offer SMB customers an integrated IP communications service that will better position us to compete with CLECs, ILECs, ISPs and cable providers. We expect continued intense competition in each of our market and product areas that will cause pricing erosion over time. We intend to expand our portfolio of IP&E offerings and bundle those offerings with existing services in an attempt to stabilize average revenue per user and partially offset pricing erosion impact on overall revenues.

Existing Business

The foundation for our success in both our wholesale and commercial businesses has been our customer-loyalty-focused model. A primary strategic success factor for our business has been the acquisition and retention of talented, motivated employees with a passion for our service model. Our business receives high marks from our customers, with the results of a 2005 survey conducted by Peregrine Marketing Research showing a 94.6% overall customer satisfaction rating among our commercial customers and 98.6% overall satisfaction among our wholesale customers.

Wholesale Business

We currently implement the following strategies to optimize results from our wholesale business:

•	Focus on service providers and government/educational institutions that have needs in our region, and particularly in the smaller markets in our region.

•	Increase bundling of our “Metro Connection” metropolitan area network services with traditional network services.

•	Build and maintain sustainable customer relationships that enable growth.

•	Leverage our existing fiber assets for geographic network expansion opportunities driven by specific customer demand where our capital investment often is secured by a long-term contract.

•	Focus business development efforts around the Central Illinois markets where we expanded our network reach in 2005.

Commercial Business

We currently implement the following strategies to grow our commercial business:

•	Continue to utilize a customer loyalty business model to differentiate. The customer loyalty model enables strong results in customer and revenue retention, penetration of new offerings to existing customers and a strong platform for reference-based selling to new prospects.

•	Focus primarily on SMB and regionally headquartered enterprise-size customers in our current regional markets that are underserved by larger competitors and where we have five to fifteen years of market tenure.

•	Continually expand our portfolio of hosted and managed IP&E services. These services are attractive to SMB target customers who typically will not have enough dedicated in-house information technology, or IT, resources and enterprise-size customers whose needs match our capabilities well, exhibit strong demand for IP&E services and value the economies created by our reliable and responsive service.

•	Organize our sales force and products to maximize market penetration rates. Organize our sales force along customer segment, geographic territory and product lines to achieve better market penetration rates and stronger returns on capital investments.

•	Use our new VoIP offerings to further penetrate the smaller SMB segments. We will offer comprehensive IP communication service bundles that are designed for target customers with less than 200 employees. Bundles will include integrated local, long distance, Internet and enhanced services.

Customers

Wholesale customer Verizon Business (formerly MCI) accounted for 11.6% and 12.0% of our revenue in 2005 and 2004, respectively. In 2005, we ratified a new five-year contract with Verizon Business that extends through 2010 and secures a portion of this revenue stream. The loss of all or a significant amount of ongoing business from Verizon Business would have a significant adverse effect on our results of operations.

Employees

We currently have 325 employees. There is one bargaining unit representing approximately 50 (or approximately 15%) of our total number of employees. The bargaining agreement will expire on June 30, 2007.

Sales and Marketing

Current Sales Organization

Our direct sales force, which has been relatively static in number for the last five years, produces all of our current revenue. As of August 1, 2006, we employ 39 direct sales representatives in the wholesale and commercial businesses. Our wholesale sales team consists of three sales representatives that utilize national account management best practices to serve the wholesale marketplace.

Our commercial sales teams, totaling 36 sales representatives as of August 1, 2006, are deployed across Minnesota, Wisconsin, Illinois, Indiana and Michigan. These sales teams currently utilize a consultative sales process to sell to a broad range of customers and prospects that typically range from 25 to 1,000 employees. The sales force is organized by geographic territories and sells our complete portfolio of offerings. Through 2005, we have consistently achieved year-over-year commercial revenue growth.

Sales Force Reorganization

We do not anticipate the need to change our sales force structure in support of our wholesale initiatives. However, our commercial sales force is currently organized by geographic territory only. In support of our commercial growth initiatives, we plan to significantly increase the scale of our regional sales force and reorganize along target customer size, geographic territory and product lines in approximately August 2006. It is our expectation that our more sizable and better focused sales force will produce deeper penetration of target SMB segments. The details of our commercial growth initiatives are contained in “Growth Initiatives – Commercial Growth Initiatives” below.

Small Business Sales Force. Our small business sales force will target SMB prospects that have 4 to 50 employees. We believe that while the traditional local telephone companies have established market share in this customer segment, they have not concentrated their sales and marketing efforts to build strong loyalty among customers of this size. Our small business sales force will be focused on new account acquisition, and will meet face-to-face with prospects each day as part of a transaction-oriented but personalized and consultative selling process. Acquired accounts will transition to a dedicated account manager who will coordinate installation, post sale service, enhanced services upsell and retention efforts. To gain economies of scale and sales velocity, our account management process to this customer segment will be centralized and will utilize a disciplined approach based on prioritized customer touch points, communication frequency and product/technical expertise to establish a consultative approach. Technical and subject matter expertise will add consultative value on a virtual basis in an effort to gain economies. We have successfully employed virtual technical support for several years in support of our managed security offerings without sacrifice to the consultative value offered to customers.

We expect that our small business sales force will primarily sell our integrated IP communications bundles I and II to their target market. Our integrated IP communications bundles will include local, long distance and Internet services, as described in more detail under “ – Commercial Growth Initiatives – IP&E Growth Initiatives – VoIP Initiative.” While we anticipate that our integrated IP communications bundles will meet the vast majority of our target customer’s needs, we may at times sell stand-alone services such as dedicated Internet and traditional long distance services to those customers whose current contract status may prevent them from buying an integrated offering. We intend to track the performance of our small business sales team via metrics related to staffing, average revenue per user, productivity per sales representative, new customer acquisition and product mix. We will adhere to the same sales and operating procedures in every market we enter.

Commercial Sales Force. Our commercial sales force will continue to target businesses that typically have a need for “stand alone” services that are incremental to our integrated IP bundled offerings. Customers of this size represent the majority of our current customer base. The commercial sales force will continue to target regionally headquartered enterprise-size prospects whose needs match our capabilities and that exhibit strong demand for our IP&E offerings. We expect that the commercial sales force will sell our integrated IP communications bundles II and III, stand-alone network and IP&E services and our hosted IP telephony offering, “IP Live,” to their target customers. When selling to accounts of this enterprise size, we expect longer sales cycles, increasing complexity in the prospect’s purchasing process, an increasing need for subject matter expertise in specialty IT applications and the need for a more consultative approach. Our consultative sales model and marketing effort are structured to address these market dynamics so that we can optimize sales velocity. The commercial sales teams will typically deploy a dedicated account team for each account.

Our consultative sales model includes timely contributions from technical, customer care and subject matter experts to provide differentiated service levels. We will increasingly deploy centralized and “virtual” technical, customer care and subject matter experts in an effort to gain economies in staffing. We have successfully employed virtual support resources for several years in our managed security practice, without sacrifice to the consultative value offered to customers. The commercial sales force functions in the dual role of acquisition and account management to build continuity with their accounts, manage evolving application needs and enhance retention efforts. Performance measurements and sales model execution are consistent in all markets.

Key Product Specialists. Our key product specialists operate as an “overlay” to the commercial sales teams, with primary focus on the marketing of business continuance and managed security solutions to larger customer segments (typically greater than 250 employees) and vertical markets that exhibit clear demand for current and future IP&E and managed solutions. These vertical markets include financial, health care and retail customers and prospects.

Indirect Sales. While not currently contributing to our financial plan, our strategy includes the assessment of indirect sales channel potential. This indirect channel would also be incremental to any referral type business that is generated through our small business and commercial sales teams. Likely channel partners include value-added resellers, local area network consultants and IT and telecommunications consultants to small businesses.

Sales Force Staffing. Staffing for each market will be based on addressable prospect counts that are established using third party databases. To maximize market penetration rates our sales staffing will be deployed in territories surrounding our central office locations with high prospect density and competitive local access pricing. Before entering a market, we develop a profile of prospective customers using third party databases. Whenever possible, we will proactively seek early adaptor and anchor customers from our existing customer base.

Sales Recruiting and Compensation

The ability to recruit, train, orient and retain a successful sales force is a critical part of our business strategy. We believe we have a distinctive approach to recruiting and training our direct sales representatives which ensures a uniform sales approach, including consistent performance management. We require our sales personnel to maintain disciplined time management to balance training, appointment setting and customer appointments, resulting in a personalized and consultative selling process. We require each new member of our direct sales force to participate in an initial in-house training program that is then augmented with ongoing seminars, on-the-job training and direct one-on-one supervision by experienced sales personnel.

We seek to motivate our direct sales force with a commission plan that rewards revenue acquisition and retention, with additional incentive placed on acquisition of new accounts and sales of IP&E offerings. Our commission plans include significant “accelerators” for performance over quota, and commissions for over performance are not capped. This compensation philosophy makes our commission plan marketplace competitive and encourages our sales professionals to seek higher compensation via over performance. Promotional opportunities are tied to sustained results and higher ranking sales positions include increasing quotas and compensation opportunities. We seek to promote from within via a company-wide succession management program.

Marketing

We focus our marketing resources in support of our direct sales efforts. The primary functions of our marketing team include market research, product/category management and marketing communications. We market ourselves under the “Guardians” brand in all business lines and markets to reinforce our dedication to customer service. Our marketing also emphasizes:

•	Tenure and presence across our region, with specific focus on second- and third-tier markets;

•	Reliability of our products and responsive service levels;

•	Our presence and tenure as a provider to the SMB;

•	Product line breadth, including an expanding portfolio of managed IP&E and metropolitan area network services; and

•	VoIP marketing campaigns are expected to emphasize integrated bundle and IP technology benefits for SMB prospects.

Growth Initiatives

Our growth strategy includes initiatives to stabilize our network services business and accelerate growth in our commercial IP&E categories. These initiatives create strategic value by retaining network services revenue, generating revenue and earnings growth, closing strategic product or cost gaps and enhancing our competitive positioning.

Since 2002, our wholesale revenue has been in decline due to economic, market and competitive pressures. The decline of our wholesale revenue has dampened our ability to grow overall company revenues and earnings. Therefore, we continue to prioritize our active efforts to create revenue growth streams that help to stabilize our wholesale business. We utilize a disciplined relationship management process to yield customer retention, share gain opportunities and the security of long term service agreements. We increasingly bundle our metropolitan area network service, Metro Connection, with transport services to provide our wholesale customers with “one stop” economies and solidify our relationship. We continue to leverage our existing fiber assets for geographic network expansion opportunities driven by specific customer demand where our capital investment often is secured by a long-term contract. We expect that these initiatives will generate revenue growth to help offset continued price and revenue erosion created by competitive pressures. We see continued opportunity to stabilize our wholesale business via the initiatives discussed above and will continue our practice of making success-based investments. At the same time we expect to devote an increasing percentage of our investment capital to higher growth opportunities in the commercial business, which are discussed below. In light of this, the remainder of this section will focus on commercial business growth initiatives only.

We believe that the strategic and financial results to be derived from our growth initiatives warrant an increased level of investment in the commercial business. As we pursue our commercial business growth strategy and in particular the VoIP growth initiative, we will invest in capital assets and incur significant operating costs associated with the creation of a small business sales and operational team. Our capital investment strategy will leverage our existing network assets in order to minimize incremental capital spending and optimize our return on investment. We plan to hire approximately fifty new employees by year-end 2006 in support of the first phase of our VoIP growth initiative, which will increase our operating expenses. While the increased operating expenses will result in reduced earnings and cash flows for the initial years of our VoIP growth initiative, this initiative offers significant strategic benefits, as it represents our most scalable opportunity for revenue and earnings growth and significant enhancement of our competitive positioning in the SMB segments that we target.

We also plan, from time to time, to pursue strategic acquisitions and alliances.

Market Opportunities

•	We have been serving wholesale customers for over 34 years. We are experiencing an increasing demand for the bundling of metropolitan area and network services. According to 2004 Yankee Group research, “local private lines remain the highest wholesale growth opportunity due to relieving bandwidth bottleneck in metro areas.”

•	While we connect to all of the first-tier cities in the upper Midwest, our wholesale customers continue to value our network “reach” to “non-MSA,” second-tier and third-tier markets, where, according to Yankee Group research, private line revenue represents 62% of the total market private line revenues.

•	According to Yankee Group research, the SMB market is the largest addressable market segment, with 5.7 million businesses nationwide, comprising approximately 99.6% of employer firms.

•	We believe that SMB openness to outsourcing will make this segment an attractive target for numerous hosted and managed services. Our beliefs are validated by Yankee Group research that reports that 55% of surveyed SMB organizations with plans to upgrade their phone system will consider a converged solution and up to 33% of SMB prospects have interest in hosted/managed VoIP solutions due to lack of internal IT resources.

•	We believe that we can leverage our position as an established provider to the SMB to achieve our VoIP growth initiative goals. The following market research supports our beliefs:

•	VoIP penetration in the SMB segments is estimated at less than 5% by the Yankee Group.

•	A clear cut channel/provider leader for serving the SMB VoIP market is yet to be established (New Global Telecom 2005).

•	Further research by New Global Telephone suggests that the SMB values VoIP bundles with security, conferencing, managed mail and web hosting services. This is validated by our own experience and competitive benchmarking.

•	A Yankee Group study indicates that the most popular managed services today are: web hosting (34%), disaster recovery (25%), network installation (22%) and network performance management (19%). Managed services most under consideration for future implementation are disaster recovery (25%), network design (25%) and network management (21%).

•	According to 2006 TIA forecasts, broadband Internet access, specialized support services and spending in support of customer networks are projected to grow at double digit rates between 2006 and 2009.

•	Yankee Group forecasts show overall growth rates for IP telephony forecasted at 31% from 2005-2010, with hosted VoIP solutions growing at nearly 40% during the same period.

Growth Initiative Critical Success Factors

The following have been identified as critical success factors for the achievement of our wholesale and commercial growth initiatives. These critical success factors relate to tactical level performance metrics that will be used to manage growth initiatives. For certain initiatives, assessment of performance against the identified financial and operational goals will be used as a criterion for decisions related to capital investments and expansion into additional markets. The critical success factors include:

•	the availability of capital resources to fuel growth initiatives;

•	the completion of the regulatory approval processes - specifically amending the interconnection agreements with the ILECs - that enable the purchase of unbundled network elements;

•	the implementation of a staffing plan that meets identified timeframes;

•	the retention of key personnel and the enhancement of “expert status” in key growth markets;

•	the achievement of goals for equipment purchase, product cost and implementation speed;

•	with respect to the VoIP initiative, the achievement of goals related to central office build out costs and timing, resulting local access costs and integrated access device costs; and

•	the achievement of financial and sales metrics related to staffing, average revenue per user, average monthly customer churn, productivity per sales representative, new customer acquisition and product mix.

Commercial Growth Initiatives

Our commercial sales initiatives involve our optimization of our traditional network services business and accelerated growth in selected IP&E service categories.

Network Services

Our network services include certain packet-based and circuit-based data networking services, non-IP long distance services and calling cards. We continue to earn new network services business and have a substantial base of customers and revenue that must be actively managed. Retention of our network services customers and revenue is the foundation of our growth strategy. To produce overall commercial business growth we actively seek to stabilize this revenue stream and consistent with ongoing market trends we seek to help customers migrate to newer IP&E offerings.

While our VoIP initiative will emphasize our new bundled offerings, we expect continued demand for stand-alone network services from certain SMB customers whose needs may exceed our bundled VoIP offerings, customers of any size whose contract status may preclude them from contracting for an integrated offering and those customers that prefer to diversify their service contacts and providers. We also expect continued demand for IP&E offerings from regionally headquartered enterprise-size accounts and prospects.

IP&E Growth Initiatives

Over the last three years, we have continually expanded our portfolio of managed security, business continuance and premise-based IP telephony solutions. These offerings are particularly attractive to small and medium size prospects that lack internal IT resources and regionally headquartered enterprise-size customers that value the economies created by the reliability and responsiveness we provide.

VoIP Initiative.

Upon implementation of our VoIP growth initiative, the ability to market integrated IP communications bundles and hosted IP telephony services will significantly improve our position with SMB customers and enable us to more vigorously compete with CLECs, ILECs, ISPs and regional cable providers. We intend to market our VoIP service offerings initially in markets where we have had a sales presence for at least five years. We seek to be the single-source provider of local, long distance and Internet services to customers with less than 200 employees. Our two primary offerings will be integrated IP Communications and our hosted IP telephony service named “IP Live” (Local, Internet, Voice and Enhanced managed services). Our IP solutions will allow customers to dynamically allocate their bandwidth. Dynamic allocation of bandwidth allows customers to better balance their voice and data traffic based on real time business dynamics and clearly provides advantages over the traditional time division multiplexing technology offered in non-IP solutions. Our hosted IP telephony and integrated IP communications bundles will be delivered over high capacity T-1 connections and will include a fully managed integrated access device, or IAD.

•	Hosted IP Telephony (“IP Live”). The target market for our hosted IP telephony solution, called “IP Live” is typically customers with less than 200 employees. When subscribing to our hosted IP telephony service a customer will no longer need to invest in and manage their own premise-based phone system. At the preference of our customers, our hosted solution can also include the provisioning and ongoing management of on premise IP telephones. Larger customers may also exhibit demand for IP Live depending on their industry, the ratio of office to manufacturing positions and their customer’s desire to outsource their telephone system functionality to avoid capital expenditures. In effect, a customer can enjoy leading edge benefits of an IP phone system while completely outsourcing their phone system functionality. The avoidance of a significant capital outlay coupled with the benefits of a turnkey IP telephony solution is proving to be attractive to our target customers.

•

Integrated IP Communications Bundles. The target market for our integrated IP communications bundles is generally customers with less than 200 employees. Exceptions may occur depending on the customer’s industry, which may impact the ratio of office to manufacturing users. Our integrated IP communications services will be structured into comprehensive bundles to simplify customer options and drive efficiencies in sales process and back office operations. Please refer to table below for our integrated IP communications bundles. While we will continue to sell unbundled versions of our traditional (non-IP) long distance, Internet and enhanced services offerings we anticipate that the vast majority of our sales will be from integrated IP bundles. Deviations in features or pricing for our integrated IP communications bundles will only be allowed as part of special promotions. Market research and our experience indicate that SMB prospects will value bundles with clear product benefits and competitive pricing. We believe that our commitment to offering integrated packages of services helps to simplify choices for our customers while creating back-office efficiencies for us. We believe this approach will also enable us to differentiate from those competitors that do not offer our breadth of enhanced services and help us achieve low customer churn rates and increase revenue opportunities via upsell by our account managers.

Integrated IP Communications Bundles

Integrated IP Bundle	I	II	III
Target Customer Profile	Businesses with 5 to 15 lines (typically 4-50 employees)	Businesses with 16-24 lines (typically 40-100 employees)	Businesses with 25 or more lines (typically 80- 200 employees with high bandwidth needs)

Maximum T-1 Based Internet Access	1.5 Mbps	3.0 Mbps	4.5 Mbps

Minimum Number of Local Phone Lines	6	16	30

Included Domestic LD Minutes	1500	4500	9000

The “core” IP bundles shown above will be complemented with a wide variety of ala carte enhanced services that address SMB e-business and communication needs. Examples include video, audio and web conferencing, web hosting, managed mail and managed security offerings.

Market Launch. We are planning to implement our VoIP initiative at a sustainable pace to ensure high reliability and responsiveness as we grow the business. To optimize our return on capital expenditures, we will utilize our network assets in existing markets, which should also enable speed to market gains. We will deploy our network capital and sales professionals in the market areas that have high concentrations of small and medium-sized businesses. Each time we expand into a new market, we will use the same disciplined approach to capital investment and sales force deployment. Performance against identified operating targets will determine future expansion scale and pace. We believe that the operational excellence gained during our implementation in existing markets will enable expansion into additional markets as warranted by our performance and growth strategy.

Business Continuance Solutions. We have offered collocation and hosting services for over ten years. In 2004, we built our new data center and in 2005 added workspace recovery facilities located in our headquarters in Brookfield, Wisconsin. These state-of-the-art facilities are competitive with any regional facilities and they are the centerpiece of our business continuance practice. Our 4,500 square foot primary data center facility in Brookfield is complemented by our ability to facilitate distributed collocation in any number of our fiber network points of presence. Data center facilities are enabled by redundant fiber network, HVAC, power generators and extensive security infrastructure. Our planning includes numerous scenarios for expansion based on growth needs. Data center services typically include monthly recurring and non recurring charges for collocation, equipment, network connectivity and managed services.

Coupled with our data center is a workspace recovery facility that can be utilized by customers who encounter any type of disaster that disables their own facilities. Our workspace recovery facility functions as a “hot standby” location that a customer can move into within hours of notice. The facility is supported by redundant power and network infrastructure. It is currently built-out with cubicles and is Internet and telephony ready. Customers pay a monthly recurring charge to reserve “seats” in the event that their facilities are disabled. Customers can deploy in the workspace recovery facility on a first come, first served basis although a percentage of our customers will be charged a premium for non-preemptable access in the recovery facility.

We are currently executing the expansion plan to open data center and workspace recovery facilities in the Minneapolis/St. Paul market. This market was chosen due to our substantial existing customer base, fifteen year market presence and the attractive addressable market size. These facilities will closely replicate our Brookfield facilities, which will enable speed to market. We plan to open the Minneapolis facility in 2007. As of this writing we have initiated “pre-sale” activities to build a customer and revenue funnel upon opening.

Premise-Based IP Telephony Solutions. Complimenting our integrated IP communications and hosted IP telephony offerings will be our ability to design, install and service premise-based telephony solutions. The ability to offer hosted or managed systems along with premise-based systems will differentiate us, particularly from our VAR competitors that typically offer only premise-based systems. Our plans to market integrated IP communications bundles are discussed above under “ – Commercial Growth Initiatives - VoIP Growth Initiative”, so discussion here will be limited to premise-based systems.

In December 2004, we entered the premise-based telephony market space through the acquisition of Executone of Western Michigan, Inc. (d/b/a Netcom Group). Netcom was a second generation integrator of telephony solutions for nearly 36 years before we acquired it. Since the acquisition, we have invested in the technical expertise and processes necessary to enhance our premise-based IP telephony practice. We are proactively reshaping our premised based product mix in favor of IP telephony solutions. Using the Netcom acquisition as a platform for continued expansion, we expect to launch premise-based systems business in our Green Bay, Madison and Milwaukee, Wisconsin markets in 2006. We provide a turnkey solution for customers by selling, installing and providing maintenance services for equipment located on their premises. This equipment typically includes private branch exchanges, servers and routers. To complement our own work force, we have established relationships with third party equipment installation companies to install equipment. We also facilitate the network integration efforts of select customers through our leasing program. This program helps our customers secure financing to lease the telephony equipment they require. The typical pricing for premise-based telephony systems includes one time charges for design and implementation solutions with annual recurring fees for maintenance and support services.

We currently represent premise-based phone system offerings from Cisco Systems, Mitel and Vodavi. While equipment from these providers enables us to customize solutions for a wide array of customer sizes and application needs, it is likely that we will create a more focused offering over time.

Managed Network Security Consulting. We help organizations develop and implement a comprehensive network security plan to protect their systems against unauthorized access. Our solutions include vulnerability assessment consulting, managed firewall services, content filtering, virus blocking, intrusion detection, managed virtual private network, or VPN, access and a wide variety of managed email services. Consultative services such as Remote Vulnerability Assessments are typically billed on a project basis, while most other managed security services are billed monthly recurring charges for a determined contract term ranging from twelve to thirty-six months. Our managed security solutions offer customers a turnkey alternative to self management of specialized security applications. Our experience and market research suggest that small and medium size customers will continue to exhibit a willingness to outsource this specialty IT application due to their lack of internal IT resources. In addition we find high demand for these services in specific vertical markets such as financial, retail and health care. These industries demonstrate a higher propensity for security related regulatory compliance and risk management related to confidential customer information.

Technology Capabilities

Since our inception, we have invested in high quality physical network that is designed to meet the specific needs of our customers. To meet these needs, our network has continued to evolve as technology changed. We have constructed expansions and implemented connections to serve new customers in new geographies, each with high quality and flexibility in mind.

This network architecture discussion will start at the base level service deployment methodology and work its way to application specific components.

Fiber Optic Network

Our fiber optic infrastructure was developed beginning in 1991 with an acquisition and continues to evolve. The physical fiber optic network has been constructed in several phases. Much of the original network was installed using aerial optical waveguide. Later phases of network construction involved underground installation of the fiber optic facilities. Currently, we operate 4,240 route miles of high-speed fiber optic network connecting large and small metropolitan areas in Wisconsin, Michigan, Indiana, Minnesota, Illinois, Iowa and Ohio and have an additional 357 route miles for future network expansion, as well as leased facilities that enable us to provide national and international communications services. Of the 4,240 route miles that are currently operated, 1,665 miles are aerial and 2,575 miles are buried. The majority of the system is configured in inter-exchange based rings. We have points of presence, or POPs, in 86 locations throughout the upper Midwest. POPs are physical locations that house equipment and facilitate connectivity and the delivery of services. We are interconnected with 26 carriers and providers of connection services.

The majority of our network has been implemented utilizing SONET systems. SONET is an inherently error-free, fail-safe transmission system that employs self-healing capabilities making it virtually immune to any prolonged downtime. Our operations and outside plant departments proactively address reliability concerns and have, through these diligent efforts, achieved industry leading results. Our network availability for 2005 was 99.999%.

Another technology that is employed on various segments of our network is dense wave division multiplexing, or DWDM. DWDM significantly increases the capacity of fiber optic systems by multiplexing multiple spectrums of light onto a single fiber optic cable. DWDM technology offers benefits that include increased capacity on existing fiber plants, decreased time to install new systems and services, reduction in operation costs, and potential new products and services. An example of a new product provided through our DWDM system is a service that provides carriers direct access to a “wavelength” to facilitate connectivity of networking components such as routers, ATM switches, or other SONET systems.

A variety of methods are employed to provide connectivity from our network POPs to the terminating destination dictated by our customers’ needs and locations. All POPs have connectivity to the ILEC and in many cases alternative access providers. The levels of connectivity range from DS-1 circuits to direct optical connections capable of transporting up to 10 gigabits per second. Also, many of our wholesale customers have direct interconnects at our POPs which allows us to deliver the traffic directly to the customer avoiding costly local access connections.

Our transport network supports many end user based services that we sell directly to our commercial customers. We have multi-services Asynchronous Transfer Mode, or ATM, switches installed in key POPs located across the network. Each of these switches is capable of providing ATM or frame relay services to end user customers delivered via time division multiplex, or TDM, interconnections. These interconnections range from fractional DS1 to OC12 speeds. Inverse multiplexing over ATM, or IMA, provides the ability to combine multiple DS1 facilities into larger, contiguous blocks of deliverable bandwidth. Also, embedded into these switching nodes are multi-protocol label switching, or MPLS, capabilities. MPLS is a scheme typically used to enhance an IP network. Routers on the incoming edge of the MPLS network add a “label” to the beginning of each packet. This label is based on some criteria and is then used to steer it through subsequent routers. The routers on the outgoing edge strip it off before final delivery of the original packet. MPLS can be used for various benefits such as multiple types of traffic coexisting on the same network, ease of traffic management, faster restoration after a failure, and potentially, higher performance.

The majority of our Wide Area Network, or WAN, customers are provided connectivity by frame relay. Nodes that are located in our upper Midwest service area are provided by TDM connections typically delivered to the ILEC’s serving wire center. The service is then transported by one of several different methods back to a core POP and connected to the ATM/multi-services switching platform. We have established agreements with other national and regional service providers for coverage of nodes that are located outside of our upper Midwest services area. An aggregation of these out of area connections are delivered to multiple key ATM switching nodes for geographic and equipment redundancy.

Our IP network delivers services based on IP, including Internet access, native IP network connectivity, and IP Virtual Private Networking, or VPN. The primary architecture of this network is comprised of layers that serve different purposes. The very center of the network is comprised of core routers that have large port and packet handling capabilities. They are located at key POPs geographically distributed across the network and provide high speed and highly reliable connectivity to other core routers, to other layers of the network, and to strategic partners for transport to our upper Midwest location. These backbone routers are also peers in terms of the useful reachability information they control. They possess the capability to distinguish between the gateway information and the information that explains how to reach the outside world, which is through other peer networks or the Internet. The connection speeds of this layer of routers range from OC3 to multiples of gigabit Ethernet.

The next layer of our IP network is our distribution layer of routers. These routers are highly scalable and have economical port costs that enable larger densities of down stream and up stream connections. On the upstream side of each of these routers, high speed trunks connect to multiple core network routers for a guarantee of congestion free and low latency service. This layer of routers is strategically positioned throughout the network to provide a high level of availability and performance.

The final network based layer in our IP network is the access router layer. Our access routers connect the customer to the distribution network. The router at the remote end of an access link is typically the customer premises equipment, or CPE, and may be owned and operated by the customer or managed by us.

We offer two varieties of VPN to our customers. The first approach relies on MPLS as described above. MPLS virtual circuits are set up by our Provider Edge routers servicing the customers’ sites. Traffic from multiple sites, the Internet, and other service providers networks can then be inserted onto the virtual circuits that make up this network based IP VPN. Clearly, the advantage of this service is a high level of flexibility both in routing and in bandwidth scalability. The second form of VPN that we offer is a CPE based VPN. This form of VPN is becoming very popular for site-to-site interconnectivity. To facilitate this service we install and manage access routers on the customer’s premises that rely on tunneling protocols such as PPTP, L2TP, or IPSec to carve bandwidth from the Internet or our private IP network. A broad range of different types of CPE can function as the device that terminates the service at the customer’s location.

Long Distance Voice Service

The primary switching and feature delivery platform for our long distance voice network is the Nortel DMS250. The DMS250 is a tandem switching system that provides all toll switching functions. This platform is capable of delivering many advanced features, including Common Channel Signaling System 7 and Integrated Services Digital Network Primary Rate Interface, as well as Intelligent Network, Advanced Intelligent Network capabilities, International Direct Distance Dialing, enhanced billing and administrative functions and a wide variety of customer features such as public speed calling, conference calling and access to different tiers of operator-based services. The DMS250 network has connections at the network trunking level and at the customer level. Feature Group D, or FGD, connections have been established throughout the upper Midwest and facilitate the direct origination or termination of long distance based voice services. These FGD circuits terminate in the tandem switching center of each local exchange carrier with which we connect. We operate a closed network and only allow access to originating telephone numbers that have been previously subscribed and are programmed in our long distance switching platform. Our larger customers that operate their own premise-based phone systems connect to our long distance platform with dedicated access lines. These connections allow origination or termination of long distance voice service without the added cost and complexity of the local exchange network. To provide service to areas in which we do not have FGDs installed, we rely on third party providers for both origination and termination services. We continue to aggressively pursue cost saving alternatives for these services with VoIP showing the most promise in cost savings, scalability, and reliability.

Network Management Center

All services are managed from our network management center located in Brookfield, Wisconsin. Our network management center houses all functions that provide direct support to customers. The facility features many attributes found in hardened data centers including: redundant heating and cooling, uninterruptible power system, standby generators, and diverse/high speed communications network connections. The facility is staffed around the clock year-round. All systems that reside in our POPs and all customer managed services report back to various management systems within the network management center. These management systems diagnose events as they are reported and direct preventive or corrective activities. Multiple levels of management systems exist to provide redundancy in system performance management. Critical systems and events are displayed on a large video wall which is located in the network management center.

VoIP Growth Initiative

As discussed in “Growth Initiatives – Commercial Growth Initiative – IP&E Initiatives,” during 2005 we began planning for the implementation of a VoIP based voice network. The two primary offerings will be hosted telephony and integrated IP communications services. Both of these offerings will be turnkey and offer more than the typical “bring your own broadband” provider such as Vonage, Packet8, or Skype. Our hosted IP telephony solution will provide the customer many of the benefits that a premise-based system would offer without the initial cost and ongoing maintenance of a premise-based phone system. Our integrated IP communications services will provide existing premise-based telephone system connectivity to local, long distance and internet services utilizing dynamically allocated VoIP bandwidth. Our IP communication solution will be delivered over high capacity T-1 connections and will include a fully managed IAD.

The delivery of these products will rely heavily on our core IP network infrastructure. Because this service will be delivered in an “All-IP” network architecture there will be several advantages over a traditional TDM-based voice centric communications network. The “All-IP” network design exploits the convergence of voice and data services and requires significantly lower capital expenditures and operating costs compared to traditional service providers using legacy technologies. The VoIP services have proven their market readiness, with large corporate customers leading the way. VoIP is a very cost-effective way for us to expand our services beyond our traditional long distance voice services.

VoIP Technology

VoIP technology enables the convergence of voice and data services onto a single integrated network using technologies that digitize voice communications into IP packets for transport either on private, managed IP networks or over the public Internet. Voice and data traffic is packetized, transported and routed to the desired location using IP addressing. In traditional circuit switched telephony, a direct connection between the parties on a voice call provides a permanent link for the duration of the communication. This link is a dedicated circuit, and the bandwidth cannot be used for any other purpose during the call. In VoIP telephony, multiple conversations and data services are sent over a single network as separate streams of data packets. VoIP uses the network more efficiently because it combines multiple sets of data over a single integrated network and dynamically allocates available bandwidth according to usage levels.

There are two distinct strategies that carriers adopt in deploying VoIP services:

•	Voice as an application over the public Internet. In this strategy, packets are not identified and prioritized by content and the network operates on a best-efforts basis. These service providers focus primarily on the consumer market. Under this strategy, the quality of voice traffic may not be as high as that delivered by other VoIP carriers or carriers using traditional technologies due to problems such as network reliability and packet loss where a voice packet is misdirected or delayed, resulting in poor voice quality or loss of transmission. We do not use the public Internet to provide local and long distance voice services.

•	Voice over IP networks that are owned and managed by operators. In this strategy, voice traffic travels over a private data network (instead of the public Internet) and receives priority over other types of traffic to produce quality of service that is similar to the traditional circuit-switched network. This is the strategy we use to provide our VoIP services.

VoIP Technology Benefits

VoIP can provide significant benefits to communications service providers compared to traditional circuit-switched networks. These benefits include:

Lower Capital Expenditures. VoIP technology enables operators to deploy lower cost voice switching platforms, frequently called softswitches, as opposed to circuit-switch technologies. Softswitches afford significant cost advantages over circuit switches. For example, a network using softswitches uses fewer (and less costly) network elements, requires fewer telecommunications circuits and has lower maintenance costs than a network using circuit-switches. VoIP technology requires fewer network elements because it deploys a single network that transports both voice and data, compared to traditional telephony architecture where multiple networks are deployed. VoIP technology requires only a single network because of its ability to packetize voice and dynamically allocate bandwidth, allowing a converged IP network to have significantly over-subscribed transport resources, which reduces operator requirements to build additional capacity. This is particularly advantageous in last mile facilities, which connect the operator to the end customer. In addition, in a softswitch based network, capital expenditures can be success-based, incurred only as the service provider’s customer base grows.

Lower Operating Expenditures. By deploying a single converged network for voice and data services, the service provider can achieve significant operating efficiencies in provisioning, monitoring and maintaining the network. In the traditional operator environment, service providers must manage separate networks for various voice and data services. Also, the transport efficiency mentioned above requires less leased capacity, as more customers can be served on a given transport circuit.

New Service Offerings. The softswitch architecture underpinning VoIP enables the rapid and cost-effective introduction of new services and features, which can be introduced without changing the existing network. All services are provided over the integrated network, so there is no requirement for additional capacity or modifications to introduce new service offerings. Compared to legacy networks built on proprietary standards and protocols, VoIP networks facilitate the development of new applications because they use open standards and protocols.

Historically, IP networks have had disadvantages in delivering voice services when compared with mature, traditional circuit switched networks. These disadvantages have included inferior quality of service, limited scalability, reliability and functionality, fewer features and a limited deployment history. Since the early VoIP deployments in the 1990s, service providers and technology manufactures have gained significant operational and development experience with voice transmission on an IP network. As a result, the underlying technology has matured significantly, improving quality, reliability and scalability and broadening the scope of available features.

Back Office Systems

Sophisticated back office information systems are vital to our revenue growth and our ability to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. We select products and services offered by third-party vendors and efficiently integrate those products and services into our existing back office operations. We have over 30 years of successful experience in designing, integrating and implementing back office systems that support telecommunications and enhanced services.

We believe that our disciplined approach to sales, installation and service together with our automated business processes allow us to streamline our operations and maintain low operating costs. Our front and back office systems are automated and are integrated to synchronize multiple tasks, including installation, billing and customer care. We believe this allows us to lower our customer service costs, efficiently monitor the performance of our network and provide automated and responsive customer support.

We also believe our information systems provide us with a long-term competitive advantage by enabling us to implement services in our markets rapidly and to shorten the time between our receipt of a customer order and our generation of revenue. These systems are designed to afford scalability to meet our growth strategies. We believe that our ability to provide an accurate and understandable bill for our services is a key factor in satisfying and retaining our customers. Our bills are available in a variety of formats that can be tailored to a customer’s specific needs.

We have implemented online customer self-service through our web-enabled MyNorlight site that manages our electronic bill presentment, customer care requests and account and service management. Because of the flexibility of the underlying back office systems we were able to fully develop and customize a proprietary web-based front office system for a major government customer in a relatively short timeframe. This system provides the customer with a full portfolio of self-service functionality including order entry, order management, activation management, trouble reporting, and customer care requests.

We believe that advanced back office systems are necessary to enable our employees to provide our customers with consistent, high-quality service. We have developed the information systems and procedures for operating system support and other back office systems necessary to enter, schedule, fill and track a customer’s order from the point of sale to the installation and testing of service. These information systems also link our trouble management, inventory, billing, collection, facility management and customer service systems. MetaSolv Software, Inc. has developed our operations support systems for managing customer, network and equipment orders. MetaSolv’s software manages our ordering, service provisioning, network inventory management and design, trouble resolution, gateway interconnections and work-flow management business functions. We have implemented an equipment management system and circuit inventory to track our network facilities. In addition, we have implemented service order management and tracking systems that are linked to the billing system, and electronic gateways to incumbent carriers to allow for automated and rapid provisioning, toll free and local number portability, and new service offerings.

Properties

Our corporate headquarters are located in Brookfield, Wisconsin. We believe all of our properties are well maintained, are in good condition, and suitable for present operations. There are no material encumbrances on any of our owned properties or equipment. The following are the principal properties operated by us and the approximate square footage, as of July 1, 2006:

	PROPERTY TYPE	OWNED	LEASED
Offices, POPs and satellite antennae located in:
Brookfield, WI	Headquarters	—	75,000
Pewaukee, WI	Warehouse	—	10,000
Oak Brook, IL	POP	—	4,100
Lafayette, IN	POP	—	4,000
Minneapolis, MN	POP	—	3,700
Green Bay, WI	Sales Office	—	3,000
Eau Claire, WI	POP	—	2,400
Milwaukee, WI	POP	—	3,000
Madison, WI	Sales Office	—	2,000
Madison, WI	POP	—	1,500
Afton, WI	POP	4,000	—
Skokie, IL	Teleport	—	6,000
Chicago, IL	POP	—	1,700
Chicago, IL	POP	—	1,600
Southfield, MI	POP	—	1,300
Saginaw, MI	POP	—	1,200
Ann Arbor, MI	POP	—	1,200
Grand Rapids, MI	Sales/Support Office	—	10,000
Portage, MI	POP	—	1,000
Lansing, MI	Sales Office	—	1,900
Flint, MI	POP	—	1,000
Plymouth, MI	Sales Office	—	2,000
South Bend, IN	POP	—	1,000
Indianapolis, IN	POP	—	4,900
St. Paul, MN	Sales Office	—	3,000

Legal Proceedings

We are involved in various legal proceedings that are incidental to the conduct of our business. We are not involved in any pending or threatened legal proceedings which we believe could reasonably be expected to have a material adverse effect on our financial condition or results of operations. See Note 9 of our Notes to Financial Statements.

REGULATORY OVERVIEW

Federal

The FCC regulates interstate and international telecommunications services (including the use of a carrier’s facilities within a single state to originate or terminate interstate services). The FCC imposes extensive regulations on common carriers such as the ILECs that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as our company. The FCC permits these nondominant carriers to provide domestic interstate services (including long distance and local access services) without prior authorization; but it requires them to receive an authorization to provide or resell international telecommunications services, between the United States and international points. We have obtained FCC authorization to provide international services on a facilities and resale basis. The FCC does not require prior approval of the services offered or rates charged by nondominant carriers, but it reserves jurisdiction to resolve complaints regarding these matters and requires prior approval before a carrier may discontinue offering a regulated service or may transfer control of its operations to a third party. Nondominant carriers like us are also subject to various FCC-imposed fees, reporting requirements, and regulations affecting such matters as protection of subscriber information, the format and content of bills, and prevention of unauthorized changes to a customer’s presubscribed carrier.

The regulations that apply to our services are subject to change due to federal legislation, FCC decisions, and court rulings. We cannot predict either the timing or the effect of such changes.

ILEC Local Access

Our network, IP&E and VoIP services require us to obtain dedicated T-1 connections between our POPs and the premises of our SMB customers. Although we will seek out alternative sources of these connections where feasible, we anticipate that in most cases the ILEC will be the only source of these connections. The prices charged by the ILECs for these connections are subject to regulation, and changes in those regulations may affect our cost of providing service.

The Telecommunications Act of 1996 requires ILECs to provide other telecommunications carriers with access to elements of the ILEC network on an unbundled basis, at cost-based rates, if the FCC determines that competitors would be impaired without access to those elements. Beginning in 1996, the FCC had generally required extensive unbundling of ILEC networks at rates based on the Total Element Long-Run Incremental Cost, or TELRIC, standard. In 2005, however, the FCC adopted new rules that substantially restrict the extent of ILECs’ obligations to provide unbundled elements of their local networks to competitors at TELRIC rates. In particular, the FCC eliminated the requirement that incumbents offer dedicated T-1 connections at TELRIC-based rates in certain geographic areas.

Under the new FCC rules, ILECs have to continue providing unbundled T-1 loops, which are connections between a customer’s premises and the ILEC’s central office, at TELRIC-based rates, except in central offices serving more than 38,000 business lines in which four or more competitors have collocated. An ILEC does not have to provide more than 10 T-1 loops to any single building, even in an area in which T-1 loops are unbundled. ILECs also have to continue providing both T-1 and DS-3 transport circuits, which are the circuits we use to connect our POPs to distant ILEC central offices, except on routes connecting certain high-traffic central offices. For T-1 transport, the exception applies if both central offices serve at least 38,000 business lines or have four or more collocators. For DS-3 transport, the exception applies if both central offices serve at least 24,000 business access lines or have three or more collocators. There is also a cap of 12 DS-3 transport circuits available on an unbundled basis from an ILEC on any given route, even where the high-traffic exception does not apply. In some cases, we anticipate that we may be able to purchase transport to ILEC central offices from other providers, or provide it over our own network facilities, but we cannot assure you that these alternatives will be available at all central offices we wish to access.

In addition, the FCC has concluded that it has authority to forbear from requiring unbundling of ILEC network elements in markets where a sufficiently high level of facilities-based competition exists (for example, from cable TV companies offering telephone service). If the FCC were to find that any of the markets in which we operate meet this standard, it could determine that TELRIC rates should no longer be available.

In late 2004, Verizon (now Verizon Business) petitioned the FCC to forbear from all regulation of Verizon’s packet switched services capable of 200 kbps in each direction, such as frame relay services, ATM services, IP services, ethernet services and very high speed non-TDM based optical networking, optical hubbing, and optical transmission services, as telecommunications services under federal law. The FCC took no action on this petition, and under a provision of the Telecommunications Act of 1996, Verizon’s petition was “deemed granted” as of March 20, 2006. Since that time, other ILECs, including AT&T, BellSouth and Qwest Communications Corporation have petitioned the FCC for the same relief that has been “deemed granted” to Verizon. We do not heavily rely on access to ILEC networks for the types of services covered by these forbearance petitions, so this event should not significantly affect our cost of obtaining network access. However, because we do compete against the types of services described in these petitions, this and future FCC actions to deregulate ILECs through forbearance could give these companies a greater ability to compete against us.

We expect that access to ILEC central offices and to customer locations will continue to be available to us regardless of future changes in the FCC rules, although not necessarily at current prices. All ILECs are required, independent of the network element rules, to offer us some form of loop and transport services. It is possible that the FCC may establish rates for some of these services at levels that are comparable to current UNE rates, or that we may be able to negotiate reasonable prices for these services through commercial negotiations with ILECs. However, we cannot assure you that either of these possibilities will occur. If all other options were unavailable, we would have to pay retail special access rates for these services, which in some cases are substantially higher than TELRIC-based rates. In many regions of the country, the FCC has authorized pricing flexibility for special access services, which could result in further increases in our costs of customer access.

Wireline Broadband Internet Access Services

The FCC has to date treated ISPs as information service providers, which are exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to a universal service fund. On September 23, 2005, the FCC released an order concluding that wireline broadband Internet access, such as digital subscriber line, or DSL, is an information service, not a telecommunications service, and thus is subject to lighter regulation than the FCC applies to telecommunications services. This order may give incumbent telephone companies that provide wireline broadband Internet access services the right to limit their customers’ access to VoIP and Internet services, including our service, or otherwise discriminate against providers of VoIP services such that our service becomes less attractive to customers. However, because telecommunications carriers that provide wireline broadband Internet access services will remain subject to Title II of the Communications Act of 1934, their ability to engage in discriminatory and anticompetitive behavior may be limited by other provisions of law. To the extent that we use incumbent telephone companies’ services or facilities to provide broadband Internet access service to our customers, the ruling may have the effect of raising our costs of access for those services and facilities.

To facilitate a smooth transition to this new regulatory regime, the FCC’s September 23, 2005 order requires facilities-based wireline broadband Internet access service providers to continue providing their wireline broadband transmission offerings on the same terms and conditions for one year from the effective date of the order. After that transition period ends, ILECs will no longer be required to provide DSL transmission services to competing Internet access service providers, although they may choose to offer those services on either a regulated or an unregulated basis.

Also on September 23, 2005, the FCC released a policy statement expressing its position that consumers should have access to the Internet and Internet-based services like ours. The FCC stated that consumers should be able to access content, connect equipment and run applications of their choice. The policy statement also reaffirms that consumers are entitled to competition among network service, application and content providers. The document is only a statement of policy and is not independently enforceable, and the ability and willingness of the FCC to protect access to these services is unclear. However, we believe the policy statement indicates that the FCC may protect consumers’ access to VoIP services like ours. In that regard, as a condition to the FCC’s October 31, 2005 approval of the mergers of Verizon and MCI and SBC and AT&T, the FCC required each of the merged companies to commit to conducting business in a manner that comports with the policy statement for two years from the merger closing dates.

Intercarrier Compensation

The FCC is currently seeking comment concerning proposed reforms of the intercarrier compensation system, which is a set of FCC rules and regulations by which telecommunications carriers compensate each other for the use of their respective networks. These rules and regulations affect the prices we pay to our suppliers for access to the facilities and services that they provide to us, such as termination of calls by our customers onto the public switched telephone network. In particular, the FCC is considering whether access charges, the fees that long distance carriers like us pay to local service providers for the origination and delivery of calls, as well as reciprocal compensation for local interconnected calls, should be replaced by different arrangements. Among the arrangements under consideration are a “bill-and-keep” system, in which intercarrier compensation would be eliminated and all carriers would recover their costs solely from end-user customers; or a unified intercarrier compensation system, in which the same rates would apply to all forms of intercarrier compensation (access and reciprocal compensation). The FCC asked for additional public comments on these and related matters in August 2005. On July 24, 2006, a group of telecommunications carriers filed a new intercarrier compensation reform proposal with the FCC, and the FCC has asked for comments on this proposal as well. It is difficult to predict the timing and impact of any eventual FCC ruling on these issues.

Regulation Affecting VoIP Services

With the growing use of VoIP, the FCC is considering the regulatory status of various forms of VoIP. The outcome of these proceedings will determine whether and how retail VoIP offerings should be regulated, the extent to which VoIP services will be subject to rules relating to consumer protection and other social policy requirements, and whether VoIP providers should pay access charges. To date, the FCC has determined that certain types of VoIP services should be free of state retail rate regulation. However, the FCC also has ordered VoIP providers to enable law enforcement agencies to access traffic data and to provide E911 emergency services. The FCC is considering several other proceedings regarding the regulatory status of various categories of VoIP services and the extent to which intercarrier compensation payments will be due. In addition, several bills have been introduced in Congress that could address these matters, and a number of state public utility commissions are considering related issues. We cannot predict the outcome of any of these proceedings that may affect our operations or impose additional requirements, regulations or charges upon our provision of Internet access and IP-based services, including voice telephony and backbone services.

Universal Service Fund

The Communications Act of 1934 requires that providers of common carrier telecommunications service contribute, on an equitable and non-discriminatory basis, to federal universal service mechanisms established by the FCC such as the USF. The FCC also requires providers of non-common carrier telecommunications to contribute to USF, subject to some exclusions and limitations. At present, USF contributions are calculated based on contributors’ revenues derived from U.S. domestic end users for interstate and international telecommunications or telecommunications services, as those terms are defined under FCC regulations. Pursuant to federal regulations, we pay these contributions and recover the cost through a surcharge to our customers. The amount of our contributions varies each quarter based upon the total amount of federal universal service support being provided under the FCC’s federal mechanisms and associated administrative expenses, the methodology used by the FCC to calculate each carrier’s contributions, and the proportion of our assessable revenues derived from domestic end users for non-common carrier telecommunications or common carrier telecommunications services for all contributors, to the total amount of assessable revenues derived from domestic end users for telecommunications or telecommunications services. Currently, we are not required to contribute directly to the USF for VoIP service revenues; however, on June 21, 2006, the FCC adopted an Interim Order requiring VoIP providers like us to contribute to the USF beginning in the fourth quarter of 2006. At a minimum, the Interim Order requires VoIP providers to pay USF contributions on interstate and international portions of their VoIP revenue. The FCC recognized that VoIP providers have three options to determine reported revenues that will be subject to USF contributions. They can (i) use actual revenues; (ii) conduct traffic studies to determine the jurisdictional nature of the traffic or (iii) report based on a newly created VoIP “safe harbor.” The safe harbor allows VoIP providers to elect to report 64.9% of their revenue as interstate in nature and contribute to USF on that revenue. We are considering the use of traffic studies for purposes of our contributions; however, any traffic study must first be approved by the FCC. This new USF requirement likely will require us to increase the prices of our VoIP services to reflect the additional cost that will be imposed on us and could erode our price advantage when we compete for customers.

The FCC is actively considering proposals on how to further reform the manner in which the FCC assesses carrier contributions to the USF, including a proposal to assess contributions based on working telephone numbers rather than based on revenues. This proposal, if adopted, could require us to increase the prices of our VoIP services to reflect the additional cost that would be imposed on us. Bills have been introduced in Congress to modify the universal service requirements as well. We are unable to predict the changes, if any, that the FCC and/or Congress will adopt and the effect of any such changes on our total universal service contribution payments.

Bundling of DSL and Voice Services by Incumbent Telephone Companies

In March 2005, the FCC ruled that state public utility commissions cannot require that incumbent telecommunications carriers permit competing carriers to provide voice service to retail customers over the same copper wires used by the incumbent carriers to provide DSL service. As a result of this ruling, many incumbent carriers no longer permit retail customers to purchase DSL as a stand-alone service. This ruling makes our service much less attractive to customers who obtain broadband Internet access through an incumbent telecommunications carrier because the incumbent carrier can require them to buy voice service together with DSL. While some incumbent carriers continue to make DSL available on a stand-alone basis, they have no legal obligation to do so and could discontinue such offerings at any time. However, in connection with its approval of the mergers of SBC and AT&T and Verizon and MCI, the FCC required each of the merged companies to offer DSL to consumers without requiring them also to purchase voice service for two years from the start dates. These conditions could make our service more attractive to our customers who obtain broadband Internet access through the merged entities. In addition to the FCC’s requirements, some states imposed conditions on their approvals of the mergers that require the merged companies to offer standalone DSL.

Assistance to Law Enforcement

The Communications Assistance for Law Enforcement Act, or CALEA, requires certain communications service providers to assist law enforcement agencies in conducting lawfully authorized electronic surveillance. On September 23, 2005, the FCC released an order concluding that CALEA applies to VoIP providers that, like us, offer services that allow users to receive calls from, and make calls to, the public switched telecommunications network. The FCC established a deadline of May 14, 2007 for VoIP providers to comply with the requirements of CALEA. We have already begun to implement a CALEA-like capability for our service voluntarily, and we believe that we will be able to comply with the new requirements. On May 3, 2006, the FCC adopted a second order. The order clarifies that the FCC will not establish standards for VoIP providers to comply with CALEA. Instead, the FCC directs law enforcement agencies, experts and the industry to develop the standards. The FCC’s order clarifies that VoIP providers may use third party vendors to comply with the requirements of CALEA. Should the FCC take additional actions that require us to implement capabilities that significantly differ from those we currently plan to deploy, we may face technical obstacles or may incur additional expense to comply.

911 Requirements

On June 3, 2005 the FCC released an order and notice of proposed rulemaking concerning VoIP emergency services. The order set forth two primary requirements for providers of “interconnected VoIP services” such as ours.

First, the order required us to notify our customers of the differences between the emergency services available through us and those available through traditional telephony providers. Second, the order required us to provide enhanced emergency dialing capabilities, to all of our customers by November 28, 2005. Under the terms of the order, we are required to use the dedicated wireline E-911 network to transmit customers’ 911 calls, callback number and customer provided location information to the emergency authority serving the customers’ specific location.

On November 7, 2005, the FCC’s Enforcement Bureau issued a Public Notice with respect to that requirement. The Public Notice indicated that providers who have not fully complied with the enhanced emergency dialing capabilities requirement are not required to discontinue the provision of services to existing clients, but that the FCC expects that such providers will discontinue marketing their services and accepting new customers in areas in which the providers cannot offer enhanced emergency dialing capabilities.

We have taken steps to comply with the FCC’s enhanced emergency service rules and were in compliance with the requirements as of the November 28, 2005 deadline. We rely upon third party providers to assist us in our delivery of 911 calls. To the extent that these providers may not be able to offer compliant emergency calling capabilities in all markets, we may be delayed or prevented from expanding into those markets.

The FCC’s June 3, 2005 order also included a notice of proposed rulemaking that considers additional emergency service requirements. The comment period closed September 12, 2005. We do not know when the FCC will take further action in this proceeding. If the FCC adopts additional regulatory obligations, implementing systems to comply with the obligations could be time consuming and expensive.

Access to New Telephone Numbers

Our VoIP service and features depend on our ability to assign to customers the phone numbers they want. FCC regulations affect our ability to do this and the cost at which we can do it. Current FCC rules prohibit VoIP providers from directly obtaining telephone numbers from the entities that control them, which are the North American Numbering Plan Administrator and the Pooling Administrator. Instead, VoIP providers must obtain numbers indirectly through licensed telecommunications carriers. SBC Internet Services, Inc., an unlicensed VoIP provider, filed a petition with the FCC seeking limited waiver of rules that limit the direct assignment of telephone numbers to licensed telecommunications carriers. The FCC granted SBC Internet Services’ petition and stated that it will provide similar relief in response to petitions from other similarly-situated VoIP providers but, to date, has not acted on the petitions of such providers.

Local Number Portability

We currently offer “local number portability,” a service that allows customers to move their existing telephone numbers from another provider to our service. We also have an obligation to allow our customers to move their telephone numbers to other providers. Only regulated telecommunications providers have access to the centralized number databases that facilitate this process. Because our VoIP services are not regulated telecommunications services, we may, in certain instances, rely on telecommunications providers to process our local number portability requests.

Regulatory Impact of Recent Mergers

In 2005, the FCC and state regulators authorized the acquisition by SBC Communications (now AT&T) of AT&T and by Verizon Communications, Inc. of MCI, Inc. (now Verizon Business) These acquisitions may strengthen the position of each of the acquiring companies in providing regional, national and international services to businesses and other communications service consumers, including the types of customers we serve. We currently provide services to all four of these companies. The effect of the mergers on our company is difficult to predict, although we recently signed a five year contract with Verizon Business. The mergers could result in the loss of some or all of the services we provide to these companies. The mergers could also affect our ability to compete effectively against these very large, vertically-integrated entities. If the pending acquisition of BellSouth by AT&T is approved by regulators, it may further strengthen AT&T’s competitive position in the markets in which we operate.

State

State regulatory agencies have jurisdiction when facilities and services are used to provide intrastate telecommunications services. A portion of our traffic may be classified as intrastate telecommunications and therefore subject to state regulation. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. We are currently authorized to provide interexchange telecommunications services in all states and jurisdictions where our business is operating, and to provide local exchange services in Minnesota, Wisconsin, Indiana, Michigan, Illinois and Ohio. These authorizations require us to comply with a variety of reporting requirements, to pay various taxes, fees, and surcharges (which vary from state to state), and in some states to file schedules of our services and prices and to obtain prior regulatory approval of corporate transactions that affect control of our business. The spin-off will require prior regulatory approval in several states where we hold authorizations, and the failure to obtain or delay in obtaining an authorization could effect our ability to provide regulated services in that state. If a state regulatory agency finds that we have failed to comply with all applicable laws and rules, it may impose sanctions against us, such as monetary penalties or restrictions on our ability to offer service in that state, that could have a material impact on our operations. In addition, some states’ laws and rules may require public notice or prior regulatory approval before we can introduce new services, change prices, or withdraw existing services, which may restrict our flexibility in responding to competition.

Local

Our networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county-by-county and state-by-state basis. To install our own fiber optic transmission facilities, we need to obtain rights-of-way over privately and publicly owned land. Rights-of-way that are not already secured may not be available to us on economically reasonable or advantageous terms.

Legislation

In virtually every session of Congress since the adoption of the 1996 changes to the Communications Act, legislation has been proposed to amend it further. These bills propose, among other things, to deregulate advanced Internet communications services such as IP networks and the applications provided over such networks and require Internet telephone providers to provide certain 911 services similar to those already required under the FCC’s order. Similar legislative efforts have occurred in various states. It is difficult to predict whether new telecom laws will be adopted or existing telecom laws will be amended and the effect(s) of any such changes on our business.

Fees and Taxes

There are numerous fees and taxes assessed on traditional telephone services, some of which we believe have not been applicable to us and that we have not paid in the past. However, some states are beginning to revise their tax codes to encompass additional types of communications services, and some of these new taxes may apply to us. State agencies may also reinterpret existing tax codes to apply to our services. We therefore may begin to collect and remit some of these fees and taxes in the future. To the extent we increase the cost of services to our customers to recoup some of the costs of compliance, this will have the effect of decreasing any price advantage we may have.

In the future, we may pay increased fees to state and other authorities in connection with enhanced 911, or E911, capabilities. Although we believe VoIP is an information service, it emulates telephone service, and consumers expect to be able to reach emergency services when they dial 911. In addition, the FCC has mandated that we provide E911 services. Calls to 911 are answered by public safety agencies supported by state and local taxes and fees on traditional telephone companies. A handful of states address how VoIP providers should contribute to support public safety agencies, and in these states we will be required to remit fees to the appropriate state agencies.

In addition, it is possible that we will be required to collect and remit sales taxes in several states where we have not done so in the past. If we determine that we need to collect and remit sales taxes, we will comply with the administrative rules existing in that state.

In addition to sales taxes, there are various state, municipal and local taxes and fees that are applicable to traditional telephone services that we believe are not and should not be applicable to IP&E services. If, contrary to our belief, we are or become subject to these taxes or fees for our IP&E services, we will be required to pay or collect and remit them, which would erode our price advantage when we compete for customers. In addition, we could be required to pay these taxes or fees, and related charges, retroactively. Our payment of these past taxes and fines, penalties or interest charges could have an adverse impact on our business.

MANAGEMENT

Directors

After the spin-off, we will have an initial board of directors consisting of four directors, who we currently expect to include James V. Continenza, Donald F. Detampel, Jr., James J. Ditter and Richard W. Pehlke. We expect that a majority of our directors will be independent, non-employee directors who meet the criteria for independence required by NASDAQ. Except for Mr. Ditter, we do not expect that any of our initial board members will have been or will be an employee of our company or Journal. Mr. Detampel will serve as the non-executive Chairman of the Board.

The following table presents the names of the persons who we expect to become our directors effective at the time of the spin-off and their ages as of April 25, 2006:

Name	Age	Position
James V. Continenza	43	Director

Donald F. Detampel, Jr.	51	Chairman of the Board

James J. Ditter	44	Director

Richard W. Pehlke	52	Director

James V. Continenza served as Chief Executive Officer, President, and director from September 2002 through June 2004, as Chief Operating Officer and director from May 2001 to August 2002, and as Senior Vice President Strategic Operations from September 2000 to May 2001 of Teligent, Inc. From April 1999 to September 2000, Mr. Continenza served as President and Chief Executive Officer of Lucent Technologies Product Finance & Expanets Financial Services, and as Senior Vice President Worldwide Sales and Marketing from September 1997 to April 1999. Mr. Continenza currently serves on the boards of directors of Rural Cellular Corp., Inc, MAXIM Crane Works, Inc., U.S. Mobility, Inc. and Anchor Glass Container Corporation.

Donald F. Detampel, Jr. served as the Chief Executive Officer and President of Raindance Communications, Inc., a multi-media conferencing and web collaboration company, from February 2004 to April 2006. From August 2001 to September 2002, Mr. Detampel was chairman of OneSecure, Inc., a network security products company, and chief executive officer from April 2000 to February 2002. From 1998 to February 2000, Mr. Detampel was President of GlobalCenter Inc., a wholly-owned subsidiary of Global Crossing Ltd. and a director of Global Crossing Ventures. In 1998, Mr. Detampel was Senior Vice President, Data and Internet Products of Frontier Corporation, a telecommunications company, and President of the Enhanced Services Group, an operating division of Frontier Corporation. From 1996 to 1997, Mr. Detampel was President of Global Crossing Conferencing (f/k/a ConferTech International), a multi-media teleconferencing company. In 1982, Mr. Detampel founded Schneider Communications, a regional telecommunications company, at which he served in various leadership roles, including President, through 1995. Mr. Detampel currently serves as a member of the board of directors of Masergy Communications, Inc.

James J. Ditter is President of Norlight. Mr. Ditter was elected President in September 1995.

Richard W. Pehlke served as a member of the board of directors and as the Executive Vice President and Chief Financial Officer of Hudson Highland Group, Inc., a global specialty staffing business, from February 2003 to December 2005. Prior to that, Mr. Pehlke served as the President of Sapphire Solutions Ltd., a private consulting business. From January 2000 to January 2001, Mr. Pehlke served as the Chief Financial Officer of ONE, Inc., a privately held internet professional services firm. Prior to joining ONE, Inc. Mr. Pehlke served as Vice President and Treasurer for Ameritech Corporation from 1994 to 1999 and as Vice President, Investor Relations from 1986 to 1993. Mr. Pehlke currently serves on the boards of directors of Ideal Industries and Valparaiso University and serves as Chairman of the board of trustees of Edward Health Services Corporation in Naperville, Illinois.

Executive Officers

The following table presents the names and positions of the persons who are our current executive officers and their ages as of April 25, 2006:

Name	Age	Position
James J. Ditter	44	President

Robert E. Rogers	55	Senior Vice President

Michael A. Briggs	42	Senior Vice President, Sales and Marketing

Michael J. Garvey	51	Vice President and Chief Financial Officer

Michael S. Ulicki	43	Vice President and Chief Technology Officer

Thomas E. Valentyn	46	Vice President and General Counsel

Trina G. Jashinsky	43	Vice President, Human Resources

Robert E. Rogers is a Senior Vice President. Mr. Rogers was elected Senior Vice President in August 1995.

Michael A. Briggs is Senior Vice President of Sales and Marketing. Mr. Briggs was elected Senior Vice President of Sales and Marketing in July 2004. Mr. Briggs was Senior Vice President of Marketing and Commercial Sales between October 2000 and July 2004.

Michael J. Garvey is a Vice President and Chief Financial Officer. Mr. Garvey has been Vice President and Chief Financial Officer since February 1997.

Michael S. Ulicki is a Vice President and Chief Technology Officer. Mr. Ulicki was elected Vice President and Chief Technology Officer in July 2000.

Thomas E. Valentyn is a Vice President and General Counsel. Mr. Valentyn was elected Vice President and General Counsel in June 2003. Mr. Valentyn was General Counsel between July 2000 and June 2003.

Trina G. Jashinsky is a Vice President of Human Resources. Ms. Jashinsky was elected Vice President of Human Resources in 1998.

Board Structure

Our articles of incorporation and bylaws provide that the board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The articles provide that any vacancies on the board of directors can be filled only by the affirmative vote of a majority of the directors in office. Any director so elected will serve until the next election of the class for which he or she is chosen and until his or her successor is duly elected and qualified.

Our board of directors is expected to adopt Corporate Governance Guidelines that, along with the charters of our board committees and our Code of Conduct for employees and directors, will provide the framework for the governance of our company. The guidelines will require our directors to designate annually an individual to act as Lead Independent Director if we do not have a non-executive chairman of the board. In this situation, the Lead Independent Director will act as the principal liaison between the independent directors and our President. Our board of directors will determine the Lead Independent Director’s duties.

Committees

We will have three standing committees: Audit, Compensation and Nominating and Corporate Governance.

Audit Committee

We expect that all members of our Audit Committee will be independent directors as required by the listing standards of the NASDAQ Global Market, the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and our future Corporate Governance Guidelines. We expect that our board will determine that at least one director meets the requirements for being an “audit committee financial expert” as defined by regulations of the SEC.

The purposes of our Audit Committee will include assisting our board of directors in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee will also provide an avenue for communication between internal audit, the independent registered public accounting firm, financial management and our board of directors. The Audit Committee will have the sole authority to retain and terminate our independent registered public accounting firm. It will be directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee will also pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm (subject to certain de minimis exceptions for non-audit services).

Compensation Committee

Our Compensation Committee will have oversight responsibility for the compensation and benefits programs for our executive officers and other employees. We expect that all members of our Compensation Committee will be independent directors as required by (1) the listing standards of the NASDAQ Global Market, (2) relevant federal securities laws and regulations, (3) Section 162(m) of the Code, and (4) our future Corporate Governance Guidelines.

The purposes of the Compensation Committee will include discharging our board of director’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities, it is expected that the Compensation Committee will, among other things:

•	determine and approve our compensation philosophy;

•	review and approve corporate goals and objectives relevant to the President’s compensation, and sets the salary, bonus, equity grants (if any) and other benefits for the President in light of the corporate goals and objectives;

•	determine and approve the compensation and benefits paid to the other executive officers and key employees;

•	determine the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans; and

•	determine the aggregate incentive compensation awards for all participants in the plans as a group.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee will identify and recommend candidates for election to our board of directors and advise our board on corporate governance matters. We expect that all members of our Nominating and Corporate Governance Committee will be independent directors as required by the listing standards of the NASDAQ Global Market and our future Corporate Governance Guidelines.

Director Nomination Process

Our Nominating and Corporate Governance Committee will identify and recommend candidates for election to our board. The Nominating and Corporate Governance Committee will consider criteria such diversity, experience, personal integrity, skill set and the ability to act on behalf of shareholders, and will also determine whether the nominee satisfies the professional and governance standards established by NASDAQ and the SEC.

Compensation of Directors

We expect that each of our non-employee directors will receive compensation for service as a director that may include an annual cash retainer for services rendered as a director, a per meeting fee for each meeting of the board of directors or committee of the board of directors attended in person or telephonically and/or equity grants. The chairman of the board and the chairpersons of each of our standing committees may also receive an additional annual cash retainer. These amounts have not yet been determined. It is expected that a committee of our board of directors will recommend director compensation levels to the full board, which will set the compensation based on those recommendations. It is expected that a committee of our board of directors will review and report to the board on the director compensation program on a regular basis, and may retain an outside advisor to assist in its review and report on the program.

Historical Compensation of Executive Officers

The following table sets forth information concerning annual and long-term compensation for services rendered to Norlight for fiscal 2005, 2004 and 2003 by those persons who were our President and our four other most highly compensated executive officers (the “Named Executive Officers”). The compensation set forth below does not necessarily reflect the compensation to be paid by our company to our Named Executive Officers in the future.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation(2)	Securities Under- lying Options	LTIP Payments ($)	All Other Compen- sation ($)(3)
James J. Ditter	2005	333,100	74,342	—	0	145,363	5,150
President	2004	320,231	133,331	—	0	69,911	5,224
	2003	310,154	42,453	—	0	—	5,430

Robert E. Rogers	2005	217,923	35,411	—	0	—	5,150
Senior Vice	2004	210,615	64,042	—	0	—	5,158
President	2003	205,462	20,600	—	0	—	4,130

Michael A. Briggs	2005	196,062	47,152	—	0	—	3,700
Senior Vice	2004	189,247	49,498	—	0	—	3,799
President, Sales and	2003	184,694	107,702	—	0	—	4,130
Marketing

Michael J. Garvey	2005	179,462	27,732	—	0	—	3,700
Vice President and	2004	172,615	53,892	—	0	—	3,799
Chief Financial Officer	2003	167,462	17,808	—	0	—	5,430

Michael S. Ulicki	2005	174,462	29,061	—	0	—	3,700
Vice President and	2004	167,539	53,007	—	0	—	3,799
Chief Technology	2003	161,461	17,302	—	0	—	4,130
Officer

(1)	All bonus amounts indicated were paid pursuant to Journal’s Annual Management Incentive Plan, except that Mr. Briggs also received a bonus under the Norlight Annual Executive Sales Incentive Plan.

(2)	The amount of the perquisites and other personal benefits, securities or property paid to each of the named executive officers was less than $15,000 in 2005.

(3)	For all participants, employer contributions to Journal’s Investment Savings Plan (a 401(k) plan) on behalf of these officers represent all of the compensation in the “All Other Compensation” column.

Compensation Committee Interlocks and Insider Participation

None of our executive officers will serve as a director or member of the compensation committee or other board committee performing equivalent functions.

Stock Options and Restricted Share Grants

We did not grant any stock options or shares of restricted stock to our Named Executive Officers in 2005. The grant of any stock options or shares of restricted stock following the spin-off will be determined by the Compensation Committee of our board of directors. Journal currently has in place its 2003 Equity Incentive Plan. There were no stock options granted under Journal’s 2003 Equity Incentive Plan to our Named Executive Officers in fiscal 2005. Additionally, there were no shares of restricted stock granted under Journal’s 2003 Equity Incentive Plan to our Named Executive Officers in fiscal 2005.

The following table sets forth information regarding the exercise of stock options by our Named Executive Officers during 2005, and the year-end value of unexercised options held by such persons.

Aggregated Option Exercises in 2005

Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Garvey	—	—	—	1,000	N/A	(1)
Michael S. Ulicki	—	—	—	1,000	N/A	(1)

(1)	Not applicable. The fair market value of the underlying Journal class A common stock at fiscal year-end was less than the exercise price of the options.

Incentive Stock and Awards Plan

We do not currently have in place any equity incentive plans. We plan to adopt an incentive stock and awards plan, or Equity Plan, prior to the consummation of the spin-off. Upon adoption, the Equity Plan will authorize the grant of stock options, stock appreciation rights, restricted stock, performance-based awards and other equity-based awards and cash bonuses to any member of our board of directors (whether or not our employee) or any of our employees.

Subject to adjustment to reflect stock dividends and other capital changes, it is expected that                      shares of our common stock will be authorized under the Equity Plan. Shares subject to awards under the Equity Plan that are canceled, expired, terminated or settled in cash shall again be available for issuance under the Equity Plan. Shares of our common stock available for issuance under the Plan may be either authorized and unissued or held by us as treasury stock.

The Equity Plan will be administered by a committee consisting of at least two independent directors appointed by and serving at the discretion of our board of directors.

Pension Plan

We do not currently maintain our own pension plan. However, our Named Executive Officers are currently covered under Journal’s Employees’ Pension Plan and Journal’s Supplemental Benefit Plan. The following table shows the approximate retirement benefit payable on retirement at age 65 under Journal’s Employees’ Pension Plan and Journal’s Supplemental Benefit Plan for employees in specified compensation ranges with varying years of participation in the plans:

Estimated Annual Retirement Benefit

	Years of Benefit Service
Five Year Average Compensation	20	25	30	35
$200,000	$42,324	$52,896	$63,480	$74,052
300,000	66,588	83,232	99,876	116,520
400,000	90,852	113,568	136,272	158,988
500,000	115,116	143,904	172,680	201,456
600,000	139,392	174,228	209,076	243,924

Journal’s Employees’ Pension Plan is completely funded by Journal. Journal’s contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974. The amount of accrued benefits is actuarially determined under the accrued benefit valuation method. It is a defined benefit pension plan that provides benefits for Journal’s employees as well as employees of certain of Journal’s subsidiaries, including Norlight, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment (taking into account annual salary and annual incentive compensation as reported in the summary compensation table), number of years of benefit service and an actuarially determined Social Security offset.

The Supplemental Benefit Plan is a non-qualified, unfunded, defined benefit plan that supplements payments under the Employees’ Pension Plan. Benefits payable under the Supplemental Benefit Plan are calculated without regard to the limitations imposed on the amount of compensation that may be taken into account under the Employees’ Pension Plan. Future benefits payable under the Supplemental Benefit Plan are based on a participant’s base salary and annual incentive compensation only and do not take into account a participant’s long-term compensation under any of Journal’s long-term incentive plans.

With respect to the officers and directors listed in the summary compensation table above, all are participants in the Employees’ Pension Plan. As of April 1, 2006, Mr. Ditter has 12 years of Employees’ Pension Plan benefit service, Mr. Rogers has 32 years, Mr. Briggs has 5 years, Mr. Garvey has 8 years and Mr. Ulicki has 19 years.

Agreements with Named Executive Officers

We have not entered into employment agreements with our Named Executive Officers. We have, however, entered into retention agreements with each of our Named Executive Officers that provide for a payment by us (or a successor entity) to the executive officer. The executive will generally only be entitled to receive the payment if (i) Norlight terminates him or her without cause (as defined in the agreement) before completion of the spin-off or the closing of a sale transaction (the sale of all of our stock or substantially all of our assets), (ii) he or she is not engaged after the closing of a sale transaction as an employee, independent contractor, consultant or advisor of the purchaser, (iii) the executive accepts an engagement with the purchaser in a sale transaction and, within twelve months after the closing date of that sale transaction, the purchaser terminates the engagement of the executive without cause or requires the executive to permanently relocate to an office located more than 35 miles from our current corporate headquarters (and the executive resigns rather than accept such relocation) or (iv) the position offered to the executive by the purchaser in a sale transaction to the executive is not at substantially the same compensation level or does not include substantially the same responsibilities as the position previously held by the executive, or if such comparable compensation or responsibilities are substantially reduced by the purchaser within twelve months after the closing date of that sale transaction. In addition, Mr. Ditter will be eligible to receive one year of outplacement services up to a total cost of $15,000 to Norlight following a termination entitling Mr. Ditter to the payment.

To be eligible to receive the retention payment, the executive must, among other things, perform such duties and functions as we may require from time to time and use his or her best efforts to perform such service to promote the best interests of Norlight. The executive must also assist in our efforts to successfully complete the spin-off or close any sale transaction. The amount of the payment for each of the Named Executive Officers is as follows: Messrs. Garvey, Rogers and Ulicki $275,000, Mr. Briggs $375,000, and Mr. Ditter $800,000. The retention agreements do not affect any executive’s status as an at-will employee.

PRINCIPAL SHAREHOLDERS

As of the date hereof, all of our outstanding shares are owned by Journal. Following the spin-off, Journal will not own any of the shares of our common stock. None of the persons expected to become our directors or executive officers following the spin-off currently owns any shares of our common stock, but those who own shares of Journal common stock will be treated as other Journal shareholders and, accordingly, will receive shares of our common stock in the spin-off. The following table sets forth certain information regarding beneficial ownership of Journal common stock as of                              , 2006, by:

•	each person known to us to be the beneficial owner of more than 5% of Journal’s common stock that we believe will be a beneficial owner of more than 5% of our common stock immediately after the spin-off;

•	our Named Executive Officers;

•	each of the persons currently expected to become our directors immediately after the spin-off; and

•	all of the persons expected to become our directors immediately after the spin-off and our executive officers as a group.

Directors and Executive Officers

Shares Beneficially Owned
	Number	Percent
Michael A. Briggs
James V. Continenza
Donald F. Detampel, Jr.
James J. Ditter
Michael J. Garvey
Richard W. Pehlke
Robert E. Rogers
Michael S. Ulicki
All directors and executive officers as a group (10 persons)

Other Holders (1)

Shares Beneficially Owned
	Number	Percent
Matex Inc. (2)

(1)	The Journal Company, a wholly owned subsidiary of Journal, currently owns 8,676,705 shares of Journal’s class B common stock. Prior to the spin-off, The Journal Company will be merged into Journal and the shares of Journal’s class B common stock currently owned by The Journal Company will be cancelled.

(2)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202. Matex Inc. is owned and controlled by members of the family of Harry J. Grant, Journal’s former chairman.

AGREEMENTS WITH JOURNAL

Following the spin-off, we and Journal will operate independently. To effect the spin-off and to provide a framework for our initial relationship with Journal, we and Journal are entering into certain agreements. The following is a summary of the material terms that we expect to be included in those agreements. The terms of these agreements have not yet been finalized and are being reviewed by us and Journal. This summary is qualified by reference to the full text of the agreements, which will be filed with the SEC as exhibits to the registration statement of which this information statement is a part.

Separation and Distribution Agreement

The separation and distribution agreement will contain the key provisions relating to the distribution of our common stock in the spin-off. The separation and distribution agreement will include procedures by which we and Journal will become separate and independent companies and will contain the conditions that must be satisfied, or waived by Journal, before completion of the spin-off. In addition, we will enter into certain ancillary agreements with Journal governing various interim and ongoing relationships between Journal and us following the spin-off. These ancillary agreements include a transition services agreement and a tax sharing agreement.

We and Journal intend to execute the separation and distribution agreement and the ancillary agreements before the distribution date; however, they will not be effective until the distribution date. Following its execution, the separation and distribution agreement may be amended if both Journal and we agree in writing. If the separation and distribution agreement is materially amended after we have sent this information statement to Journal shareholders and before the distribution date, we will promptly provide additional disclosure of the change in a manner reasonably calculated to inform Journal shareholders of the change.

Recapitalization and Separation

The separation and distribution agreement will provide that, subject to the terms and conditions contained in the agreement and before the spin-off,

•	Journal will effect a recapitalization of our common stock;

•	we will enter into a credit facility with certain financial institutions to finance the expected cash payment to Journal and to provide for our other financing needs; and

•	we expect to pay Journal an approximately $35 million cash payment (consisting of a cash dividend and the repayment of all intercompany indebtedness), which we expect to finance by borrowing such amount under our credit facility.

The Spin-Off

The separation and distribution agreement will provide that completion of the spin-off will be subject to several conditions that must be satisfied or waived by Journal, in its sole discretion, including:

•	Journal will have received an opinion of Foley & Lardner LLP satisfactory to Journal to the effect that the spin-off of our shares by Journal to its shareholders will meet the requirements under Code Section 355 for qualification as a tax-free transaction;

•	Journal will have received a favorable private letter ruling from the IRS regarding the tax-free status of the spin-off and that letter ruling will continue to be in effect as of the distribution date;

•	the registration statement of which this information statement is a part will have become effective under the Exchange Act;

•	the actions and filings necessary or appropriate to comply with federal and state securities and blue sky laws will have been taken;

•	the NASDAQ Global Market will have accepted for listing the shares of our common stock to be issued in the spin-off, subject to official notice of issuance;

•	the separation and distribution agreement will not violate or result in a breach of any law or any material agreements of Journal;

•	no court or other order or other legal or regulatory restraint will exist that prevents, or materially limits the benefits of, completion of the spin-off;

•	any consents and governmental or other regulatory approvals required in connection with the spin-off and the other matters contemplated by the separation and distribution agreement shall have been received and remain in full force and effect;

•	each of the ancillary agreements shall have been entered into before the spin-off and shall not have been materially breached by the parties; and

•	approximately $35 million in cash will have been transferred to Journal.

Indemnification

In general, under the separation and distribution agreement, we will indemnify Journal and its representatives and affiliates against certain liabilities from third party claims to the extent relating to, arising out of or resulting from:

•	our failure to discharge any of our liabilities or any of our agreements;

•	the operation of our business, whether before or after the spin-off; and

•	any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in the registration statement of which this information statement is a part, in each case, other than certain information relating to Journal.

In general, under the separation and distribution agreement, Journal will indemnify us and our representatives and affiliates against certain liabilities from third party claims to the extent relating to, arising out of or resulting from:

•	the failure of Journal to discharge any liability of Journal or its other subsidiaries or any of their agreements;

•	the operation of its businesses (other than our business), whether before or after the spin-off; and

•	any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in the registration statement of which this information statement is part, in each case, only for certain information relating to Journal.

Indemnification with respect to taxes will be governed by the tax sharing agreement.

Health and Welfare Benefits

As of the distribution date, our employees will cease to participate in the Journal retirement, health, welfare and other benefit plans and begin participation in our new benefit plans. We continue to investigate the benefit plans we will offer. Former Norlight employees currently receiving retiree health coverage from Journal will continue to receive retiree health coverage from Journal. Our employees who are eligible to retire and receive retiree health coverage as of the distribution date (employees who have completed 10 years of service and are at least age 55) are expected to be eligible to receive retiree health coverage from Journal when they terminate employment with us. The assets of the Journal 401(k) plan attributable to our employees are expected to be spun off in a trustee to trustee transfer into a new Norlight 401(k) plan. Similar spin offs will occur with respect to the Journal cafeteria plan and the Journal medical plan to make the employee transition between the Journal benefit plans and the Norlight benefit plans as smooth as possible. Our employees will receive credit for their service before the distribution date for purposes of eligibility and vesting under our benefit plans.

Access to Information

Generally, subject to applicable confidentiality provisions and other restrictions, we and Journal will each give the other any information in that company’s possession that the requesting party reasonably needs (1) to comply with requirements imposed on the requesting party by a governmental authority, (2) for use in any proceeding to satisfy audit, accounting, insurance claims, regulatory, litigation or other similar requirements, or (3) to comply with its obligations under the separation and distribution agreement or the ancillary agreements.

Representations and Warranties

In the separation and distribution agreement, we and Journal will make customary representations and warranties only with respect to our capacity to enter into and the validity and enforceability of the separation and distribution agreement and the ancillary agreements.

Termination

The separation and distribution agreement may be terminated at any time before the spin-off by Journal, in its sole discretion. In the event of the termination of the separation and distribution agreement, neither party will have any further liability to the other party.

Transition Services Agreement

Under the transition services agreement, Journal may provide us with certain specified services on an interim basis following the spin-off. Among the principal services that may be provided by Journal to us are services typically performed by Journal’s insurance administration and risk management, investor relations, communications and human resources personnel, as well as such other services as we and Journal may from time to time mutually determine to be necessary or desirable. In addition, on an on-going basis, we and Journal will agree to provide each other with business continuance services.

Journal will generally provide us with these interim services for up to approximately six months following the spin-off unless a particular service is earlier terminated, although we will have the ability to request that Journal provide certain services to us for an additional period of time. Under the agreement, we will generally be able to terminate a particular service on 10 days advance notice to Journal.

We will pay fees to Journal for the services provided, which generally are intended to allow Journal to recover all of its direct and indirect costs of providing the services.

Generally, Journal will not be liable to us in connection with providing services under the transition services agreement as long as the services are performed at substantially the same service levels as Journal performs for itself or its other subsidiaries.

Tax Sharing Agreement

The tax sharing agreement will govern both our and Journal’s rights and obligations after the spin-off with respect to taxes for both pre- and post-spin-off periods. Under the tax sharing agreement, we generally will be responsible for any taxes attributable to our operations for all pre-spin-off periods and Journal generally will be responsible for any taxes attributable to its and its other subsidiaries’ operations for all pre-spin-off periods.

We will generally be required to indemnify Journal against any tax resulting from the spin-off if that tax results from (1) an issuance of our equity securities, a redemption of our equity securities or our involvement in other acquisitions of our equity securities (excluding the spin-off described in this information statement), (2) other actions (such as a transfer of a significant amount of our assets, or a failure to engage in the active conduct of a trade or business after the spin-off) that could adversely affect the tax-free status of the spin-off, or (3) any of our representations or undertakings referred to in the tax sharing agreement being incorrect or violated. Journal will generally be required to indemnify us for any tax resulting from the spin-off if that tax results from (1) Journal’s issuance of its equity securities, redemption of its equity securities or involvement in other acquisitions of its equity securities, (2) other actions or failures to act by Journal or (3) any of Journal’s representations or undertakings referred to in the tax sharing agreement being incorrect or violated.

Though valid as between the parties, the tax sharing agreement is not binding on the IRS and does not affect the several liability that Journal and each other member of its consolidated return group prior to the spin-off (including us) have for all U.S. federal income taxes of the consolidated group with respect to periods before the spin-off.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and our articles of incorporation and bylaws, as each will be in effect following the spin-off. We refer you to copies of our articles of incorporation and bylaws which will be filed with the SEC as exhibits to the registration statement of which this information statement is a part.

Authorized Capitalization

Our authorized capital stock consists of                      shares of common stock, $1.00 par value per share, and                      shares of preferred stock, $1.00 par value per share.

After the spin-off, there will be approximately                      shares of our common stock outstanding.

All of the shares of common stock to be issued by us in the spin-off, when so issued, will be fully paid and nonassessable, except as provided under former Section 180.0622 of the Wisconsin Business Corporation Law. This provision of the Wisconsin statutes provides that shareholders will be personally liable up to the par value of the shares owned by them for all debts we owe to our employees for services performed, not exceeding six months service in any one case.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, our board of directors is authorized to designate and issue up to                      shares of preferred stock in one or more series without shareholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

At present, there are no shares of preferred stock outstanding and we have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws

Provisions of Wisconsin law have certain anti-takeover effects. Our articles of incorporation and bylaws also contain provisions that may have similar effects.

Wisconsin Anti-Takeover Statute

Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law, or the WBCL, restrict a broad range of business combinations between a Wisconsin corporation and an “interested stockholder” for a period of three years unless specified conditions are met. The WBCL defines a “business combination” as including certain mergers or share exchanges, sales of assets, issuances of stock or rights to purchase stock and other related party transactions. An “interested stockholder” is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation’s board of directors approved the business combination or the acquisition of the stock by the interested stockholder prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

•	the board of directors approved the acquisition of the stock prior to the acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

•	the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or

•	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1130 to 180.1133 of the WBCL govern certain mergers or share exchanges between public Wisconsin corporations and significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory “fair price.” Section 180.1130 of the WBCL generally defines a “significant shareholder” as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the corporation who beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years.

Section 180.1150 of the WBCL provides that in particular circumstances the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the voting power is limited to 10% of the voting power these excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration. This voting restriction does not apply to shares acquired directly from the corporation.

Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation’s stock. Shareholder approval is required for the acquisition of more than 5% of the corporation’s stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

In addition to the anti-takeover provisions described above, various provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have anti-takeover effects.

Staggered Board of Directors

Our articles of incorporation and bylaws provide that the board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The articles provide that any vacancies on the board of directors can be filled only by the affirmative vote of a majority of the directors in office. Any director so elected will serve until the next election of the class for which he or she is chosen and until his or her successor is duly elected and qualified.

No Cumulative Voting

The WBCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.

Meeting Procedures; Advance Notice Requirements for Shareholder Proposals and Director Nominations; Procedures for Calling a Special Meeting

Our bylaws also provide the board with discretion in postponing shareholder meetings, including, within certain limits, special meetings of shareholders. Additionally, the President or the board (acting by resolution) can adjourn a shareholder meeting at any time before business is transacted at the meeting.

Our bylaws also provide that shareholders seeking to bring business before an annual meeting must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice must have been received on or before December 31 of the year immediately preceding the annual meeting; provided, however, that in the event that the date of the annual meeting is on or after May 1 in any year, notice by the shareholder to be timely must be received not later than the close of business on the day which is determined by adding to December 31 of the year immediately preceding such annual meeting the number of days starting with May 1 and ending on the date of the annual meeting in such year. The bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Our bylaws also establish a procedure which shareholders seeking to call a special meeting of shareholders must satisfy. This procedure involves notice to us, the receipt by us of written demands for a special meeting from holders of 10% or more of all the votes entitled to be cast on any issue proposed to be considered, a review of the validity of such demands by an independent inspector and the fixing of the record and meeting dates by the board. In addition, shareholders demanding a special meeting must deliver a written agreement to pay the costs incurred by us in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation of proxies, in the event such shareholders are unsuccessful in their proxy solicitation.

Director Removal

Our articles of incorporation provide that any director may be removed from office, but only for cause by the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of the directors plus one director vote to remove a director, that director can be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We could use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and issuances under employee benefit plans. Additionally, we could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to the best interests of our company and our shareholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the common stock.

Supermajority Provisions

Our articles of incorporation contain provisions that require the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote in order to amend certain anti-takeover provisions of the articles of incorporation or bylaws. These provisions could have the effect of discouraging takeover attempts that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the common stock.

Amendments to Articles of Incorporation

The WBCL allows us to amend our articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. The board can propose one or more amendments for submission to shareholders and may condition its submission of the proposed amendment on any basis if it provides certain notice and includes certain information regarding the proposed amendment in that notice. The provisions in our articles of incorporation relating to (a) the structure of the board and (b) certain amendments to the bylaws may only be amended by the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote.

Preemptive Rights

No holder of our common stock has any preemptive or subscription rights to acquire shares of our common stock.

Liability and Indemnification of Directors and Officers

Pursuant to the WBCL and our bylaws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses:

•	to the extent such officers or directors are successful in the defense of a proceeding; and

•	in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted:

•	a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest;

•	a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal profit; or

•	willful misconduct.

It should be noted that the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in the final four bullet points above.

These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from our directors and officers. We believe that these provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

                     is the transfer agent and registrar for our common stock. Its address is                      and its telephone number is                     .

Listing

We expect to apply to list our common stock on the NASDAQ Global Market under the symbol “NRLT” following the distribution date.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of the communications operations of Norlight at December 25, 2005 and December 26, 2004 and for each of the three years in the period ended December 25, 2005 included in this information statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part.

After the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

We will make available free of charge most of our future SEC filings through our Internet website (www.norlight.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You will be able to access these future SEC filings via the hyperlink that we will provide on our website to the SEC’s website. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

13935 Bishops Drive

Brookfield, Wisconsin 53005-6605

(262) 792-9700

Attn:

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

I NDEX TO FINANCIAL STATEMENTS

All other schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors

of Journal Communications, Inc.

We have audited the accompanying balance sheets of the communications operations of Norlight Telecommunications, Inc. (the Company), a wholly owned subsidiary of Journal Communications, Inc., as of December 25, 2005 and December 26, 2004, and the related statements of earnings, changes in invested capital and cash flows for each of the three years in the period ended December 25, 2005. Our audits also included the financial statement schedule listed in the index to financial statements. These financial statements and schedule are the responsibility of management of Journal Communications, Inc. and the Company. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the communications operations of Norlight Telecommunications, Inc., a wholly owned subsidiary of Journal Communications, Inc., at December 25, 2005 and December 26, 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young LLP

Milwaukee, Wisconsin

April 17, 2006

NORLIGHT TELECOMMUNICATIONS, INC.

BALANCE SHEETS

December 25, 2005 and December 26, 2004 (in thousands)

	2005	2004
ASSETS
Current assets:
Cash	$550	$526
Receivables, net	4,119	3,221
Inventories, net	728	838
Prepaid expenses	2,368	2,336
Deferred income taxes	4,530	3,445

TOTAL CURRENT ASSETS	12,295	10,366
Property and equipment, net	86,289	89,561
Goodwill	188	188
Other intangible asset, net	1,416	1,814
Prepaid pension costs	643	1,212
Other assets	1,327	709

TOTAL ASSETS	$102,158	$103,850

LIABILITIES AND INVESTED CAPITAL
Current liabilities:
Accounts payable
Accrued compensation	$5,881	$5,868
Accrued employee benefits	2,493	2,482
Accrued income taxes	357	335
Deferred revenue	5,752	4,879
Related party notes payable to parent	4,747	5,695
Other current liabilities	3,571	968
TOTAL CURRENT LIABILITIES	1,963	1,633

Accrued employee benefits	24,764	21,860
Deferred revenue	1,889	1,662
Deferred income taxes	6,147	6,430
Other long-term liabilities	8,455	10,934
TOTAL LIABILITIES	2,143	2,655

	43,398	43,541
Invested capital	58,760	60,309

TOTAL LIABILITIES AND INVESTED CAPITAL	$102,158	$103,850

See accompanying notes.

NORLIGHT TELECOMMUNICATIONS, INC.

STATEMENTS OF EARNINGS

Years Ended December 25, 2005, December 26, 2004 and December 31, 2003

(in thousands)

	2005	2004	2003
Revenue:
Wholesale services	$76,545	$82,325	$91,870
Commercial services
Network services	49,416	51,677	48,960
IP&E services	15,241	10,407	8,764

Total commercial services	64,657	62,084	57,724

Total revenue	141,202	144,409	149,594
Direct cost of delivering service:
Wholesale services	17,452	18,393	19,544
Commercial services	30,536	29,927	29,229

Total direct cost of delivering service	47,988	48,320	48,773
Operating costs (exclusive of depreciation shown below)	24,641	20,707	21,442
Selling and administrative expenses	26,433	22,938	22,597
Depreciation and amortization	18,305	17,666	17,807

Total cost of delivering service, operating costs, selling and administrative expenses and depreciation and amortization	117,367	109,631	110,619

Operating earnings	23,835	34,778	38,975
Other income and expense:
Interest income	156	112	36
Interest income (expense) on related party notes receivable from (payable to) parent	(32)	97	58

Total other income and expense	124	209	94

Earnings before income taxes	23,959	34,987	39,069
Provision for income taxes	9,208	13,844	15,866

Net earnings	$14,751	$21,143	$23,203

See accompanying notes.

NORLIGHT TELECOMMUNICATIONS, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 25, 2005, December 26, 2004 and December 31, 2003

(in thousands)

	2005	2004	2003
Cash flow from operating activities:
Net earnings	$14,751	$21,143	$23,203
Adjustments for non-cash items:
Depreciation	17,948	17,642	17,807
Amortization	357	24	—
Provision for doubtful accounts	(206)	(236)	183
Deferred income taxes	(3,564)	83	199
Net loss (gain) from disposal of property and equipment	213	44	(460)
Net changes in operating assets and liabilities, excluding effect of acquisition:
Receivables	(692)	(606)	350
Inventories	110	33	120
Accounts payable	13	100	(695)
Other assets and liabilities	(495)	(976)	3,619

NET CASH PROVIDED BY OPERATING ACTIVITIES	28,435	37,250	44,326

Cash flow from investing activities:
Capital expenditures for property and equipment	(14,795)	(6,672)	(9,738)
Proceeds from sales of property and equipment	40	44	1,168
Acquisition of business, net of cash	41	(1,132)	—

NET CASH USED FOR INVESTING ACTIVITIES	(14,714)	(7,760)	(8,570)

Cash flow from financing activities:
Net increase (decrease) in related party notes payable to parent	2,603	185	(904)
Dividends paid to parent	(16,300)	(30,500)	(35,500)

NET CASH USED FOR FINANCING ACTIVITIES	(13,697)	(30,315)	(36,404)

NET INCREASE (DECREASE) IN CASH	24	(825)	(648)
Cash
Beginning of year	526	1,351	1,999

End of year	$550	$526	$1,351

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$11,899	$12,823	$14,725

Cash (received) paid for interest on related party notes (receivable from) payable to parent	$27	$(95)	$(63)

See accompanying notes.

NORLIGHT TELECOMMUNICATIONS, INC.

STATEMENTS OF CHANGES IN INVESTED CAPITAL

Years Ended December 25, 2005, December 26, 2004 and December 31, 2003

(in thousands)

Invested Capital
Balance at December 31, 2002	$81,963
Net earnings	23,203
Dividends paid to parent	(35,500)

Balance at December 31, 2003	69,666
Net earnings	21,143
Dividends paid to parent	(30,500)

Balance at December 26, 2004	60,309
Net earnings	14,751
Dividends paid to parent	(16,300)

Balance at December 25, 2005	$58,760

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

1	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation – The accompanying financial statements include the communications operations of Norlight Telecommunications, Inc. (Norlight). We are a wholly owned subsidiary of Journal Communications, Inc. (Journal Communications or our parent company). Journal Communications, Inc. has decided to spin-off Norlight such that we become an independent public company by distributing all of the shares of our common stock to Journal Communications, Inc.’s shareholders in the form of a dividend. We are a facilities-based communications company that provides network and Internet Protocol and Enhanced (IP&E) managed services solutions to wholesale and commercial customers (which we and Journal Communications previously referred to as enterprise customers). We are currently reported as the telecommunications segment in Journal Communications’ consolidated financial statements.

The vast majority of our historical business consists of wholesale and commercial services provided through a high speed fiber optic telecommunications network that covers more than 4,450 route miles in seven states, of which we operate about 4,150 route miles with 300 route miles available for future network expansion, and leased network from other communications providers. Our IP&E services element, which comprises a small portion of our historical business and will be the focus of our future growth initiatives, consists of Voice over Internet Protocol (VoIP) offerings and the consultative services, such as managed security, premise-based phone systems, business continuance (consulting, data center, and workspace recovery), and other enhanced managed services.

Our financial statements have been presented using the historical results of operations and historical basis of assets and liabilities of our business. All significant intercompany balances and transactions have been eliminated.

Certain assets and liabilities primarily relating to employee benefit programs included in our financial statements herein may differ from those of Norlight as an independent public company upon completion of the spin-off to our parent company’s shareholders based on the specific terms of definitive agreements between us and our parent company. Management believes that all historical costs of operations have been reflected in the accompanying financial statements.

As of January 1, 2004, our parent company adopted a 52-53 week fiscal year ending on the last Sunday of December in each year. In addition, we have four quarterly reporting periods, each consisting of thirteen weeks and ending on a Sunday, provided that once every six years, starting in 2006, the fourth quarterly reporting period will be fourteen weeks.

Cash and centralized management systems – Our parent company uses a centralized cash management program, whereby it advances funds required by and receives excess funds from its subsidiaries. Our parent company’s advance to us bears interest at a rate equal to the interest rate at which our parent borrows from its lenders. The advance payable to our parent company is due on demand.

Allocated costs of parent company – Our parent company provides certain corporate and administrative services to its subsidiaries, including Norlight. Our parent company primarily allocates these costs based on the percentage the revenue that each subsidiary bears to our parent company’s consolidated revenue. This allocation method has been consistently applied in the historical financial statements. In the opinion of management, the method for allocating these costs are reasonable. Corporate and administrative expenses consist primarily of wages and employee benefits for executive management, corporate accounting, internal audit, tax, treasury, human resources management, legal, investor relations, risk management and communications, corporate insurance, various fees for professional services, external audit costs, director fees and legal expenses. Our allocated charges from our parent company were $2,965, $2,861 and $2,150 in 2005, 2004 and 2003, respectively. Due to cost efficiencies gained by our parent company in providing the same corporate services to its multiple business segments, and the possibility that Norlight may perform different (additional or fewer) corporate services in the future, the allocated costs of our parent company may differ from those of Norlight as a stand alone business. However, management believes the allocated costs are a reasonable approximation. Amounts payable to our parent resulting from the allocation of corporate and administrative service costs are included in related party notes payable to parent in the accompanying balance sheets.

Revenue recognition – We generate recurring revenue from service contracts with defined terms with our customers and non-recurring revenue from non-repeating activities such as service installation. We recognize revenue when earned. Revenue derived from network services and other services of a recurring nature are billed monthly in advance and are recorded as deferred revenue until earned. Revenue derived from other services which are typically usage-sensitive, including long distance, are recognized monthly as services are provided and billed in arrears. Revisions to customers’ contracts are charged to income in the period in which the facts that give rise to the revision become known. Revenue derived from customer installation and activation, which represents less than 1% of total revenue in 2005, 2004 and 2003, is recognized ratably over the term of the underlying service contract. Installation and activation costs are deferred and amortized on a straight line basis over the service contract. Current deferred

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

1	SIGNIFICANT ACCOUNTING POLICIES continued

installation costs recorded in prepaid expenses in the accompanying balance sheets total $555 and $838 as of December 25, 2005 and December 26, 2004, respectively. Long-term deferred installation costs recorded in other assets in the accompanying balance sheets total $276 and $250 as of December 25, 2005 and December 26, 2004, respectively. Current deferred installation revenue recorded in current deferred revenue in the accompanying balance sheets total $366 and $571 as of December 25, 2005 and December 26, 2004, respectively. Long-term deferred installation revenue recorded in long-term deferred revenue in the accompanying balance sheets total $518 and $428 as of December 25, 2005 and December 26, 2004, respectively.

Revenue from early termination of contracts is billed and recognized as revenue upon the customer’s termination of service and is calculated according to specific contract language. Revenue from equipment sales and communications system installations is recognized upon completion of the installation and acceptance by the customer. Revenue from equipment maintenance is billed in advance and recognized ratably over the term of the agreement. We enter into certain IRU agreements to grant rights to use specific fiber to others. In those agreements, we are paid in a manner ranging from a single payment (lump sum) to payments throughout the term of the agreement. In all cases, because we do not transfer legal title to the specific fiber with the right of use, we account for these agreements as operating leases and recognize revenue ratably over the term of the agreement.

Revenue from affiliates – We provide services to our parent company and our affiliated companies. Total revenue includes revenue from affiliates of $637, $786, and $993 in 2005, 2004 and 2003, respectively. Amounts due from our affiliated companies are included in receivables, net in the accompanying balance sheets and total $49 and $41 as of December 25, 2005 and December 26, 2004, respectively.

Advertising expense – We expense our advertising costs as incurred. Advertising expense totaled $939, $909 and $1,393 in 2005, 2004 and 2003, respectively.

Interest income (expense) – We earn interest income and incur interest expense on our related party notes receivable from and payable to our parent company. The interest rate on such receivable or payable is the rate at which our parent borrows from its lenders but not below the minimum applicable Federal short-term rate for such month (as defined at Section 1274(d), or any successor section, of the Internal Revenue Code of 1986, as amended). In addition, we assess finance charges of 1.5% per month on past due accounts receivable balances at our discretion. These finance charges are recorded as interest income and we record a reserve for these charges when collection is doubtful.

Income taxes – We account for income taxes in accordance with Financial Accounting Standards Board (FASB) Statement No. 109, “Accounting for Income Taxes.” In accordance with Statement No. 109, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Our share of our parent company’s consolidated federal and state income tax provision is determined using the standalone method. Under the separate return method, tax expense or benefit is calculated as if we were required to file our own tax returns.

Stock-based compensation – We account for stock-based compensation by using the intrinsic value-based method in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, we do not recognize compensation expense for the stock options granted to our employees by Journal Communications because the exercise price equals the market price of the underlying stock on the grant date. We recognize compensation expense related to restricted stock granted to our employees by Journal Communications over the vesting period. As permitted, we have elected to adopt the disclosure only provisions of Statement No. 123, “Accounting for Stock-Based Compensation” and Statement No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123”.

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

1	SIGNIFICANT ACCOUNTING POLICIES continued

Statement No. 123, as amended by Statement No. 148, establishes a fair value-based method of accounting for employee stock-based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under APB No. 25. We have chosen to continue to report stock-based compensation in accordance with APB No. 25, and provide the following pro forma disclosure of the effects of applying the fair value method to all applicable awards granted to our employees by our parent company. The following table illustrates the effect on net earnings if we had applied the fair value recognition provisions of Statement No. 123:

	2005	2004	2003
Years ended December 25, December 26 and December 31
Net earnings as reported	$14,751	$21,143	$23,203
Add compensation cost of restricted stock, net of related tax effects, included in the determination of net earnings as reported	23	—	—
Deduct stock based compensation determined under fair value-based method, net of related tax effects:
Stock options	(4)	(3)	—
Employee stock purchase plan	(5)	(2)	—
Restricted stock	(23)	—	—

Pro forma net earnings	$14,742	$21,138	$23,203

Fair value was calculated using the Black-Scholes option pricing model, with the following weighted-average assumptions for options granted in 2004. There were no options granted in 2005 or 2003.

2004
Dividend yield	1.30%
Expected volatility	29.90%
Risk-free rate of return	3.54%
Expected life of options (in years)	7
Weighted average fair value of options granted	$6.61

Segment reporting – We operate our business as a single segment, engaging in the provision of communications services. Our management reviews operating results, assesses performance and allocates resources on a company-wide, single segment basis.

Significant customer – We have a customer that accounted for 11.6%, 12.0% and 12.7% of revenue during 2005, 2004 and 2003, respectively.

Fair values – The carrying amount of cash, receivables, accounts payable and long-term related party notes payable to parent approximates fair value as of December 25, 2005 and December 26, 2004.

Receivables, net – We evaluate the collectibility of our accounts receivable based on a combination of factors. We specifically review historical write-off activity by market, large customer concentrations, customer creditworthiness and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us (such as bankruptcy filings, credit history, etc.), we record a specific reserve for bad debts against amounts due us to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past loss history, the length of time the receivables are past due and the current business environment. We write off uncollectible accounts against the allowance for doubtful accounts after collection efforts have been exhausted. The allowance for doubtful accounts at December 25, 2005 and December 26, 2004 was $1,499 and $1,327, respectively.

Inventories – Inventories are stated at the lower of cost (first in, first out method) or market. A summary of inventories follows:

	2005	2004
December 25 and December 26
Materials	$703	$544
Work in process	180	461
Less obsolescence reserve	(155)	(167)

Inventories, net	$728	$838

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

1	SIGNIFICANT ACCOUNTING POLICIES continued

Property and equipment – Property and equipment are recorded at cost. Depreciation of property and equipment is provided, using the straight-line method, over the estimated useful lives, which are as follows:

Years
Buildings	10 – 30
Leasehold improvements	Lesser of 10 or lease term
Fiber optic cables	20
IRUs	Lesser of 20 or agreement term
Transmission and switching equipment	3 – 10
Furniture, fixtures and other equipment	3 – 7

Capital Leases – We record capital leases in the Property and Equipment section of our balance sheet. At this time, all of our capital leases are Indefeasible Rights of Use (IRUs). All amortization expenses for these agreements are included in depreciation expense and accumulated depreciation accordingly. Because the obligations for these leases are paid upon execution of the agreements, we do not have any associated lease obligations recorded in the balance sheet.

Indefeasible Rights of Use (IRUs) – We have acquired the use of specific fiber in various segments of our network via IRU agreements. Engaging in IRUs as a means of acquiring the operating rights to specific fiber owned by telecommunications companies is a common industry practice. IRUs are long-term (typically 20 years in length with additional renewal options) leases of capacity that allow the lessee to utilize the specific fiber covered by the agreement as if owned. We record IRUs that we have entered into to secure capacity from others as either capital or operating leases. Those that are classified as capital leases are recorded as a fixed asset and depreciated over the term of the agreement.

Goodwill and intangible asset, net – Goodwill is not amortized but instead is reviewed at least annually for impairment. We amortize our definite-lived intangible asset, a customer list, on a straight-line basis over a period of five years.

Impairment of long-lived assets – Property and equipment and our definite-lived intangible asset are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an asset is considered impaired, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

Other assets – Other assets primarily consists of long-term security deposits, the long-term portion of third-party maintenance contracts on network equipment and fiber systems, and the long-term portion of installation costs related to service contracts.

Concentration of credit risk – We generally bill customers in advance of providing services. Most customers are required to pay before services are provided. Credit losses are provided for in the financial statements and have been within management’s expectations.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New accounting standards – In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3,” which requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle, unless it is impracticable to do so. Statement No. 154 also provides that (i) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was affected by a change in accounting principle, and (ii) correction of errors in previously issued financial statements should be termed a “restatement.” In accordance with the new rule, we will adopt Statement No. 154 in the first quarter of 2006. We do not believe the effect of adopting Statement No. 154 will have a material impact on our financial statements.

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

1	SIGNIFICANT ACCOUNTING POLICIES continued

In December 2004, the FASB issued Statement No. 123R, “Share-Based Payment,” which requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. In April 2005, the U.S. Securities and Exchange Commission (SEC) adopted a rule amending the compliance dates for Statement No. 123R. We will adopt Statement No. 123R in the first quarter of 2006. We do not believe the effect of adopting Statement No. 123R will have a material impact on our financial statements.

2	RELATED PARTY NOTES PAYABLE TO PARENT

We have a promissory note that allows us to borrow, repay and re-borrow funds from our parent company. The defined rate of interest is adjusted periodically. The interest rate on borrowings is equal to the interest rate at which our parent company borrows from its lenders but not below the minimum applicable Federal short-term rate for such month (as defined at Section 1274(d), or any successor section, of the Internal Revenue Code of 1986, as amended). As of December 25, 2005 and December 26, 2004, we had borrowings of $3,571 and $968, respectively, under the note at a weighted average rate of 6.36% and 3.14%, respectively.

3	EMPLOYEE BENEFIT PLANS

Our parent company has a defined benefit pension plan covering all of our employees. The plan provides benefits based on years of service and the average compensation for the employee’s last five years of employment. Plan assets consist primarily of listed stocks and government and other bonds. The U.S. Congress is considering changes to existing laws governing employer funding of defined benefit pension plans and insurance premiums payable to the Pension Benefit Guarantee Corporation (PBGC). While the ultimate timing and outcome of such deliberations cannot be determined with any degree of certainty, our parent company does not expect that any changes in such laws, based on pending legislation, will require a significant change in funding to its plans from current assumptions. Our parent company also expects that its PBGC insurance premiums will increase in future years.

In addition, our parent company provides health benefits to certain of our retirees and their eligible spouses. The plan for postretirement benefits has no plan assets and is closed to new employees as of January 1, 2002. They have elected to amortize the related unfunded postretirement health care obligation at January 1, 1993, over a period of 20 years. FASB Staff Position 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” (the Act) was issued on May 19, 2004 and was effective as of the first interim or annual period beginning after June 15, 2004. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as that term is defined in the Act) to Medicare Part D. They concluded that the plan qualifies for the subsidy under the Act since the prescription drug benefits provided under the postretirement health care plan generally require lower premiums from covered retirees and have lower deductibles than the benefits provided in Medicare Part D and accordingly, are actuarially equivalent to or better than, the benefits provided under the Act.

Our parent company also sponsors an unfunded non-qualified pension plan for employees whose benefits under the pension plan may be restricted due to limitations imposed by the Internal Revenue Service. The disclosure for this plan for all years presented is combined with the defined benefit pension plan.

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

3	EMPLOYEE BENEFIT PLANS continued

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, the fair value of assets, a statement of the funded status and the classification of amounts recognized in the accompanying balance sheets actuarially determined and allocated for our employees.

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Years ended December 25 and December 26
Change in benefit obligations
Benefit obligation at beginning of year	$5,042	$4,007	$898	$578
Service cost	596	547	76	60
Interest cost	290	251	54	36
Change in plan provisions	—	(212)	—	—
Actuarial (gain) loss	(387)	449	378	224

Benefit obligation at end of year	$5,541	$5,042	$1,406	$898

Change in plan assets
Fair value of plan assets at beginning of year	$4,426	$3,984	$—	$—
Actual return on plan assets	457	442	—	—

Fair value of plan assets at end of year	$4,883	$4,426	$—	$—

Funded status of the plan
Underfunded status of the plan	$(658)	$(616)	$(1,406)	$(898)
Unrecognized net actuarial (gain) loss	1,302	1,881	(166)	(508)
Unrecognized prior service cost	(176)	(193)	—	—

Prepaid (accrued) net benefit cost	$468	$1,072	$(1,572)	$(1,406)

Prepaid (accrued) benefit cost
Prepaid pension cost	$643	$1,212	$—	$—
Accrued benefit cost	(175)	(140)	(1,572)	(1,406)

Prepaid (accrued) benefit cost	$468	$1,072	$(1,572)	$(1,406)

The accrued benefit cost is included in accrued employee benefits in the accompanying balance sheets. The accumulated benefit obligation for our allocation of our parent company pension plans was $3,404 and $2,807 at December 25, 2005 and December 26, 2004, respectively.

	Pension Benefits
	2005	2004	2003
Years ended December 25, December 26 and December 31
Components of net periodic benefit cost
Service cost	$596	$547	$466
Interest cost	290	251	206
Expected return on plan assets	(362)	(347)	(330)
Amortization of:
Unrecognized prior service cost	(17)	9	9
Unrecognized net transition obligation	—	3	3
Unrecognized net loss	97	65	22

Net periodic benefit cost included in selling and administrative expenses	$604	$528	$376

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

3	EMPLOYEE BENEFIT PLANS continued

	Other Postretirement Benefits
	2005	2004	2003
Years ended December 25, December 26 and December 31
Components of net periodic benefit cost
Service cost	$76	$60	$60
Interest cost	54	36	67
Amortization of unrecognized net loss	36	56	3

Net periodic benefit cost included in selling and administrative expenses	$166	$152	$130

The costs for our allocated pension benefits and other postretirement benefits are actuarially determined. Key assumptions utilized at the measurement dates of December 25, 2005 and December 26, 2004 for pension benefits and September 30 for other postretirement benefits include the following:

Weighted-average assumptions used to determine benefit obligations

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Discount rate	5.95%	5.75%	5.50%	6.00%
Rate of compensation increases	4.00	4.50	—	—
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	5.75%	6.25%	6.00%	6.25%
Expected return on plan assets	8.50	8.50	—	—
Rate of compensation increases	4.50	4.50	—	—

To determine the discount rate assumptions for the pension and the postretirement benefit plans, our parent company studied the plans specific discount rate by matching projected benefit payments to a yield curve developed from high grade corporate bonds. The results of those studies were used as the benchmark to determine the discount rate assumptions. In addition, they used the Moody’s Aa Corporate bonds, as of the measurement dates, as another reference point to support their decision.

To determine the long-term rate of return assumption for plan assets, our parent company studied historical markets and preserved the long-term historical relationships between equities and fixed-income securities consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. They evaluate current market factors such as inflation and interest rates before they determine long-term capital market assumptions. They review peer data and historical returns to check for reasonability and appropriateness.

The assumed health care cost trend rate used in measuring the postretirement benefit obligation for retirees for 2006 is 11.0%, grading down to 5.0% in the year 2011 and thereafter. The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components in 2005	$7	$(7)
Effect on postretirement benefit obligation as of December 25, 2005	$42	$(40)

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

3	EMPLOYEE BENEFIT PLANS continued

Plan Assets

The weighted average asset allocations at December 25, 2005 and December 26, 2004, by asset category of our parent company pension plan are as follows:

	Plan Assets
	2005	2004
Equity securities	71.3%	74.4%
Fixed-income securities	28.1	25.6
Other	0.6	—

Total	100.0%	100.0%

Our parent company employs a total return investment approach whereby a mix of equity and fixed-income investment funds are used to maximize the long-term return of plan assets for a prudent level of risk. They establish a risk tolerance through careful consideration of plan liabilities, plan funded status, and their financial condition. The investment portfolio contains a diversified blend of equity and debt investments. The equity component is diversified across U.S. and non-U. S. stocks, as well as growth, value and small and large capitalization stocks. The fixed-income component is diversified across the maturity, quality and sector spectrum. The portfolio may also hold cash equivalents. Fund managers may use derivatives only if the vehicle is deemed by the manager to be more attractive than a similar direct investment in the underlying cash market, or if the vehicle is being used to manage risk of the portfolio. Derivatives, however, may not be used in a speculative manner or to leverage the portfolio. They measure and monitor investment risk on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability allocation studies. The asset mix guidelines for our parent company pension plan are as follows:

	Percent of Total Portfolio
	Minimum	Target	Maximum
Large capitalization U.S. stocks	30.0%	35.0%	40.0%
Small capitalization U.S. stocks	15.0	20.0	25.0
International stocks	10.0	15.0	20.0
Fixed-income securities	20.0	25.0	30.0
Cash equivalents	—	5.0	5.0

Contributions

We do not expect to contribute to our parent company pension plan or their unfunded non-qualified pension plan in 2006.

Benefit Payments

The following benefit payments to our employees, which reflect expected future service, as appropriate, are expected to be paid with future contributions to our parent company pension plan or directly from our parent company pension plan assets, as follows:

	Pension Benefits	Other Postretirement Benefits
		Gross Payments	Less Medicare Part D Subsidy	Net Payments
2006	$5	$1	$—	$1
2007	20	2	—	2
2008	35	4	—	4
2009	50	9	—	9
2010	80	18	—	18
2011-2015	1,100	288	—	288

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

3	EMPLOYEE BENEFIT PLANS continued

Our parent company sponsors the Investment Savings Plan, a defined contribution benefit plan that covers all of our employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, our employees can contribute up to 50% of their eligible wages after taxes. The maximum combined total contribution may not exceed 50% of their eligible wages. Each of our employees who elect to participate is eligible to receive matching contributions from us of $0.50 for each dollar contributed by the participant, up to 5% of eligible wages as defined by the plan. The matching contributions, recorded as an operating expense, were $258, $290 and $253 in 2005, 2004 and 2003, respectively.

4	INCOME TAXES

The components of the provision for income taxes consist of the following:

	2005	2004	2003
Years ended December 25, December 26 and December 31
Current:
Federal	$11,042	$11,246	$12,358
State	1,730	2,515	3,309

	12,772	13,761	15,667
Deferred:
Federal	(3,030)	201	250
State	(534)	(118)	(51)
	(3,564)	83	199

Total	$9,208	$13,844	$15,866

The significant differences between the statutory federal income tax rate and the effective income tax rate are as follows:

	2005	2004	2003
Years ended December 25, December 26 and December 31
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.2	4.5	5.0
Other	(0.8)	0.1	0.6

Effective income tax rate	38.4%	39.6%	40.6%

Temporary differences that give rise to the deferred tax assets and liabilities at December 25, 2005 and December 26, 2004 are as follows:

	2005	2004
Current assets
Receivables	$2,360	$1,029
Inventories	54	58
Other assets	1,711	1,965
Accrued compensation	374	361
Accrued employee benefits	31	32

Total current deferred tax assets	$4,530	$3,445

Non-current assets
Accrued employee benefits	$518	$242
State net operating loss	136	108
Other assets	166	96

Total non-current deferred tax assets	$820	$446

Non-current liabilities
Property and equipment	$(8,631)	$(10,202)
Other liabilities	(644)	(1,178)

Total non-current deferred tax liabilities	(9,275)	(11,380)

Total net non-current deferred tax liabilities	$(8,455)	$(10,934)

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

4	INCOME TAXES continued

We also maintain a liability to cover the cost of additional tax exposure items on the filing of the federal and state income tax returns. As of December 25, 2005 and December 26, 2004, this liability amounted to $167 and $146, respectively.

5	PROPERTY AND EQUIPMENT

Gross property and equipment as of December 25, 2005 and December 26, 2004 consists of the following:

	2005	2004
December 25 and December 26
Land and land improvements	$1,207	$1,230
Buildings	5,113	5,133
Leasehold improvements	5,625	5,100
Fiber optic cables	60,940	60,217
IRUs	11,165	10,642
Transmission and switching equipment	119,476	116,297
Furniture, fixtures and other equipment	20,172	17,727
Construction in progress	4,868	2,633

Property and equipment	228,566	218,979
Less accumulated depreciation	142,277	129,418

Property and equipment, net	$86,289	$89,561

Included in property and equipment are capital leases, categorized as IRUs of $11,165 and $10,642 as of December 25, 2005 and December 26, 2004, respectively. The accumulated amortization associated with these capital leases of $2,179 and $1,641 as of December 25, 2005 and December 26, 2004, respectively, is included in accumulated depreciation.

6	COMMITMENTS

We lease office space, buildings, equipment and fiber under both short-term and long-term leases accounted for as operating leases. Some of the lease agreements contain renewal options and rental escalation clauses, as well as provisions for the payment of utilities, maintenance and taxes. As of December 25, 2005, our future minimum rental payments due under noncancellable operating lease agreements consist of the following:

2006	$3,065
2007	2,599
2008	2,367
2009	2,044
2010	1,735
Thereafter	4,716

$16,526

Rent expense charged to operations for 2005, 2004 and 2003 was $10,213, $10,945 and $11,907, respectively.

We have entered into agreements (collocation agreements) that allow us to locate equipment in facilities owned by communication providers. The use of this space enables us to extend the effective capability of the physical infrastructure comprising our network. Typically these agreements involve locating multiplexing/muxing equipment (a rack) in local exchange carrier (LEC) central offices. These agreements have specified beginning and ending dates. However, absent the required notification from either party of the intent to end the agreement, the term automatically converts to a month-to-month arrangement with no specified ending date. Absent a regulatory change eliminating the LEC’s responsibility to open their facilities to competing carriers, these agreements have been assumed to exist in near perpetuity and are considered to have put in place permanent components of our network. The agreements require rental payments for the use of the space. Should we elect to exit such an agreement, the terms of the agreements provide that we are responsible for both the removal of our equipment and fiber as well as the cost of returning the space to its original condition, if any physical alterations had taken place.

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

6	COMMITMENTS continued

According to SFAS No. 143, “Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations,” the fair value of an asset retirement obligation (ARO) liability should be recognized in the period in which (1) a legal obligation to retire a long-lived asset exists and (2) the fair value of the obligation based on retirement cost and settlement date is reasonably estimable. Upon initial recognition of the ARO liability, the related asset retirement cost is capitalized, therefore increasing the carrying amount of the related long-lived asset.

We believe that we have legal obligations under the collocation agreements to remove our equipment and restore the facilities to their original condition upon terminating the agreements. However, we do not have a reasonable basis by which to assign probabilities to the timing of the potential settlement dates and accordingly, we cannot reasonable estimate the fair value of the asset retirement obligation. To illustrate the range of potential obligation outcomes, consider that we have entered into approximately thirty (30) collocation agreements since the inception of their deployment in 1999 whose projected restoration cost ranges from an estimate of $50,000 to $200,000 per site. The range in time over which these agreements could be settled is between ten (10) years to longer than thirty (30) years. The corresponding range of fair value of the ARO liability when determined at our estimated credit adjusted risk free interest rate is approximately $250,000 to $1,150,000.

As a subsidiary of Journal Communications, Inc., we are a guarantor, along with all of their other subsidiaries, of their obligations under their unsecured revolving credit facility. As of December 25, 2005, our parent company had outstanding borrowings under their revolving credit facility of $274,545.

7	EQUITY INCENTIVE AND EMPLOYEE STOCK PURCHASE PLANS

Certain of our employees currently participate in the Journal Communications, Inc. 2003 Equity Incentive Plan and the Journal Communications, Inc. 2003 Employee Stock Purchase Plan.

The 2003 Equity Incentive Plan rewards key employees for achieving designated corporate and individual performance goals. Awards may be granted in any one or a combination of stock grants, non-statutory stock options, incentive stock options, performance unit grants and stock unit grants.

Stock grants – Each stock grant may be accompanied by restrictions, or may be made without any restrictions, as the compensation committee of our parent company’s board of directors determines. Such restrictions may include requirements that the participant remain in our continuous employment for a specified period of time, or that our parent company, or the participant, meet designated performance goals. In 2005, certain of our employees were granted 8,250 shares of restricted stock at a weighted average fair value of $16.25, of which 500 shares forfeited. These shares vest over three years. Unearned compensation, which is being amortized to expense over the vesting period, was recorded at the date of the restricted stock grant awards based on the market value of the shares. During 2005, we recognized expense of $37 related to the restricted stock granted in 2005. No stock grants were issued to our employees in 2004 or 2003.

Non-statutory stock options – The compensation committee of our parent company’s board of directors may grant non-statutory stock options to employees and directors at a purchase price equal to at least the fair market value of its class B common stock on the grant date for an exercise term determined by the committee, but not more than ten years from the grant date. In 2004, certain of our employees were granted 2,750 options to purchase our parent company’s class B common stock at an exercise price of $19.95. These options become exercisable three years from the grant date for a period of up to seven years. These options are outstanding but not exercisable as of December 25, 2005. No stock options were granted to our employees in 2005 or 2003.

Incentive stock options – The compensation committee of our parent company’s board of directors may grant incentive stock options to employees at a purchase price not less than 100% of the fair market value of its class B common stock on the grant date for an exercise term determined by the committee, but not more than ten years from the grant date. There are no incentive stock options outstanding and no incentive stock options were granted to our employees during 2005, 2004 and 2003.

Performance unit grants or stock unit grants – Each stock unit entitles the participant to a cash payment equal to the fair market value of one share of our parent company’s class B common stock and will have a value established by the compensation committee of our parent company’s board of directors. Each performance unit grant and stock unit grant will be accompanied by restrictions as may be determined in the discretion of the committee. Such restrictions may include, without limitation, requirements that the participant remain in our continuous employment for a specified period of time or meet designated performance goals. There were 1,837 performance units granted to one of our employees in 2005. The number of performance units granted is determined by multiplying

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

7	EQUITY INCENTIVE AND EMPLOYEE STOCK PURCHASE PLANS continued

the participant’s base salary by his or her target percentage of salary, which target ranges by participant from 100% to 50%, then dividing by the initial performance unit value of $100 per unit. A Total Shareholder Return calculation is performed at the end of the performance period to determine the value of each performance unit. Each participant will receive an amount payable that ranges between $0 and $150 per performance unit. There were no stock units granted during 2005, 2004 or 2003 and no performance units or stock units were granted in 2004 and 2003.

Employee stock purchase plan - The 2003 Employee Stock Purchase Plan permits eligible employees to purchase our parent company’s class B common stock at 90% of the fair market value of the stock on the day of purchase. Our only expense related to this plan is for its administration. During fiscal 2005, 2004 and 2003, 4,325, 1,662 and 635 class B common shares, respectively, were sold to our employees under this plan at a weighted average fair value of $15.57 in 2005, $16.95 in 2004 and $16.68 in 2003.

8	GOODWILL AND OTHER INTANGIBLE ASSETS

Definite-lived Intangible Asset

Our definite-lived intangible asset consists of a customer list. We amortize the customer list on a straight line basis over a period of five years. Amortization expense was $357 for the year ended December 25, 2005. Estimated amortization expense is $360 for 2006, 2007 and 2008 and $336 for 2009.

The gross carrying amount, accumulated amortization and net carrying amount of our customer list as of December 25, 2005 and December 26, 2004 is as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 25, 2005	$1,797	$(381)	$1,416

December 26, 2004	$1,838	$(24)	$1,814

Goodwill

We had $188 of goodwill as of December 25, 2005 and December 26, 2004. There were no changes in the carrying amount of goodwill for the years ended December 25, 2005 and December 26, 2004.

We perform impairment tests each year on goodwill, or more frequently if indicators of impairment are present. We cannot be certain that future impairment tests will not result in a charge to earnings. With the assistance of independent, professional appraisers, we performed the 2005 and 2004 annual impairment tests as of the beginning of the fourth quarter. No impairment resulted from our annual impairment tests in 2005 or 2004.

We have not recognized a deferred tax liability for the basis difference of goodwill between financial reporting and income tax reporting as our goodwill is not tax-deductible.

9	LITIGATION

We are subject to various legal actions, administrative proceedings and claims arising out of the ordinary course of business. We believe that such unresolved legal actions and claims will not materially adversely affect our results of operations, financial condition or cash flows.

Merit Network Litigation. In January 2004, Merit Network, Inc., a non-profit corporation that provides internet services to Michigan research and educational institutions, filed a breach of contract action against us. Merit claims that we failed to adjust the monthly charge for certain telecommunications services that Merit Network ordered from us. We believe that Merit Network’s interpretation of the contract is incorrect and that no adjustment in the monthly charge was due at the time. In March 2006, with leave from the court, Merit Network added a count to its complaint seeking to further apply the rate adjustment to the calculation of a cancellation charge due under the contract for services that Merit cancelled prior to the expiration of the service term. We have amended our answer to include a counterclaim seeking payment from Merit Network for the early termination charge, calculated at approximately $4 million using the applicable termination rates. We are in the discovery phase of this case and if a settlement is not reached, the case could go to trial on January 9, 2007. No litigation reserve has been recorded for this matter.

NORLIGHT TELECOMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 25, 2005 (in thousands)

10	ACQUISITIONS

On December 3, 2004, we acquired the customer base and certain assets of Executone of Western Michigan, Inc. (d/b/a Netcom Group), a provider of networking, business telephone system, and carrier services solutions, in Grand Rapids, MI. The final cash purchase price was $1,091. This acquisition was accounted for using the purchase method. Accordingly, the results of operations and cash flows of Netcom Group since the date of acquisition are included in our financial statements.

During 2005, the final purchase price allocation for the acquisition of Netcom Group resulted in a reduction of $41 in the gross carrying amount of the customer list.

The final purchase price allocation for this acquisition is as follows:

Accounts receivable	$475
Inventories	522
Property and equipment	112
Other assets	80
Customer list	1,797
Current liabilities	(1,895)

Total purchase price	$1,091

Had this acquisition occurred on January 1, 2004, the effect of the acquisition on our results of operations for 2004 would not have been material.

11	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2005 Quarters
	First	Second	Third	Fourth	Total
Revenue	$37,519	$36,198	$33,896	$33,589	$141,202
Gross profit	14,399	13,476	11,597	11,153	50,625
Net earnings	4,825	4,225	3,026	2,675	14,751

	2004 Quarters
	First	Second	Third	Fourth	Total
Revenue	$35,654	$36,901	$35,863	$35,991	$144,409
Gross profit	14,425	15,061	14,160	14,094	57,740
Net earnings	5,324	5,547	5,271	5,001	21,143

Gross profit is defined as revenue less total direct cost of delivering service, operating costs and depreciation.

As of January 1, 2004, we adopted a 52-53 week fiscal year ending on the last Sunday of December in each year. In addition, we have four quarterly reporting periods, each consisting of thirteen weeks and ending on a Sunday, provided that once every six years, starting in 2006, the fourth quarterly reporting period will be fourteen weeks.

The first quarter of 2005 contained 91 days, while the first quarter of 2004 contained 88 days. The second, third and fourth quarters of 2005 and 2004 each contained 91 days.

NORLIGHT TELECOMMUNICATIONS, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

Years ended December 25, 2005, December 26, 2004 and December 31, 2003

(dollars in thousands)

Description	Balance at Beginning of Year	Additions Charged to Costs and Expense	Other Additions (Deductions)	Deductions	Balance at End of Year
Allowance for doubtful accounts:
2005(1) (2)	$1,327	$(206)	$578	$200	$1,499
2004 (1) (2) (3)	$1,610	$(236)	$153	$200	$1,327
2003 (1) (2)	$2,062	$183	$—	$635	$1,610

(1)	Deductions from the allowance for doubtful accounts represent accounts receivable written off, less recoveries, against the allowance.

(2)	Other additions (deductions) include reserves for finance charges, sales allowances and miscellaneous accounts receivable.

(3)	During 2004, $217 was added to the allowance for doubtful accounts due to our purchase of Executone of Western Michigan, Inc. (d/b/a Netcom Group).

NORLIGHT TELECOMMUNICATIONS, INC.

Condensed Balance Sheets

(in thousands)

	June 25, 2006	December 25, 2005
	(unaudited)
ASSETS
Current assets:
Cash	$473	$550
Receivables, less allowance for doubtful accounts of $901 and $1,499	2,968	4,119
Inventories, net	797	728
Prepaid expenses	2,430	2,368
Deferred income taxes	4,362	4,530
Related party notes receivable from parent	1,522	—

TOTAL CURRENT ASSETS	12,552	12,295
Property and equipment, at cost, less accumulated depreciation of $147,090 and $142,277	84,509	86,289
Goodwill	188	188
Other intangible assets, net	1,237	1,416
Prepaid pension costs	380	643
Other assets	1,268	1,327

TOTAL ASSETS	$100,134	$102,158

LIABILITIES AND INVESTED CAPITAL
Current liabilities:
Accounts payable	$6,826	$5,881
Accrued compensation	1,997	2,493
Accrued employee benefits	451	357
Accrued income taxes	4,429	5,752
Deferred revenue	5,005	4,747
Related party notes payable to parent	—	3,571
Other current liabilities	1,763	1,963

TOTAL CURRENT LIABILITIES	20,471	24,764
Accrued employee benefits	2,010	1,889
Deferred revenue	5,918	6,147
Deferred income taxes	7,466	8,455
Other long-term liabilities	1,865	2,143

TOTAL LIABILITIES	37,730	43,398
Invested Capital	62,404	58,760

TOTAL LIABILITIES AND INVESTED CAPITAL	$100,134	$102,158

Note: The balance sheet at December 25, 2005 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.

See accompanying notes to unaudited condensed financial statements.

NORLIGHT TELECOMMUNICATIONS, INC.

Unaudited Condensed Statements of Earnings

(in thousands)

	Two Quarters Ended
	June 25, 2006	June 26, 2005
Revenue:
Wholesale services	$34,804	$39,851
Commercial services
Network services	22,746	25,879
IP&E services	7,348	7,987

Total commercial services	30,094	33,866

Total revenue	64,898	73,717
Direct cost of delivering service:
Wholesale services	8,561	8,968
Commercial services	14,230	15,452

Total direct costs of delivering service	22,791	24,420
Operating costs (exclusive of depreciation shown below)	12,327	12,142
Selling and administrative expenses	13,533	13,174
Depreciation and amortization expense	9,184	9,460

Total direct costs of delivering service, operating costs, selling and administrative and depreciation and amortization expense	57,835	59,196

Operating earnings	7,063	14,521

Other income and expense:
Interest income	8	158
Interest income on related party notes receivable from parent	46	19

Total other income	54	177

Earnings before income taxes	7,117	14,698
Provision for income taxes	2,973	5,648

Net earnings	$4,144	$9,050

See accompanying notes to unaudited condensed financial statements.

NORLIGHT TELECOMMUNICATIONS, INC.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Two Quarters Ended
	June 25, 2006	June 26, 2005
Cash flow from operating activities:
Net earnings	$4,144	$9,050
Adjustments for non-cash items:
Depreciation	9,005	9,280
Amortization	179	180
Provision for doubtful accounts	23	(160)
Deferred income taxes	(821)	(1,782)
Loss from disposal of property and equipment, net	153	139
Net changes in operating assets and liabilities:
Receivables	1,128	210
Inventories	(69)	134
Accounts payable	945	409
Other assets and liabilities	(1,793)	(1,416)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,894	16,044
Cash flow from investing activities:
Capital expenditures for property and equipment	(7,380)	(4,149)
Proceeds from sales of property and equipment	2	36
Purchase price adjustment	—	20

NET CASH USED FOR INVESTING ACTIVITIES	(7,378)	(4,093)
Cash flow from financing activities:
Net (decrease) increase in related party notes receivable from/payable to parent	(5,093)	1,314
Dividends paid to parent	(500)	(13,300)

NET CASH USED FOR FINANCING ACTIVTIES	(5,593)	(11,986)

NET DECREASE IN CASH	(77)	(35)
Cash:
Beginning of year	550	526

At June 25, 2006 and June 26, 2005, respectively	$473	$491

See accompanying notes to unaudited condensed financial statements.

NORLIGHT TELECOMMUNICATIONS, INC.

Unaudited Condensed Statement of Changes in Invested Capital

(in thousands)

Invested Capital
Balance at December 25, 2005	$58,760
Net earnings	2,532
Dividends paid to parent	(500)

Balance at March 26, 2006	$60,792
Net earnings	1,612
Dividends paid to parent	—

Balance at June 25, 2006	$62,404

See accompanying notes to unaudited condensed financial statements.

NORLIGHT TELECOMMUNICATIONS, INC.

Notes to Unaudited Condensed Financial Statements

(in thousands except for per share amounts)

1	BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared by Norlight Telecommunications, Inc. in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and reflect normal and recurring adjustments, which we believe to be necessary for a fair presentation. As permitted by these regulations, these statements do not include all of the information and footnotes required by U.S. generally accounting principles for annual financial statements. However, we believe that the disclosures are adequate to make the information presented not misleading. The operating results for the two quarters ended June 25, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006. You should read these unaudited condensed financial statements in conjunction with the financial statements and the notes thereto included in our Registration Statement on Form 10 for the year ended December 25, 2005.

2	ACCOUNTING PERIODS

Our fiscal year is a 52-53 week year ending on the last Sunday of December in each year. In addition, we have four quarterly reporting periods, each consisting of 13 weeks and ending on a Sunday, provided that once every six years, the fourth quarterly reporting period will be 14 weeks. The 2006 fiscal year ends on December 31st and is a 53 week year with a 14 week fourth quarter.

3	STOCK-BASED COMPENSATION

Effective December 26, 2005, we adopted Statement of Financial Accounting Standards Statement No. 123(R), “Share-Based Payment” (SFAS No. 123(R)), using the modified prospective application transition method. Under the modified prospective application transition method, the fair value and recognition provisions of SFAS No. 123(R) are applied to stock-based awards granted or modified subsequent to the date of adoption and prior periods are not restated. Before we adopted SFAS 123(R), we accounted for stock-based compensation by using the intrinsic value-based method in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Stock-based compensation cost for restricted stock and performance units was reflected in net earnings prior to December 26, 2005.

As a result of adopting SFAS 123(R), our earnings before income taxes and net earnings for the two quarters of 2006 would not be materially different than if we had continued to account for share-based compensation under APB No. 25. During the two quarters of 2006, we recognized $32 in stock-based compensation expense. Total income tax benefit recognized related to stock-based compensation for the two quarters of 2006 was $13. We recognize compensation expense on a straight-line basis over the service period based upon the fair value of the award on the grant date. There was no impact on cash flows from operating or financing activities during the two quarters of 2006. As of June 25, 2006, total unrecognized compensation cost related to stock-based compensation awards was $130, net of estimated forfeitures. Stock-based compensation expense is included in selling and administrative expenses in our condensed statement of earnings.

The 2003 Equity Incentive Plan rewards key employees for achieving designated corporate and individual performance goals. Awards may be granted in any one or a combination of stock grants, non-statutory stock options, incentive stock options, performance unit grants and stock unit grants. Subject to certain adjustments, 6,000,000 shares of our parent company’s class B common stock are authorized to be issued under the plan. Not more than 3,000,000 shares of our parent company’s class B common stock may be issued under the plan in the form of stock grants, performance unit grants or stock unit grants.

Non-statutory stock options

The compensation committee of our parent company’s board of directors may grant non-statutory stock options to employees and directors at a purchase price equal to at least the fair market value of our parent company’s class B common stock on the grant date for an exercise term determined by the committee, but not more than ten years from the grant date.

NORLIGHT TELECOMMUNICATIONS, INC.

Notes to Unaudited Condensed Financial Statements

(in thousands except for per share amounts)

3	STOCK-BASED COMPENSATION (continued)

In 2004, certain of our employees were granted options to purchase our parent company’s class B common stock. The fair value of these options of $6.61 per option was calculated using the Black-Scholes option pricing model. These options become exercisable three years from the grant date for a period of up to seven years. No stock options were granted to our employees in 2005 or the two quarters of 2006.

A summary of non-statutory stock option activity during the two quarters of 2006 is:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (years)
Outstanding at December 26, 2005	2,750	$19.95

Outstanding at June 25, 2006	2,750	19.95	4.6

Exercisable at June 25, 2006	—

Stock grants

Each stock grant may be accompanied by restrictions, or may be made without any restrictions, as the compensation committee of our parent company’s board of directors determines. Such restrictions may include requirements that the participant remain in our continuous employment for a specified period of time, or that we or the participant meet designated performance goals. We value restricted stock grants at the closing market price of our parent company’s class A common stock on the grant date.

A summary of stock grant activity during the two quarters of 2006 is:

	Shares	Weighted Average Fair Value
Outstanding at December 26, 2005	7,750	$16.25
Granted	7,100	12.68

Outstanding at June 25, 2006	14,850	14.54

During the two quarters of 2005, 8,250 stock grants were issued to our employees at a weighted-average fair value of $16.25, of which 500 shares have since forfeited. There were no stock grants vested during the two quarters of 2006. The stock grants vest three years from the grant date.

Performance unit grants or stock unit grants

Each stock unit entitles the participant to a cash payment equal to the fair market value of one share of our parent company’s class B common stock and will have a value established by the compensation committee of our board of directors. Each performance unit grant and stock unit grant will be accompanied by restrictions as may be determined in the discretion of the committee. Such restrictions may include, without limitation, requirements that the participant remain in our continuous employment for a specified period of time or meet designated performance goals. There were 1,837 performance units granted to one of our employees in 2005. There were no performance units granted in the two quarters of 2006. The number of performance units granted is determined by multiplying the participant’s base salary by his or her target percentage of salary, which target ranges by participant from 100% to 50%, then dividing by the initial performance unit value of $100 per unit. A Total Shareholder Return calculation is performed at the end of the performance period, which will be December 31, 2006 for the current performance cycle in place, to determine the value of each performance unit. Each participant will receive an amount payable that ranges between $0 and $150 per performance unit payable 50% in cash and 50% in our parent company’s class B common stock.

NORLIGHT TELECOMMUNICATIONS, INC.

Notes to Unaudited Condensed Financial Statements

(in thousands except for per share amounts)

3	STOCK-BASED COMPENSATION (continued)

The per share fair value of performance units granted on February 8, 2005 was $48.47 which we determined using a Monte Carlo simulation and the following assumptions:

Average risk-free interest rate	3.33%
Expected dividend yield	1.40%
Expected volatility (Journal Communications)	0.22
Expected volatility (S&P 500 index)	0.14

The average risk-free interest rate is based on the two-year U.S. Treasury bond rate in effect as of the grant date. The expected dividend yield is based on the expected annual dividend as a percentage of the market value of our parent company’s common stock as of the grant date. We determined the expected volatility based on our parent company’s historical volatility over two years using daily stock price observation.

In the second quarter of 2006, the cash liability portion of the performance unit grants of $47 was reversed into income because payment of the award is no longer expected to occur. As of June 25, 2006, $33 is accrued for the stock portion of the performance unit awards in accordance with SFAS 123(R).

Employee stock purchase plan

The 2003 Employee Stock Purchase Plan permits eligible employees to purchase our parent company’s class B common stock at 90% of the fair market value measured as the closing market price of our parent company’s class A common stock on the day of purchase. We recognize compensation expense equal to the 10% discount of the fair market value. During the two quarters of 2006 and 2005, 3,711 and 1,688 class B common shares, respectively, were sold to our employees under this plan at a weighted average fair value of $12.56 in the first quarter of 2006 and $16.26 in the first quarter of 2005.

Prior year pro forma expense

The following table illustrates the effect on net earnings as if the fair value-based method provided by SFAS No. 123, “Accounting for Stock-Based Compensation”, had been applied for all outstanding and unvested awards for periods prior to the adoption of SFAS 123(R):

Two Quarters Ended June 26, 2005
Net earnings as reported	$9,050
Add compensation cost of restricted stock, net of related tax effects, included in the determination of net earnings as reported	10
Deduct stock based compensation determined under fair value-based method, net of related tax effects:
Stock options	(2)
Employee stock purchase plan	(2)
Restricted stock	(10)

Pro forma net earnings including the effect of stock compensation expense	$9,046

NORLIGHT TELECOMMUNICATIONS, INC.

Notes to Unaudited Condensed Financial Statements

(in thousands except for per share amounts)

4	INVENTORIES

Inventories are stated at the lower of cost (first in, first out method) or market. Inventories at June 25, 2006 and December 25, 2005 consisted of the following:

	June 25, 2006	December 25, 2005
Materials	$618	$703
Work in process	252	180
Less obsolescence reserve	(73)	(155)

Inventories, net	$797	$728

5	RELATED PARTY NOTES RECEIVABLE FROM/PAYABLE TO PARENT

We have a promissory note that allows us to borrow, repay and re-borrow funds from our parent company. We also occasionally advance funds to our parent based on our excess cash flow. The defined rate of interest is adjusted periodically. The interest rate on borrowings from and advances to our parent company is equal to the interest rate at which our parent company borrows from its lenders but not below the minimum applicable Federal short-term rate for such month (as defined at Section 1274(d), or any successor section, of the Internal Revenue Code of 1986 as amended). As of June 25, 2006, we had a receivable from our parent of $1,522 at a weighted average interest rate of 5.59%.

6	PROPERTY AND EQUIPMENT

Included in property and equipment are capital leases, categorized as IRUs (Indefeasible Rights of Use), in the amount of $11,491 and $11,165 as of June 25, 2006 and December 25, 2005, respectively. The accumulated amortization associated with these capital leases is included in accumulated depreciation, in the amount of $2,522 and $2,179 as of June 25, 2006 and December 25, 2005, respectively.

7	EMPLOYEE BENEFIT PLANS

The components of our net periodic benefit costs for our employees covered under our parent company’s defined benefit and non-qualified pension plans and postretirement health benefit plan are as follows:

	Pension Benefits
	Two Quarters Ended
	June 25, 2006	June 26, 2005
Service cost	$275	$298
Interest cost	165	145
Expected return on plan assets	(193)	(181)
Amortization of:
Unrecognized prior service cost	(9)	(9)
Unrecognized net loss	43	49

Net periodic benefit cost included in selling and administrative expenses	$281	$302

	Other Postretirement Benefits
	Two Quarters Ended
	June 25, 2006	June 26, 2005
Service cost	$51	$38
Interest cost	38	27
Amortization of unrecognized net loss	1	18

Net periodic benefit cost included in selling and administrative expenses	$90	$83

NORLIGHT TELECOMMUNICATIONS, INC.

Notes to Unaudited Condensed Financial Statements

(in thousands except for per share amounts)

8	GOODWILL AND OTHER INTANGIBLE ASSETS

Definite-lived Intangible Assets

Our definite-lived intangible asset consists of a customer list. We amortize the customer list on a straight line basis over a period of five years.

Amortization expense was $179 for the two quarters ended June 25, 2006. Estimated amortization expense is $360 for 2006, 2007, and 2008, and $336 for 2009.

The gross carrying amount, accumulated amortization and net carrying amount of our customer list as of June 25, 2006 and December 25, 2005 are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
June 25, 2006	$1,797	$(560)	$1,237

December 25, 2005	$1,797	$(381)	$1,416

Goodwill

We had $188 of goodwill as of June 25, 2006 and December 25, 2005.

9	COMMITMENTS

As a subsidiary of Journal Communications, Inc., we are a guarantor, along with all of their other subsidiaries, of their obligations under their unsecured revolving credit facility. As of June 25, 2006, our parent company had outstanding borrowings under their revolving credit facility of $274,660.